Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of May 20, 2020

by and between

akorn holdings topco llc, as Purchaser,

and

AKORN, Inc., as the Company,

and

the other Sellers named herein

i

3.25.	Bank Accounts	40
3.26.	No Other Representations or Warranties	40

Article IV Representations and Warranties of Purchaser		40

4.1.	Organization and Qualification	40
4.2.	Authorization of Agreement	41
4.3.	Conflicts; Consents	41
4.4.	Financing	42
4.5.	Brokers	42
4.6.	Credit Bid	42
4.7.	No Litigation	42
4.8.	Certain Arrangements	42
4.9.	Investment Representation; Investigation	42
4.10.	No Additional Representations or Warranties	42

Article V Bankruptcy Court Matters		43

5.1.	Bankruptcy Actions	43
5.2.	Cure Costs	44
5.3.	Sale Order	45
5.4.	Sale Free and Clear	45
5.5.	Approval	45

Article VI Covenants and Agreements		46

6.1.	Conduct of Business of Sellers	46
6.2.	Access to Information	51
6.3.	Employee Matters	53
6.4.	Regulatory Matters	56
6.5.	Antitrust Notification	58
6.6.	Reasonable Efforts; Cooperation	59
6.7.	Notification of Certain Matters	59
6.8.	Further Assurances	60
6.9.	Insurance Matters	60
6.10.	Receipt of Misdirected Assets	61
6.11.	Acknowledgment by Purchaser	61
6.12.	Directors’ and Officers’ Indemnification	63
6.13.	No Successor Liability	63
6.14.	Change of Name	64
6.15.	Excluded Subsidiaries; Cash Repatriation	64
6.16.	Communications with Customers and Suppliers	65
6.17.	Exclusive License	65
6.18.	Treatment of Contracts	66
6.19.	Retained Privileged Materials	66

Article VII Conditions to Closing		66

7.1.	Conditions Precedent to the Obligations of Purchaser and Sellers	66
7.2.	Conditions Precedent to the Obligations of Purchaser	67
7.3.	Conditions Precedent to the Obligations of the Company	68

Article VIII Termination		68

8.1.	Termination of Agreement	68
8.2.	Effect of Termination	71

Article IX Taxes		71

9.1.	Transfer Taxes	71
9.2.	Allocation of Purchase Price	71
9.3.	Cooperation	72
9.4.	Preparation of Tax Returns and Payment of Taxes	72
9.5.	“G” Reorganization	73

Article X Miscellaneous		74

10.1.	Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers	74
10.2.	Expenses	75
10.3.	Notices	75
10.4.	Assignment	76
10.5.	Amendment and Waiver	77
10.6.	Third Party Beneficiaries	77
10.7.	Non-Recourse	77
10.8.	Severability	77
10.9.	Construction	78
10.10.	Schedules	78
10.11.	Complete Agreement	78
10.12.	Specific Performance	79
10.13.	Jurisdiction and Exclusive Venue	79
10.14.	Governing Law; Waiver of Jury Trial	80
10.15.	Counterparts and PDF	80
10.16.	Publicity	81
10.17.	Bulk Sales Laws	81
10.18.	No Solicitation	81

Article XI Additional Definitions and Interpretive Matters		82

11.1.	Certain Definitions	82
11.2.	Index of Defined Terms	94
11.3.	Rules of Interpretation	96

INDEX OF EXHIBITS

EXHIBIT A	FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT B	FORM OF PATENT ASSIGNMENT AGREEMENT

EXHIBIT C	FORM OF TRADEMARK ASSIGNMENT AGREEMENT

EXHIBIT D	FORM OF BIDDING PROCEDURES ORDER

EXHIBIT E	FORM OF SPECIAL WARRANTY DEED

EXHIBIT F	FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

EXHIBIT G	WIND-DOWN BUDGET

EXHIBIT H	FORM OF SALE ORDER

Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”), dated as of May 20, 2020, by and among Akorn Holdings Topco LLC, a Delaware limited liability company (“Purchaser”), Akorn, Inc., a Louisiana corporation (the “Company”), and the Subsidiaries of the Company that are indicated on the signature pages attached hereto (together with the Company, each a “Seller” and collectively “Sellers”). Purchaser and Sellers are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings set forth herein or in Article XI.

Whereas, the Company and the other Sellers intend to file voluntary petitions for relief (collectively, the “Petitions”) under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), to be jointly administered for procedural purposes (collectively, the “Bankruptcy Case”);

Whereas, Purchaser desires to purchase the Acquired Assets and assume the Assumed Liabilities from Sellers, and Sellers desire to sell, convey, assign, and transfer to Purchaser the Acquired Assets together with the Assumed Liabilities, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, Sections 105, 363 and 1142 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and subject to entry of the Sale Order; and

WHEREAS, the board of directors (or similar governing body) of each Seller has determined that it is advisable and in the best interests of such Seller and its constituencies to enter into this Agreement and to consummate the transactions provided for herein, subject to entry of the Sale Order, and each has approved the same.

Now, Therefore, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound hereby, Purchaser and Sellers hereby agree as follows.

Article I

Purchase and Sale of the Acquired Assets;
Assumption of Assumed Liabilities

1.1.          Purchase and Sale of the Acquired Assets. On the terms and subject to the conditions set forth herein and in the Sale Order, at the Closing, Sellers shall sell, transfer, assign, convey, and deliver to Purchaser or a Designated Purchaser, and Purchaser or a Designated Purchaser shall purchase, acquire, and accept from Sellers, all of Sellers’ right, title and interest in and to the Acquired Assets as of the Closing, free and clear of all Encumbrances other than Permitted Encumbrances. “Acquired Assets” means all of the properties, rights, interests and other assets of Sellers as of the Closing of every kind and nature, whether tangible or intangible (including goodwill), real, personal, or mixed, known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP or specifically referred to in this Agreement, including any such properties, rights, interests, and other assets acquired by Sellers after the date hereof and prior to the Closing in accordance with Section 6.1, including the following properties, rights, interests and other assets of Sellers, but excluding in all cases, the Excluded Assets:

(a)           other than any Excluded Cash, (i) all Cash and Cash Equivalents and (ii) all deposits (including maintenance deposits, customer deposits, and security deposits for rent, electricity, telephone or otherwise) or prepaid or deferred charges and expenses, including all lease and rental payments that have been prepaid by any Seller and are not referenced in Section 1.1(f) or Section 1.1(p);

(b)           subject to Section 1.5, all Contracts to which any Seller is a party, including the Contracts listed on Schedule 1.1(b), and all purchase orders (the “Assigned Contracts”), and which schedule may be modified from time to time after the date hereof in accordance with Section 1.5, and, in each case, all rights under any such Assigned Contracts;

(c)           all trade and non-trade accounts receivable, notes receivable, negotiable instruments and chattel paper owned or held, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, but, in each case, for purposes of this Section 1.1(c), excluding any intercompany Indebtedness among Sellers and any amounts owing from any Excluded Subsidiary; provided, however, that Acquired Assets shall include the intercompany receivable described on Schedule 1.1(c);

(d)           other than any Documents whose transfer to Purchaser is prohibited by applicable Law, and subject to Section 1.2(c), all Documents, including (i) all Regulatory Documentation and Tax Returns (subject to Section 6.2(c) and Sellers’ right to retain copies of such Tax Returns) (and any related work papers) relating to the other Acquired Assets or Assumed Liabilities, and (ii) subject to Section 6.2(c) and Sellers’ right to retain copies thereof, those prepared or received by or on behalf of any Seller in connection with the sale of the Acquired Assets, this Agreement, or the transactions contemplated hereby, including (A) all records and reports prepared or received by Sellers, any of their respective Affiliates or Advisors in connection with the sale of the Acquired Assets and the transactions contemplated hereby, and (B) all bids and expressions of interest received from third parties with respect to the acquisition of any of Sellers’ businesses or assets;

(e)           the Owned Real Property listed on Schedule 1.1(e) (the “Acquired Owned Real Property”);

(f)           the Leased Real Property listed on Schedule 1.1(f) (the “Acquired Leased Real Property”), including any Leasehold Improvements and all permanent fixtures, improvements, and appurtenances thereto and including any security deposits or other deposits delivered in connection therewith;

(g)           other than the assets set forth on Schedule 1.1(g)(i), all tangible assets (including Equipment, accessories, materials, machinery and all other similar items of tangible personal property or capital assets) of Sellers, including any tangible assets of Sellers located at any Acquired Leased Real Property or Acquired Owned Real Property or any location set forth on Schedule 1.1(g)(ii) and any other tangible assets on order to be delivered to any Seller;

(h)           all rights against third parties (including suppliers, vendors, merchants, manufacturers and counterparties to leases, licensees, licensors or of the Company or any of its Subsidiaries arising under or related to any Assigned Contract, other Acquired Asset or Assumed Liability), including causes of action, claims, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds (including Tax refunds (i) with respect to the Acquired Assets, except to the extent any anticipated Tax refund is taken into account in reducing the Wind-Down Amount, and/or (ii) arising from the carryback of any net operating loss to a prior taxable year, whenever received, or the amount of any cash with respect to such Tax refund, including any amount received in respect of the federal income Tax refund filings described on Schedule 1.1(h)), Actions, rights of set off, rights of recovery, rights of subrogation, rights of recoupment, rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties or other similar rights, in each case with respect to Assumed Liabilities or arising from the use, ownership, possession, operation, business integration operation, sale or lease of any Acquired Assets;

(i)            to the extent transferrable under applicable Law, all of the rights, interests and benefits accruing under all Permits and Governmental Authorizations, and all pending applications therefor;

(j)            subject to Section 6.15, all shares of capital stock or other equity interests that any Seller owns, directly or indirectly, in the Subsidiaries set forth on Schedule 1.1(j) (the “Acquired Subsidiaries”), including any securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or other equity interests, investments or contributions in the Acquired Subsidiaries;

(k)           the sponsorship of each Assumed Benefit Plan and all right, title and interest in any assets thereof or relating thereto;

(l)            all Company Owned Intellectual Property, all rights to collect royalties and proceeds in connection therewith, all rights to sue and recover for past, present and future infringements, dilutions, misappropriations of, or other conflicts with, such Company Owned Intellectual Property and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

(m)          all goodwill, payment intangibles and general intangible assets and rights of Sellers;

(n)           all Inventory of Sellers whether or not obsolete or carried on Sellers’ books of account, in each case, with any transferable warranty and service rights related thereto;

(o)           all Product Registrations, Registration Information, and all other data and information regarding the development and commercialization of the Products, including all safety and efficacy databases, clinical data, non-clinical data and related books and records;

(p)           all credits, prepaid expenses, deferred charges, advance payments, refunds, rights of set-off, rights of recovery, security deposits, prepaid items and duties to the extent related to the other Acquired Assets (including Assigned Contracts) or the Assumed Liabilities;

(q)           except with respect to any Excluded Confidentiality Arrangements, all rights and obligations under non-disclosure, confidentiality, and similar arrangements with (or for the benefit of) employees and agents of Sellers or with third parties (including any non-disclosure, confidentiality agreements or similar arrangements entered into in connection with or in contemplation of the filing of the Bankruptcy Case and the Auction contemplated by the Bidding Procedures Order);

(r)            (i) all Avoidance Actions relating to the Acquired Assets and/or Assumed Liabilities, including actions relating to vendors and service providers that are counterparties to Assigned Contracts or relating to Assumed Liabilities (collectively, the “Acquired Avoidance Actions”) and (ii) all rights, claims, causes of action, rights of recovery, rights of set-off, and rights of recoupment existing as of the Closing of any Seller against any Transferred Employee or any employee of any Acquired Subsidiary;

(s)            all insurance benefits, including rights and proceeds, to the extent arising from or relating to any of the Acquired Assets or Assumed Liabilities (including returns and refunds of any premiums paid, or other amounts due back to Sellers, with respect to cancelled policies); and

(t)            except for the Excluded Bank Accounts, all of Sellers’ bank accounts.

At any time at least one (1) Business Day prior to the Closing, Purchaser may, in its sole discretion and by written notice to the Company, designate any of the Acquired Assets (other than (A) any purchase orders (except a purchase order entered into in connection with, or otherwise governed by, any Excluded Contract) and any Assumed Benefit Plans, and (B) any Contracts, the treatment of which are the subject of Section 1.5(b)) as additional Excluded Assets, which notice shall set forth in reasonable detail the Acquired Assets so designated. Purchaser acknowledges and agrees that there shall be no reduction in the Purchase Price if it elects to designate any Acquired Assets as Excluded Assets pursuant to the operation of this paragraph. Notwithstanding any other provision hereof to the contrary, the Liabilities of Sellers under or related to any Acquired Asset designated as an Excluded Asset pursuant to this paragraph will constitute Excluded Liabilities.

1.2.          Excluded Assets. Notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be deemed to sell, transfer, assign, or convey, and Sellers shall retain all right, title and interest to, in and under the following assets, properties, interests and other interests of such Seller (collectively, the “Excluded Assets”):

(a)           any Excluded Cash, if applicable, and any retainers or similar amounts paid to Advisors or other professional service providers (which amounts shall be taken into account in the Wind-Down Budget and determining the Wind-Down Adjustment Amount);

(b)           each Contract of any Seller that is listed on Schedule 1.2(b), which schedule may be modified from time to time after the date hereof in accordance with Section 1.5 (the “Excluded Contracts”);

(c)           all Documents (i) to the extent (and solely to the extent) exclusively related to any of the Excluded Assets or Excluded Liabilities; (ii) minute books, organizational documents, stock registers and such other similar books and records of any Seller (excluding, for the avoidance of doubt, the Acquired Subsidiaries) as pertaining to ownership, organization or existence of such Seller (other than Tax Returns described in Section 1.1(d)), or any corporate seal of any Seller (other than an Acquired Subsidiary); or (iii) that any Seller is required by applicable Law to retain; provided that, to the extent not prohibited by applicable Law, Purchaser shall have the right to make copies of such Documents (or any portions thereof);

(d)           all materials, Documents, reports and records of a Seller or any of its Affiliates that are subject to any attorney-client privilege and the transfer of which to Purchaser would result in the waiver of any such privilege (“Retained Privileged Materials”);

(e)           without prejudice to Section 6.9, all current and prior director and officer insurance policies, and all rights and benefits of any nature of Sellers with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries under such insurance policies;

(f)            all membership interests or other equity interests of any Seller or any of their respective Subsidiaries (excluding the Acquired Subsidiaries) (the “Excluded Subsidiaries”), or securities convertible into, exchangeable, or exercisable for any such membership interests or other equity interests of such Excluded Subsidiaries but excluding, for the avoidance of doubt, any investment or contribution described on Schedule 1.2(f);

(g)           other than the Acquired Avoidance Actions, all other rights, claims, causes of action, rights of recovery, rights of set-off, and rights of recoupment existing as of the Closing of any Seller, in each case, solely to the extent (y) related to any other Excluded Assets or any Excluded Liabilities and (z) not against any Transferred Employee or employee of any Acquired Subsidiary;

(h)           Sellers’ claims or other rights under this Agreement, including the right to be paid the Purchase Price hereunder at the Closing in accordance with the terms hereof, or Sellers’ rights under any agreement, certificate, instrument, or other document executed and delivered between any Seller and Purchaser in connection with the transactions contemplated hereby entered into on or after the date hereof;

(i)            subject to Section 1.1(h), all Tax attributes that are not transferred by the operation of applicable Tax Law;

(j)            all real estate and all interests in real estate (including any Leasehold Improvements thereon), other than the Acquired Owned Real Property and the Acquired Leased Real Property (including, for the avoidance of doubt, any Leasehold improvements thereon);

(k)           every asset of Sellers that would otherwise constitute an Acquired Asset (if owned immediately prior to the Closing) if conveyed or otherwise disposed of during the period from the date hereof until the Closing Date (i) in compliance with the terms and conditions of this Agreement (including Section 6.1) or (ii) if Purchaser otherwise agrees, in writing after the date hereof, to such conveyance or other disposition;

(l)            the tangible assets (including Equipment, accessories, materials, machinery and all other similar items of tangible personal property or capital assets) of Sellers expressly set forth on Schedule 1.1(g)(i);

(m)          any Excluded Confidentiality Arrangements, if applicable;

(n)           the Excluded Bank Accounts (but not, for the avoidance of doubt, any Cash and Cash Equivalents, or any other property or assets, held or deposited in such Excluded Bank Accounts other than Excluded Cash, if any);

(o)           any asset, property, interest or other interest of a Seller which is an Excluded Asset by operation of Section 6.15; and

(p)           the properties and assets set forth on Schedule 1.2(p).

1.3.          Assumption of Certain Liabilities. On the terms and subject to the conditions set forth herein and in the Sale Order, effective as of the Closing, Purchaser or a Designated Purchaser shall assume from Sellers (and from and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and Sellers shall convey, transfer, and assign to Purchaser or a Designated Purchaser, only the following Liabilities (and no other Liabilities, which other Liabilities shall be retained by Sellers), without duplication and only to the extent not paid, performed, discharged or otherwise satisfied prior to the Closing (collectively, the “Assumed Liabilities”):

(a)           all Liabilities of Sellers arising from the Assigned Contracts, solely to the extent arising from periods occurring after the Closing and excluding, for the avoidance of doubt, any Liabilities contemplated by Section 1.4(e);

(b)           all cure costs required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts (the “Cure Costs”);

(c)           all Liabilities arising out of the ownership or operation of the Acquired Assets, in each case, by Purchaser solely to the extent arising from periods occurring after the Closing and excluding, for the avoidance of doubt, any Liabilities contemplated by Section 1.4(e);

(d)           all (i) accrued trade and non-trade payables, (ii) open purchase orders (except a purchase order entered into in connection with, or otherwise governed by, any Excluded Contract), (iii) Liabilities arising under drafts or checks outstanding at Closing, (iv) accrued royalties, (v) accrued compensation, employee expenses and benefits in each case for Transferred Employees, but excluding workers’ compensation claims for injuries occurring prior to the Closing, and (vi) all Liabilities arising from rebates, returns, recalls, chargebacks, coupons, discounts, failure to supply claims and similar obligations, in each case, to the extent (and solely to the extent) (x) incurred in the Ordinary Course and otherwise in compliance with the terms and conditions of this Agreement (including Section 6.1) and (y) not arising under or otherwise relating to any Excluded Asset;

(e)           Assumed Taxes;

(f)            subject to Section 6.15, the sponsorship of, and all Liabilities at any time arising under, pursuant to or in connection with, the Seller Plans (the “Assumed Benefit Plans”), and all Liabilities for compliance with the requirements of Section 4980B of the Code with respect to all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulations §54.4980B-9;

(g)           to the extent, and solely to the extent, arising from Purchaser’s failure to comply with Section 6.3, all Liabilities related to Purchaser’s selection of employees, including any failure to extend offers of employment, pursuant to Section 6.3 and any Liabilities for severance or under the WARN Act, in each case, that (i) constitute bankruptcy administrative expenses of Sellers and (ii) result from or arise out of Purchaser’s failure to make an offer of employment to any employees or any Sellers’ subsequent termination of such employee’s employment in connection with or following the Closing;

(h)           all Liabilities owing to any Subsidiary of the Company, other than to an Excluded Subsidiary;

(i)            Liabilities arising under Section 503(b)(9) of the Bankruptcy Code;

(j)            all Liabilities and obligations of Sellers for compliance with ISRA at the Acquired Leased Real Property in New Jersey; and

(k)           all Liabilities, if any, set forth on Schedule 1.3(k).

The assumption by Purchaser (or a Designated Purchaser) of any Assumed Liability shall not, in any way, expand the rights of any third party relating thereto.

1.4.          Excluded Liabilities. Purchaser and the Designated Purchaser(s) (if any) shall not assume and shall not be deemed to have assumed, nor shall be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of, or Action against, Sellers or relating to the Acquired Assets, of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing prior to or on the Closing Date or arising thereafter as a result of any act, omission, or circumstances taking place prior to the Closing, other than the Assumed Liabilities, and Sellers shall be solely and exclusively liable for any and all such Liabilities, including those Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a)           except to the extent of any Liabilities expressly assumed pursuant to Section 1.3, all Liabilities arising out of, relating to or otherwise in respect of the Acquired Assets or the operation of the business of Sellers arising on or prior to the Closing;

(b)           all Liabilities to the extent relating to or otherwise arising, whether before, on or after the Closing, out of, or in connection with, any of the Excluded Assets;

(c)           except to the extent of any Liabilities expressly assumed pursuant to Sections 1.3(d)(v), 1.3(g), and 1.3(i) and without prejudice to Section 6.3, any and all Liabilities in respect of the Excluded Contracts and any other Contracts to which any Seller is party or is otherwise bound that are not Assigned Contracts;

(d)           except to the extent of any Liabilities expressly assumed pursuant to Sections 1.3(d) or 1.3(h), any and all Liabilities of Sellers for Indebtedness;

(e)           all Liabilities arising from or related to any Action (whether civil, criminal, administrative, investigative, or informal) against the Company or any of its Subsidiaries (including, for the avoidance of doubt, any Action related to fraud, breach of fiduciary duty, misfeasance or under any other theory relating to conduct, performance or non-performance of the Company or any of its Subsidiaries, or any of their respective directors, officers, or employees), or related to the Acquired Assets or the Assumed Liabilities, pending or threatened or having any other status or with respect to facts, actions, omissions, circumstances or conditions existing, occurring or accruing prior to the Closing Date (including any breach, default, failure to perform, torts related to performance, violations of Law, infringements or indemnities, guaranties and overcharges, underpayments or penalties, whether in respect of any Contract, agreement, arrangement, promise or understanding of any kind), including any successor liability claims or that may be owed to or assessed by, any Governmental Body or other Person, and whether commenced, filed, initiated, or threatened prior to, on or following the Closing;

(f)           except to the extent of any Liabilities expressly assumed pursuant to Section 1.3(g) and without prejudice to Sections 10.2, 6.3 or 1.3(b), all costs and expenses incurred or to be incurred by Sellers in connection with the drafting, preparation, negotiation, diligence, execution, and performance of this Agreement and the consummation of the transactions contemplated hereby;

(g)           except to the extent of any Liabilities expressly assumed pursuant to Sections 1.3(d), 1.3(f), or 1.3(g) and without prejudice to Section 6.3, all Liabilities related to any current or former employee of the Company or of any Subsidiary of the Company (other than all Liabilities related to the Transferred Employees arising on or after the date such applicable Employee becomes a Transferred Employee, including under the WARN Act);

(h)           all Liabilities for any Taxes (including Taxes payable by reason of contract, assumption, transferee or successor Liability, operation of Law, pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of any state or local law) or otherwise: (i) arising or relating to any Pre-Closing Tax Period (including any Straddle Period Taxes), (ii) owed by any of Sellers (whether or not relating to a Pre-Closing Tax Period), including pursuant to any Tax sharing, Tax indemnity or similar agreement or arrangement to which any Seller (or any Affiliate thereof) is obligated under or a party to, (iii) arising in connection with the consummation of the transactions contemplated by this Agreement, and (iv) Taxes arising from or in connection with an Excluded Asset), in each case, other than to the extent such Tax is an Assumed Tax;

(i)            except to the extent of any Liabilities expressly assumed pursuant to Sections 1.3(d) or 1.3(f) and without prejudice to Section 6.3, all Liabilities arising out of, relating to, or with respect to any and all Employees and contractors of the Company or any of its Subsidiaries arising at any time on or prior to the Closing;

(j)            except to the extent of any Liabilities expressly assumed pursuant to Section 1.3(f) and without prejudice to Sections 1.5 or 6.3, all Liabilities of Sellers arising out of any Contract, agreement, Permit, franchise or claim that is not transferred to Purchaser as part of the Acquired Assets or, is not transferred to Purchaser because of any failure to obtain any Consent or Governmental Authorization required for such transfer;

(k)           subject to Section 1.3(j), all Liabilities of Sellers arising under or pursuant to Environmental Laws, including with respect to any real property owned, operated, leased or otherwise used by Sellers, whether or not used in the Ordinary Course, including any Liabilities for noncompliance with Environmental Laws or the Release of Hazardous Substances, to the extent arising as a result of any act, omission, or circumstances taking place on or prior to the Closing, whether known or unknown as of the Closing;

(l)            drafts or checks outstanding as of the Closing (except to the extent expressly stated as an Assumed Liability in Section 1.3(d)); and

(m)           all Liabilities set forth on Schedule 1.4(m).

Purchaser hereby acknowledges and agrees that no Liability of any Non-Debtor Subsidiary shall be an Excluded Liability and that all Liabilities of any Non-Debtor Subsidiary as of the Closing shall continue to be the Liabilities of such Non-Debtor Subsidiary following the Closing; provided, and notwithstanding the foregoing provisions of this sentence to the contrary, Sellers hereby acknowledge and agree that any Liability of an Excluded Subsidiary (other than Sellers) shall, at and following the Closing, not be an Assumed Liability.

1.5.            Assumption/Rejection of Certain Contracts.

(a)           Assumption and Assignment of Executory Contracts. Schedule 1.5(a) sets forth a list of all executory Contracts (including all Leases with respect to Leased Real Property) to which, to the Knowledge of Sellers, one or more Sellers are party or to which any of their assets are bound and which are to be included in the Assigned Contracts. From time to time, and as reasonably requested by Purchaser, Sellers shall update Schedule 1.5(a). Sellers shall provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to any executory Contracts or unexpired leases that are Assigned Contracts and take all other actions necessary or otherwise required to cause such Contracts to be assumed by Sellers and assigned to Purchaser or any other Designated Purchaser pursuant to Section 365 of the Bankruptcy Code to the extent that such Contracts are Assigned Contracts as of the Closing (including (x) serving on all non-Seller counterparties to all of their Contracts a notice specifically stating that Sellers are or may be seeking the assumption and assignment of such Contract(s) and of the deadline for objecting to the Cure Costs or any other aspect of the proposing assumption and assignment of their Contracts to Purchaser and (y) taking, as promptly as practicable, all other actions reasonably requested by Purchaser to facilitate any negotiations with the counterparties to such Assigned Contracts and to obtain an Order, including a finding that the proposed assumption and assignment of the Assigned Contracts to Purchaser satisfies all applicable requirements of Section 365 of the Bankruptcy Code). The Sale Order shall provide that as of and conditioned on the occurrence of the Closing, Sellers shall assign or cause to be assigned to Purchaser or a Designated Purchaser, as applicable, the Assigned Contracts, each of which shall be identified by the name or appropriate description and date of the Assigned Contract (if available), the other party to the Assigned Contract and the address of such party for notice purposes, a notice filed in connection with the motion for approval of the Sale Order or a separate motion for authority to assume and assign such Assigned Contracts. Such exhibit shall also set forth Sellers’ good faith estimate of the amounts necessary to cure any defaults under each of the Assigned Contracts as determined by Sellers based on Sellers’ books and records or as otherwise determined by the Bankruptcy Court. At the Closing and subject to the last paragraph of Section 1.1 and Section 1.5(b), Sellers shall, pursuant to the Sale Order, and the Assignment and Assumption Agreement(s), assume and assign to Purchaser or a Designated Purchaser (the consideration for which is included in the Purchase Price), all Assigned Contracts that may be assigned by any such Seller to Purchaser or a Designated Purchaser pursuant to Sections 363 and 365 of the Bankruptcy Code. At the Closing, Purchaser (i) shall pay all Cure Costs and (ii) shall, assume or cause to be assumed, and thereafter in due course and in accordance with its respective terms pay, fully satisfy, discharge and perform (or cause to be fully satisfied, discharged and performed) all of the obligations (other than any Excluded Liabilities) that are Assumed Liabilities under each Assigned Contract pursuant to Section 365 of the Bankruptcy Code and the Assignment and Assumption Agreements, as applicable.

(b)           Excluding or Adding Assigned Contracts Prior to Closing. Without prejudice to Section 6.18(a), Purchaser shall have the right to notify Sellers in writing of any Assigned Contract (other than any purchase order, unless such purchase order was (x) entered into in connection with, or is otherwise governed by, any Excluded Contract, or (y) entered into in breach of this Agreement after the date hereof) that it does not wish to assume or a Contract to which any Seller is a party that Purchaser wishes to add as an Assigned Contract up to one (1) Business Day prior to the Closing and (i) any such previously considered Assigned Contract that Purchaser no longer wishes to assume shall be automatically deemed removed from the Schedules related to Assigned Contracts and automatically deemed added to the Schedules related to Excluded Contracts, in each case, without any adjustment to the Purchase Price, and (ii) any such previously considered Excluded Contract that Purchaser wishes to assume as an Assigned Contract shall be automatically deemed added to the Schedules related to Assigned Contracts, automatically deemed removed from the Schedules related to Excluded Contracts, and assumed by Sellers to sell and assign to Purchaser, in each case, without any adjustment to the Purchase Price. Purchaser may request, in its reasonable business judgment, certain modifications and amendments to any Contract as a condition to such Contract becoming an Assigned Contract, and Sellers shall use their reasonable best efforts to obtain such modifications or amendments; provided, however, that, for so long as Sellers use their reasonable best efforts to obtain such modifications or amendments, the failure to obtain any such modifications or amendments shall, in and of itself, not be a condition to Purchaser’s obligation to consummate the transactions contemplated by this Agreement on the Closing Date. All reasonable and documented costs and expenses payable prior to Closing in connection with transferring any Assigned Contracts as contemplated by this Agreement (other than the Cure Costs) shall be borne by Sellers.

(c)           Non-Assignment. Notwithstanding the foregoing, a Contract shall not be an Assigned Contract hereunder and shall not be assigned to, or assumed by, Purchaser to the extent that such Contract (1) expires by its terms on or prior to such time as it is to be assumed by Purchaser as an Assigned Contract hereunder or (2) requires a Consent or Governmental Authorization (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Purchaser of the applicable Seller’s rights under such Contract in accordance with applicable Law, and such Consent or Governmental Authorization has not been obtained. In the event that any Contract that would otherwise have been assigned to Purchaser or a Designated Purchaser is deemed not to be assigned pursuant to clause (ii) of the first sentence of this Section 1.5(c), the Closing shall, subject to the satisfaction of the conditions set forth in Article VII, nonetheless take place subject to the terms and conditions set forth herein and, thereafter, through the earliest of (w) such time as such Consent or Governmental Authorization is obtained, (x) the expiration of the term of such Contract in accordance with its current term, (y) the execution of a replacement Contract by Purchaser or a Designated Purchaser and (z) the closing of the Bankruptcy Case, Sellers and Purchaser shall (A) use reasonable best efforts to secure such Consent or Governmental Authorization as promptly as practicable after the Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement proposed by Purchaser, including subcontracting, licensing, or sublicensing to Purchaser any or all of any Seller’s rights and obligations with respect to any such Assigned Contract, under which (1) Purchaser shall receive the claims, rights, remedies and benefits under, or arising pursuant to, the terms of such Assigned Contract with respect to which the Consent and/or Governmental Authorization has not been obtained and (2) subject to receiving any such claims, rights, remedies and benefits, Purchaser shall thereafter assume and bear all Assumed Liabilities with respect to such Assigned Contract from and after the Closing (as if such Assigned Contract had been transferred to Purchaser as of the Closing) in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). Upon satisfying any requisite Consent or Governmental Authorization requirement applicable to such Assigned Contract after the Closing, such Assigned Contract shall promptly be transferred and assigned to Purchaser or a Designated Purchaser in accordance with the terms of this Agreement, the Sale Order and the Bankruptcy Code, and otherwise without any further additional consideration. Without limitation of the foregoing, prior to the Closing, Sellers shall cooperate with Purchaser in connection with obtaining any Consent, including by providing Purchaser with reasonable access to and facilitating discussions with the applicable counterparties (provided Purchaser shall provide Sellers a reasonable opportunity to consult with Purchaser, and, if reasonably practicable, an opportunity to be present (but not participate) at any meeting) in respect of such Consents, and shall use reasonable best efforts to assist Purchaser with obtaining such Consents as promptly as practicable after the date hereof and prior to the Closing.

(d)           With respect to any Permit(s) reasonably required to operate the business of Sellers, Sellers shall, and shall cause their Subsidiaries to, use reasonable best efforts to obtain or cause to be obtained or made any Consent or Governmental Authorization required to sell, assign, transfer or convey such Permits at the Closing, and Purchaser shall provide reasonable cooperation to Sellers and their Subsidiaries in connection therewith as reasonably requested by Sellers, in each case to the extent obtaining or making any such Consent or Governmental Authorization is allowed to occur prior to the Closing pursuant to applicable Law. If any such Consent or Governmental Authorization is not obtained prior to the Closing, then, until the earlier of such time as (i) such Consent or Governmental Authorization is obtained by Sellers, (ii) Purchaser separately obtains any such Permit (sufficient to conduct the business of the Company and its Subsidiaries in the Ordinary Course) and (iii) the closing of the Bankruptcy Case, Sellers shall, and shall cause their respective Subsidiaries to continue to, use reasonable best efforts to obtain, or cause to be obtained, such Consent or Governmental Authorization, and Purchaser shall provide reasonable cooperation to Sellers, subject to any approval of the Bankruptcy Court that may be required, and Sellers shall, and shall cause their Subsidiaries to enter into an arrangement reasonably acceptable to Purchaser intended to both (x) provide Purchaser, to the fullest extent not prohibited by applicable Law, the claims, rights, remedies and benefits under, and pursuant to, such Permit(s) and (y) cause Purchaser, subject to Purchaser receiving such claims, rights, remedies and benefits, to assume and bear all Assumed Liabilities with respect to such Permits from and after the Closing (as if such Permit had been transferred to Purchaser as of the Closing) in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). Upon obtaining the relevant Consent or Governmental Authorization, each Seller shall, and shall cause any of its applicable Subsidiaries to, promptly sell, convey, assign, transfer and deliver to Purchaser such Permit for no additional consideration. All reasonable and documented costs and expenses payable prior to Closing in connection with transferring any Permits as contemplated by this Agreement shall be borne by Sellers.

Article II

Consideration; Payment; Closing

2.1.          Consideration; Payment.

(a)           The aggregate consideration (collectively, the “Purchase Price”) to be paid by Purchaser for the purchase of the Acquired Assets shall be: (i) the assumption of Assumed Liabilities, (ii) the credit bid of 100% of the Loan Agreement Indebtedness (the “Credit Bid Amount”) (such portion of the Purchase Price, the “Credit Bid Portion”) which amount shall be satisfied by discharging all Loan Agreement Indebtedness pursuant to section 363(k) of the Bankruptcy Code and (iii) an amount in cash equal to the amount set forth opposite “Total Wind-Down Budget Amount” in the Wind-Down Budget (the “Wind-Down Amount”). At the Closing, in lieu of paying all or any portion of the Wind-Down Amount, Purchaser may, by delivery of a written notice to Sellers at least two (2) Business Days prior to the Closing Date, instruct Sellers to retain a portion of, and not to exceed, the cash expected to be actually held at Closing by Sellers (net of written but uncashed checks) in an amount set forth in such notice and such cash shall constitute “Excluded Cash” hereunder and reduce, on a dollar for dollar basis, the Wind-Down Amount to be paid by Purchaser at the Closing.

(b)           In accordance with Section 2.1(a), Purchaser shall satisfy the Purchase Price at the Closing as to the Credit Bid Portion by discharging Sellers, and Sellers shall be deemed to be discharged, from the Loan Agreement Indebtedness in an aggregate amount equal to the Credit Bid Amount (for the avoidance of doubt, any Encumbrance and security interest of Purchaser on any asset of Sellers that is not an asset being purchased by Purchaser pursuant to this Agreement shall not be released and will continue to secure the remaining outstanding amount of the Loan Agreement Indebtedness).

(c)           Notwithstanding anything to the contrary in this Agreement, to the extent that the actual amount paid by Sellers to wind down the bankruptcy estate of Sellers for the aggregate amount of any (i) claims asserted pursuant to Section 503(b)(9) of the Bankruptcy Code, (ii) Taxes, (iii) fees and expenses of professionals engaged by Sellers, or (iv) other amounts contemplated by the Wind-Down Budget (including administrative and priority claims not assumed by Purchaser), in each case, to the extent set forth therein and, in each case, whether due to settlement or otherwise is less than the Wind-Down Amount (the amount of such difference, the “Wind-Down Adjustment Amount”), the Purchaser shall be entitled to receive the Wind-Down Adjustment Amount, and, promptly following the determination of such amount (and in no event later than two (2) Business Days following such determination), Sellers shall deliver, or cause to be delivered, to Purchaser an aggregate amount equal to the Wind-Down Adjustment Amount in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by Purchaser.

2.2.          Closing. The closing of the purchase and sale of the Acquired Assets, the delivery of the Purchase Price, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement (the “Closing”) will take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle, Chicago, Illinois 60654) at 8:00 a.m. Chicago time on the third (3rd) Business Day following full satisfaction or due waiver (by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and time as the Parties may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.3.          Closing Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver to Purchaser:

(a)           a bill of sale and assignment and assumption agreement substantially in the form of Exhibit A (the “Assignment and Assumption Agreement”) duly executed by Sellers;

(b)           a short-form patent assignment agreement substantially in the form of Exhibit B, duly executed by Sellers;

(c)           a short-form trademark assignment agreement substantially in the form of Exhibit C, duly executed by Sellers;

(d)           an assignment and assumption of lease for the leases related to the Acquired Leased Real Property (the “Acquired Leases”) substantially in the form of Exhibit F (the “Assignment and Assumption of Lease”), duly executed by Sellers;

(e)           each Seller (or, if a Seller is a disregarded entity within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii) the entity that is treated as the transferor of the relevant Acquired Assets) shall deliver a certificate to Purchaser satisfying the requirements of Treasury Regulations Section 1.1445-2(b);

(f)            an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied;

(g)           a special warranty deed (or general warranty deed if it is customary for a commercial seller to deliver a general warranty deed in any jurisdiction in which Acquired Owned Real Property is located) without any covenants by Sellers substantially in the form of Exhibit E for each Acquired Owned Real Property, in each case (i) in proper form for recordation or equivalent in accordance with applicable Law, (ii) sufficient to vest in Purchaser good and marketable title in, and fee simple ownership of, each Acquired Owned Real Property, subject only to the Permitted Encumbrances, together with (iii) any certificates, affidavits, forms and such other documents reasonably requested by Purchaser that are customary for presentation or submission when transferring real property or recording deeds in jurisdictions where the Acquired Owned Real Property is located (without expanding or supplementing any of the representations and warranties hereunder or Purchaser’s remedies with respect thereto, except as customarily required by title insurance companies in connection with the transfer of and insuring title to, in each applicable jurisdiction, commercial real estate or interests therein);

(h)           such customary affidavits and indemnities as Purchaser’s title insurance company may reasonably require (including a so-called gap indemnity) in order to issue at the Closing owner’s (and lender’s, if applicable) title insurance policy (or policies) insuring Purchaser’s (and lender’s, if applicable) fee simple title to (or in the case of a lender, security interest in) the Acquired Owned Real Property, subject to no exceptions other than Permitted Encumbrances (without expanding or supplementing any of the representations and warranties hereunder or Purchaser’s remedies with respect thereto, except as customarily required by title insurance companies in connection with the transfer of and insuring title to, in each applicable jurisdiction, commercial real estate or interests therein); and

(i)            the Seller FDA Transfer Letters, dated as of the Closing Date.

2.4.          Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to (or at the direction of) the Company:

(a)           the Assignment and Assumption Agreement, duly executed by Purchaser;

(b)           an Assignment and Assumption of Lease for each Acquired Lease, duly executed by Purchaser;

(c)           an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied;

(d)           documentation establishing that a Remediation Certification, Remediation Funding Source/Cost Review Form and Remediation Funding Source have been submitted to the New Jersey Department of Environmental Protection for the Acquired Leased Real Property in New Jersey as set forth in Section 6.4(b);

(e)           a notice concerning the beneficial owners of the Swiss Company pursuant to art. 697j of the Swiss Code of Obligations, duly signed for and behalf of Akorn Luxembourg (the sole shareholder of the Swiss Company), reflecting the status of the ownership of the Swiss Company immediately after Closing; and

(f)           satisfaction of the Purchase Price as to the Credit Bid Portion by discharging Sellers, and Sellers shall be deemed to be discharged, from the Loan Agreement Indebtedness in an aggregate amount equal to the Credit Bid Amount.

2.5.          Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as Purchaser is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, however, that at least ten (10) Business Days prior to the Closing, except with respect to compensatory payments or to the extent a Seller fails to provide the documentation described in Section 2.3(e), Purchaser must notify such Seller of any potentially applicable withholding requirement and, in the event such Seller informs Purchaser that it believes such deduction or withholding is inapplicable, the Parties shall use commercially reasonable efforts to cooperate to eliminate or reduce any such withholding obligation. To the extent that amounts are properly withheld and paid to the applicable Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article III

Representations and Warranties of Sellers

Except as (i) disclosed in the forms, reports, schedules, statements, exhibits and other documents filed with the SEC by the Company to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System during the twelve (12) months preceding the date hereof (other than any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) (the “Filed SEC Documents”) or (ii) set forth in the disclosure schedules delivered by the Company concurrently herewith (the “Schedules”) and subject to Sections 6.7 and 10.10, Sellers, jointly and severally, represent and warrant to Purchaser as follows as of the date hereof and as of the Closing Date:

3.1.          Organization and Qualification.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana and has all requisite corporate power and corporate authority necessary to carry on the its business as it is now being conducted, subject to the provisions of the Bankruptcy Code. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law), in each case, as a “foreign” entity by the applicable Secretary of State of such jurisdiction, in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  True and complete copies of the Company’s articles of incorporation and bylaws are included in the Filed SEC Documents, each of which are in full force and effect, and the Company is not in violation of any of the provisions thereof, except as would not reasonably be expected to be material to the Company.

(b)           Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite corporate or similar organizational power and authority necessary to carry on its business as it is now being conducted, subject to the provisions of the Bankruptcy Code. Each of the Company’s Subsidiaries organized in the United States is duly licensed or qualified, in each case, as a “foreign” entity by the applicable Secretary of State of such jurisdiction, to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified, licensed, and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of each such Subsidiary’s organizational documents have been made available by the Company to Purchaser prior to the date of this Agreement, each of which are in full force and effect, and each such Subsidiary is not in violation of any of the provisions of its organizational documents, except as would not reasonably be expected to be material to such Subsidiary.

(c)           Schedule 3.1(c) sets forth a true, complete and correct list of each jurisdiction in which the Company and each of the Company’s Subsidiaries is duly licensed or qualified to do business, in each case, as a “foreign” entity by the applicable Secretary of State of such jurisdiction.

3.2.          Authorization of Agreement. Each Seller has all necessary corporate or similar organizational power and authority to execute and deliver this Agreement and each of the other agreements contemplated hereby (each such agreement, an “Ancillary Agreement”) to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby.  The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by such Seller of the transactions contemplated hereby or thereby, subject to requisite Bankruptcy Court approvals as described in this Agreement, have been, or with respect to any Ancillary Agreement to which such Seller is a party, will be prior to the execution and delivery thereof, duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part or on the part of any of its stockholders or other equityholders are, or will be when so executed and delivered, necessary to authorize the execution, delivery and performance by such Seller of this Agreement or any Ancillary Agreement to which it is a party and the consummation by it of the transactions contemplated hereby or thereby.  Subject to requisite Bankruptcy Court approvals, this Agreement has been, and at or prior to Closing, each Ancillary Agreement to which it is a party will be, duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Enforceability Exceptions”).

3.3.          Conflicts; Consents. Assuming that (a) requisite Bankruptcy Court approvals are obtained, (b) the notices, authorizations, registrations, approvals, Orders, permits or consents set forth on Schedule 3.3 are made, given or obtained (as applicable), (c) the requirements of the HSR Act and any other applicable antitrust, competition or merger control Laws promulgated by any Governmental Body (“Foreign Competition Laws”) are complied with, and (d) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution and delivery by Sellers of this Agreement and each Ancillary Agreement, and the consummation by Sellers of the transactions contemplated hereby or thereby, and the performance and compliance by Sellers with any of the terms or provisions hereof or thereof, do not and will not (i) conflict with or violate any provision (1) of the Company’s articles of incorporation or bylaws or (2) of the similar organizational documents of any of the Company’s Subsidiaries, (ii) conflict with or violate any Law or Order applicable to the Company, any of its Subsidiaries or any of the Acquired Assets or by which the Company, any of its Subsidiaries or any of the Acquired Assets may be bound or affected, (iii) require consent from any party in connection with the transfer of any Acquired Owned Real Property or Acquired Leased Real Property, (iv) conflict with, violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or result in the acceleration of any obligation under or give rise to a right of termination, modification, acceleration or cancelation of any obligation or to the loss of any benefit under, any of the terms or provisions of any Material Contract, Permit, loan or credit agreement or other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the Acquired Assets is subject, or (v) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (iii), (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets or the Assumed Liabilities, taken as a whole.

3.4.          Equity Interests of Non-Debtor Subsidiaries.

(a)           The authorized and outstanding capital stock or other equity interests of each of the Subsidiaries of the Company, other than Sellers (such Subsidiaries, the “Non-Debtor Subsidiaries”), are as set forth on Schedule 3.4(a). All of the outstanding capital stock or other equity interests of the Non-Debtor Subsidiaries have been duly authorized, validly issued, fully paid and are non-assessable (where such concepts are legally recognized in the jurisdictions of organization of such Non-Debtor Subsidiaries). Except as set forth on Schedule 3.4(a), there are no outstanding options, warrants, convertible, exercisable or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, rights to subscribe to, purchase rights, calls or commitments relating to the issuance, purchase, sale or repurchase of any capital stock or other equity interests issued by the Non-Debtor Subsidiaries containing any equity features, or Contracts, commitments, understandings, arrangements or other obligations by which any of the Non-Debtor Subsidiaries is bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital stock or other equity interests, or options, warrants, convertible, exercisable or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, rights to subscribe to, purchase rights, calls or commitments relating to any capital stock or other equity interests of the Non-Debtor Subsidiaries, or that otherwise give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock or other equity securities of any Non-Debtor Subsidiary (including any rights to receive any payment in respect, or based on the price or value, thereof). None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any such securities or any other agreement relating to the disposition, voting or dividends with respect to any such securities. Except as set forth on Schedule 3.4(a), the Company or one or more of the other Sellers own all of the outstanding capital stock or other equity interests of the Non-Debtor Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)           Except as set forth on Schedule 3.4(b), there are no other corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which the Company or any of the Company’s Subsidiaries own as of the date of this Agreement, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

3.5.          Financial Statements; Internal Controls; SEC Reports.

(a)           The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) are consistent in all material respects with the books and records of the Company and its Subsidiaries, (iii) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as permitted by Regulation S-X), and (iv) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and reflect only actual transactions.

(b)           The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The accounting controls of the Company have been and are sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) and to maintain proper accountability for such items, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) violations of the applicable Anti-Corruption Laws will be prevented and detected, and (vi) the Company does not maintain any off-the-books accounts or more than one set of books and financial records. Neither the Company nor, to the Knowledge of Sellers, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth on Schedule 3.5(b).

(c)           Schedule 3.5(c) lists all Indebtedness for borrowed money of any Non-Debtor Subsidiaries.

(d)           None of the Acquired Subsidiaries has any Liabilities of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (i) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of the date of the most recent audited balance sheet included in the Annual Report on Form 10-K filed by the Company with the SEC on February 26, 2020 (without giving effect to any amendment thereto filed on or after the date hereof), (ii) for liabilities and obligations incurred in the Ordinary Course since December 31, 2019, (iii) as will be paid off or discharged prior to or at the Closing without any Liability to Purchaser and its Affiliates, (iv) as arise under this Agreement or the Ancillary Agreements or (v) as are not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

3.6.          Real Property.

(a)           The Company or one of its Subsidiaries, as applicable, has good and marketable fee simple title to the real estate owned by the Company or any of its Subsidiaries (together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or such Subsidiary, as applicable, relating to the foregoing) (the “Owned Real Property”) free and clear of all Encumbrances, including any leases, subleases, licenses, concessions or other agreements by or pursuant to which the Company or its Subsidiaries, as applicable, grants to any party or parties the right of use or occupancy of any portion of the Owned Real Property (other than Permitted Encumbrances). Schedule 3.6(a) sets forth the address and owner of all such Owned Real Property. All buildings, structures, improvements and fixtures located on, under or within the Owned Real Property, and all other material aspects of each parcel of Owned Real Property (including heating, cooling and ventilation, electrical, plumbing, drainage, sprinkler and other mechanical or other systems or improvements) are in good operating condition and repair, reasonable wear and tear excepted and taking into account the relative ages and/or service period of such assets, and are structurally sound and free of any material defects that would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. Except as set forth on Schedule 3.6(a), the Company and its Subsidiaries do not own any real property. The Company has delivered or made available to Purchaser complete and correct copies of the following, if any, in the possession of the Company or any Subsidiary: title insurance policies and land survey documents with respect to current title to the Owned Real Property.

(b)           Except as set forth on Schedule 3.6(b): (i) there are no outstanding options, repurchase rights or rights of first refusal to purchase or lease any Owned Real Property, or any portion thereof or interest therein, or any other real property, to which the Company or its Subsidiaries are a party; (ii) except as would not reasonably be expected to be material to the ownership, use or operation thereof, the buildings and improvements on the Owned Real Property are located within the boundary lines of the Owned Real Property, are not encroached upon, are not in violation in any material respect of any applicable setback requirements, Law, restriction or similar agreement and do not encroach in any material way on any other property or any easement that may burden the Owned Real Property; (iii) the Owned Real Property has reasonable direct vehicular access to at least one public roadway and the Company and its Subsidiaries have not received any written notice of any fact or condition that will result in the termination of any existing access to or from any of the Owned Real Property and any public right of ways and roads; (iv) neither the Company nor any of its Subsidiaries is a lessor under, or otherwise a party to, any lease, sublease, license, concession or other agreement pursuant to which the Company or any of its Subsidiaries has granted to any Person the right to use or occupy all or any portion of the Owned Real Property; (v) there is no, and neither the Company nor its Subsidiaries has received written notice from any Governmental Body regarding, presently pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to any of the Owned Real Property; and (vi) it is not the case that, and neither the Company nor its Subsidiaries has received written notice from any Governmental Body or other Person that, the use and occupancy of any of the Owned Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violates in any material respect any deed restrictions, contractual obligation (including requirements of any Encumbrances), or applicable Law consisting of building codes, zoning, subdivision or other land use or similar Laws.

(c)           The Company or one of its Subsidiaries, as applicable, has a good and valid leasehold interest to all real property leased by the Company (the “Leased Real Property”), free and clear of all Encumbrances (other than Permitted Encumbrances). Schedule 3.6(c) sets forth a true, correct and complete list of all leases, licenses, subleases and other use agreements with respect to such Leased Real Property, and all amendment, supplements, addendums and guarantees thereto (collectively, the “Leases”) along with the address of each such Leased Real Property and all parties to each Lease. Except pursuant to the Leases, neither the Company nor any of its Subsidiaries lease, sublease, license or, except with respect to the Owned Real Property, use or occupy any real property. The Company has made available to Purchaser true, correct and complete copies (in all material respects) of the Leases and any estoppels or subordination, non-disturbance and attornment agreements relating thereto.

(d)           With respect to the Leased Real Property, except as set forth on Schedule 3.6(d): (i) the Company or a Subsidiary of the Company is in exclusive possession thereof; (ii) the Leases are valid, binding and in full force and effect and there are no unwritten or oral modifications by the Company or any of its Subsidiaries to the Leases or any course of dealing or business operations involving the Company or its Subsidiaries that could reasonably be construed as a modification to the Leases that would reasonably be expected to be material to the Company and its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a lessor under, or otherwise a party to, any lease, sublease, license, concession or other agreement pursuant to which the Company or any of its Subsidiaries has granted to any Person the right to use or occupy all or any portion of the Leased Real Property; (iv) except as a result of the commencement of the Bankruptcy Case, neither the Company nor its Subsidiaries nor, to the Knowledge of Sellers, any landlords are in default under any of the Leases in any material respect, nor does any event or circumstances exist which, with the passage of time or the giving of notice would constitute such a default under any of the Leases, nor has the Company or any of its Subsidiaries received or provided written notice from or to any Person that any such default exists under any of the Leases; (v) there is no, and neither the Company nor its Subsidiaries has received written notice from any Governmental Body regarding, presently pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Leased Real Property; and (vi) it is not the case that, and neither the Company nor its Subsidiaries has received written notice from any Governmental Body or other Person, that the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the business thereon, in the Ordinary Course, violates in any material respect any deed restrictions, contractual obligation (including requirements of any Encumbrances), or applicable Law consisting of building codes, zoning, subdivision or other land use or similar Laws.

3.7.            Title to Property; Sufficiency of Assets.

(a)            Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction of any applicable Cure Costs) and except as a result of the commencement of the Bankruptcy Case, (i) the Company and its Subsidiaries own good and valid title to, or hold a valid leasehold interest in, all of the Acquired Assets, whether tangible or intangible (other than Inventory sold in the Ordinary Course on or after January 1, 2020 and otherwise in accordance with this Agreement), free and clear of all Encumbrances (other than Permitted Encumbrances), and (ii) at the Closing, Sellers will transfer, convey and assign good and valid title to, or a valid leasehold interest in, all of the Acquired Assets (including record and beneficial ownership of all equity securities, or securities convertible, exchangeable or exercisable into such securities, of the Acquired Subsidiaries) free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)           Other than the Excluded Assets and any Permits, the Acquired Assets constitute all of the material assets, properties and rights held for use or necessary to operate and conduct the business of the Company and its Subsidiaries as conducted in the Ordinary Course as of the date of this Agreement.

3.8.            Insurance. Schedule 3.8 lists each material insurance policy maintained by the Company and each of its Subsidiaries as of the date hereof. To the Knowledge of Sellers, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, of the types and in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries or as may otherwise be required by applicable Law and (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof occurring after the date of this Agreement. The Company and its Subsidiaries have not received written notice of cancelation or modification with respect to such insurance policies other than in connection with ordinary renewals, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder. All premiums in respect of each insurance policy maintained by the Company or any of the Company’s Subsidiaries have been paid when due.

3.9.            Contracts.

(a)            Schedule 3.9(a) sets forth a list of all Material Contracts as of the date of this Agreement.  For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (in each case, excluding any Seller Plan) that:

(i)            is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)           relates to the formation, creation, governance, economics or control of any joint venture, partnership or other similar arrangement (including any Contract involving a sharing of revenues, profits, losses, costs or liabilities), other than (A) with respect to any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries and (B) for the avoidance of doubt, marketing, licensing, manufacturing, development and distribution Contracts entered into in the Ordinary Course;

(iii)          (A) is for Indebtedness of the Company or any of its Subsidiaries; (B) relates to the mortgaging or pledging of, or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on, any of the Acquired Assets; or (C) is in the nature of a capital or direct financing lease that is required by GAAP to be treated as a long-term liability involving payments above $1,000,000 annually, in each case other than (x) Indebtedness solely between or among any of the Company and its wholly-owned Subsidiaries or (y) Liabilities which will be fully discharged under the Bankruptcy Code;

(iv)         relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $5,000,000 (A) that was entered into after January 1, 2017 or (B) pursuant to which any material earn-out, indemnification or deferred or contingent payment obligations remain outstanding (in each case, excluding for the avoidance of doubt, acquisitions of Inventory in the Ordinary Course);

(v)          under which the Company or any of its Subsidiaries is lessee of (i) any real property or (ii) material personal property with annual lease payments in excess of $500,000, in each case, owned by any other party (including the Leased Real Property);

(vi)         is a Contract (A) (other than purchase orders), with any Material Supplier or (B) for the purchase of materials, supplies, goods, services, Equipment or other assets pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make payments of more than $3,000,000 during any fiscal year (other than a Contract with any Material Supplier that is otherwise disclosed in subsection (A) above);

(vii)        is a Contract (other than purchase orders) (A) with any Material Customer or (B) with a direct or indirect customer of the Company or any of its Subsidiaries (other than a Material Customer) pursuant to which the Company or any of its Subsidiaries received aggregate net payments of more than $5,000,000, during the fiscal year ended December 31, 2019;

(viii)       contains any provision (A) limiting, in any material respect, the right of the Company or any of its Subsidiaries to engage in any business (including developing or commercializing any pharmaceutical products), compete with any Person, or operate anywhere in the world (other than provisions in any license agreements for Intellectual Property limiting the Company’s and its Subsidiaries’ use of applicable Intellectual Property of a third party to specified fields of use or specified territories), (B) granting any exclusivity right to any third party, or containing a “most favored nation” provision or any option, right of first refusal or preferential or similar right in favor of any third party or that is a “take or pay” or similar provision requiring the business to make a minimum payment for goods or services from third party suppliers irrespective of usage, in each case, other than a Contract that can be terminated by the Company or one of its Subsidiaries on ninety (90) days’ notice or less without resulting in a breach or violation of, or any acceleration of any rights or obligations or the payment of any money under, such Contract;

(ix)          is a Contract (x) that contains an exclusive license of Intellectual Property to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries as currently conducted or (y) pursuant to which the Company or any of its Subsidiaries has a right to use any Intellectual Property of any other Person, which Intellectual Property is material to the business of the Company and its Subsidiaries as currently conducted, excluding in each case (A) licenses that are ancillary or incidental to the sale of goods or provision of services and (B) standard licenses for computer software that is readily commercially available on a “click wrap” or other similar basis;

(x)           is a Contract with a Governmental Body;

(xi)          is a surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(xii)         is a license, sublicense, development, collaboration or royalty agreement or other Contract relating to the use of any Company Owned Intellectual Property by any third party (other than licenses granted to customers, resellers and distributors in the Ordinary Course) pursuant to which the Company or any of its Subsidiaries received payments above $1,000,000 during the fiscal year ended December 31, 2019;

(xiii)        is a Contract for any interest rate, currency or commodity derivatives or hedging transaction; or

(xiv)        is a binding commitment or agreement to enter into any of the foregoing.

(b)            Subject to requisite Bankruptcy Court approvals, and assumption by the applicable Seller of the applicable Contract in accordance with applicable Law (including satisfaction by Purchaser of any applicable Cure Costs) and except with respect to any Contract that has previously expired in accordance with its terms (or, after the date of this Agreement, is terminated, restated or replaced in compliance with this Agreement), subject to the Enforceability Exceptions, (i) each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of Sellers, each other party thereto, and is in full force and effect; (ii) the Company and each of its Subsidiaries, and, to the Knowledge of Sellers, any other party thereto, have performed all obligations required to be performed by it under each Material Contract; (iii) except as a result of the commencement of the Bankruptcy Case, neither the Company nor any of its Subsidiaries have given or received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract; (iv) except as a result of the Bankruptcy Case, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries, or to the Knowledge of Sellers, any counterparty under such Material Contract; and (v) to the Knowledge of Sellers, the Company has not received any notice from any Person that such Person currently intends to terminate, or not renew, any Material Contract, in each instance of (ii), (iii), (iv) and (v), except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets and the Assumed Liabilities, taken as a whole.

(c)            There are no Material Contracts that cannot be readily fulfilled or performed by the Company and its Subsidiaries without undue or unusual expenditure of money or effort or any preparation, action or arrangement outside of the Ordinary Course (including, as may be a result of any pandemic (including the “Coronavirus” or “COVID-19”) or any quarantine or trade restrictions related, or which would reasonably be expected to be related, thereto).

3.10.          Litigation. Except as set forth on Schedule 3.10, there is no Action pending, or to the Knowledge of Sellers threatened, against or relating to the Company or any of its Subsidiaries, the Acquired Assets or the Assumed Liabilities that (a) if adversely determined against the Company and its Subsidiaries would reasonably be expected to result in fines or damages of more than $1,000,000 or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) (i) relates to a criminal matter or (ii) calls for injunctive relief or other restriction that, if adversely determined against the Company and its Subsidiaries, would reasonably be expected to be material to the Acquired Assets and the Assumed Liabilities, taken as a whole. Except as set forth on Schedule 3.10, since January 1, 2017, there has been no (x) such Action pending, or to the Knowledge of Sellers threatened, against the Company or any of its Subsidiaries, or (y) Order imposed (or otherwise pending or the Knowledge of Sellers threatened) upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Body.

3.11.          Permits; Compliance with Laws. Except as set forth on Schedule 3.11, the Company and each of its Subsidiaries are, and have been since January 1, 2017, in compliance in all material respects with all Laws or Orders applicable to the Company or any of its Subsidiaries or the ownership and operation of the Acquired Assets.  The Company and each of its Subsidiaries hold, and, to the extent applicable, have filed timely applications to renew, all licenses, notifications, franchises, permits, certificates, registrations, approvals, consents, waivers, clearances, exemptions, classifications and other authorizations from Governmental Bodies necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets and the Assumed Liabilities, taken as a whole.  Since January 1, 2017, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body (i) claiming or alleging that it is not in compliance with any applicable Law or Order applicable to any of them, or the operation of their respective businesses, in any material respect or (ii) requesting or requiring the Company or any of its Subsidiaries to take, or refrain from taking, any action in connection with the “Coronavirus” or “COVID-19” except for publicly announced notices and Orders of general applicability, in each case of (i) and (ii) except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of their business in the Ordinary Course or material to the Acquired Assets and the Assumed Liabilities, taken as a whole.

3.12.          Anti-Corruption and International Trade Compliance.

(a)            In the last five years, neither Sellers, nor the Company and its Subsidiaries or their employees, or to the Knowledge of Sellers, any other Person acting on behalf of any of the foregoing, has directly or knowingly indirectly in connection with the business and operations of the Company and its Subsidiaries (i) made, offered, promised to make or authorized any unlawful payment, gift, or any other thing of value or advantage in violation of Anti-Corruption Laws, (ii) requested or received any payment, gift, or other thing of value or advantage in violation of Anti-Corruption Laws or (iii) otherwise violated any provision of the Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws.

(b)            The Company and its Subsidiaries have implemented policies and procedures reasonably designed to prevent, detect, and deter violations of any Anti-Corruption Laws and International Trade Laws.

(c)            In the last five years, neither Sellers nor the Company and its Subsidiaries have received any notice from any Governmental Body or any other Person regarding any actual, alleged, or investigated violation of, or failure to comply with or Liability under, any Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws, and to the Knowledge of Sellers there are no conditions or circumstances that would reasonably be expected to give rise to any material future Action against, or voluntary disclosure by, the Company and its Subsidiaries with respect to any Anti-Corruption Laws and International Trade Laws.

(d)            In the last five years, neither Sellers nor the Company and its Subsidiaries have: (i) acted, directly or knowingly indirectly, on behalf of a Sanctioned Person, nor are Sellers, the Company, and its Subsidiaries Sanctioned Persons; (ii) conducted any business, directly or knowingly indirectly, or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person in violation of International Trade Laws; or (iii) unlawfully directly or knowingly indirectly dealt in, or otherwise directly or knowingly indirectly engaged in, any transaction relating to, any property or interests of Sanctioned Persons in violation of International Trade Laws.

(e)            The Company and its Subsidiaries are and in the last five years have been in compliance with the customs and import Laws of Canada, India, Luxembourg, Switzerland, the United States, and of each country where the Company and its Subsidiaries conduct business.

3.13.          Environmental Matters. Except as set forth on Schedule 3.13, (a) the Company, each of its Subsidiaries and their respective businesses are, and have been since January 1, 2017, in compliance with all applicable Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to any of the respective businesses of the Company or its Subsidiaries (to the extent such businesses are included as Acquired Assets or Assumed Liabilities), taken as a whole, (b) neither the Company nor any of its Subsidiaries have received any written notice alleging that the Company is or was in material violation of or has material liability under, or any other written request for information pursuant to, any Environmental Law, in each case to the extent the subject matter of such notice or request is still unresolved or otherwise pending, (c) the Company and its Subsidiaries possess and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses (“Environmental Permits”), except where the failure to possess or comply with such Permits would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets and the Assumed Liabilities, taken as a whole, (d) neither the execution, delivery or performance of this Agreement will result in the material modification or termination of any Environmental Permit that would, individually or in the aggregate, reasonably be expected to be material to any of the respective businesses of the Company or its Subsidiaries (to the extent such businesses are included as Acquired Assets or Assumed Liabilities), taken as a whole, and neither the Company nor any of its Subsidiaries has received any written notice regarding the revocation, suspension or material amendment of any Environmental Permit that would, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets and the Assumed Liabilities, taken as a whole, (e) there is no Action under or pursuant to any Environmental Law or Environmental Permit that is pending or threatened in writing or, to the Knowledge of Sellers, orally, against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets and the Assumed Liabilities, taken as a whole, (f) neither the Company nor any of its Subsidiaries are subject to any Order imposed by any Governmental Body pursuant to Environmental Laws under which there are uncompleted, outstanding or unresolved material obligations on the part of the Company or its Subsidiaries, (g) no Hazardous Substances have been Released by the Company or any of its Subsidiaries at any location or are present at the Owned Real Property or Leased Real Property, in each case that are reasonably likely to result in any material Liability to the Company or any of its Subsidiaries under Environmental Laws, (h) to the Knowledge of Sellers, no Hazardous Substances present at any real properties to which the Company or any of its Subsidiaries has sent Hazardous Substances for treatment or disposal would reasonably be expected to result in material Liability to the Company or any of its Subsidiaries under Environmental Laws, (i) neither the Company nor any of its Subsidiaries has assumed or retained by contract or operation of law or indemnified any third party against any material liability or obligation under Environmental Laws which is unresolved and of which the Company or its Subsidiaries have received written notice, and (j) the Company has provided to Purchaser copies of all final third party reports prepared at the request, or on behalf of, the Company or any of its Subsidiaries in the last three (3) years or, to the Knowledge of Sellers, earlier with respect to any material environmental or health and safety assessments, investigations, studies, audits, tests, reviews or other similar documents, in each case with respect to any environmental conditions or violation of Environmental Laws at any properties that are Acquired Assets or are owned, leased, or operated by any of the Acquired Subsidiaries that are in the possession or reasonable control of the Company or any of its Subsidiaries.

3.14.          Intellectual Property.

(a)            The Company and its Subsidiaries exclusively own all of the rights, title and interest in and to the Company Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). All of the Company Owned Intellectual Property is presumed valid, subsisting, and, to the Knowledge of Sellers, enforceable. None of the Company Owned Intellectual Property is involved in any filed interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of Sellers, no such Action is or has been threatened with respect to any of the Company Owned Intellectual Property. A true and complete list of all registered Company Owned Intellectual Property (including country, application number, registration number, filing date, title, owner and status) is set forth in Schedule 3.14(a). The Company Owned Intellectual Property and the Company Licensed Intellectual Property are sufficient for the conduct of the business of the Company and its Subsidiaries in the Ordinary Course as currently conducted, in all material respects.

(b)            (i) The Company and its Subsidiaries own or have legally enforceable and sufficient rights to use all Intellectual Property that is used in and material to or otherwise necessary for the conduct of the business of the Company and its Subsidiaries in the Ordinary Course, as currently conducted, free and clear of all Encumbrances (other than Permitted Encumbrances) and (ii) the Company and its Subsidiaries have taken commercially reasonable steps in accordance with industry practice to (x) protect their rights in the Company Owned Intellectual Property that is material to the business of the Company and its Subsidiaries as currently conducted and (y) to maintain the confidentiality of non-public Intellectual Property (including trade secrets) owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries in the Ordinary Course, and all other non-public Intellectual Property that the Company or any of its Subsidiaries is required by the provisions of any Contract to protect as confidential; provided that nothing in this Section 3.14(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement, misappropriation, or violation of any Intellectual Property, which is the subject of Section 3.14(c) and Section 3.14(d).

(c)            As of the date hereof, no Actions are pending or threatened in writing or, to the Knowledge of Sellers, orally, against the Company or its Subsidiaries, and since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice or claim, (i) challenging the ownership, validity, enforceability or use by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, the Intellectual Property of any Person. None of the Company Owned Intellectual Property that is material to the business of the Company and its Subsidiaries in the Ordinary Course is subject to any outstanding Order restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

(d)            As of the date hereof, (i) to the Knowledge of Sellers, no Person has infringed, misappropriated or otherwise violated the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or exclusively licensed to the Company or a Subsidiary of the Company and (ii) except as would not be material, the operation of the business of the Company and its Subsidiaries has not violated, misappropriated or infringed the Intellectual Property of any other Person and the operation of the business of the Company and its Subsidiaries in the Ordinary Course as of the date of this Agreement does not violate, misappropriate or infringe the Intellectual Property of any other Person.

(e)            No present or former employee, officer or director of the Company or any of its Subsidiaries, or agent, outside contractor or consultant of the Company or any of its Subsidiaries, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Owned Intellectual Property that is material to the business of the Company and its Subsidiaries as currently conducted.

(f)            The Company’s and its Subsidiaries’ technology systems and infrastructure, including middleware, servers, workstations, routers, and all other information technology software or equipment used by the Company and its Subsidiaries are adequate for the current conduct of the business of the Company and its Subsidiaries in the Ordinary Course, in all material respects. Each of the Company and its Subsidiaries has taken reasonable steps and implemented reasonable procedures designed to ensure that its internal computer systems used in connection with its business (consisting of hardware, software, databases or embedded control systems, “Systems”) are free from disabling codes and contaminants and are sufficient in all material respects for the current needs of the business of the Company and its Subsidiaries in the Ordinary Course. Each of the Company and its Subsidiaries has taken reasonable steps to protect the integrity and security of its respective Systems and the information stored therein from unauthorized use, access or modification. The Company and its Subsidiaries provide for the back-up and recovery of material data and have implemented commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. Since January 1, 2017, to the Knowledge of Sellers, there have been no breaches of or unauthorized intrusions into the security of any Systems, and the Company and its Subsidiaries have not experienced any incident in which Personal Information was or may have been stolen, lost, destroyed, altered or improperly accessed, disclosed or used without authorization.

(g)            Since January 1, 2017, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to privacy, data security, data protection, and collection, storing, use, security, processing and transferring of Personal Information.

(h)            No government funding or facilities of a university, college, other educational institution or research center was used in the development of any Company Owned Intellectual Property. No employee of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has performed services for the government, university, college, or other educational institution or research center with respect to technology or inventions that have been or may be incorporated into any Products or related to Company Owned Intellectual Property during a period of time during which such employee was also performing services for the Company or any of its Subsidiaries.

(i)             Except as set forth in Schedule 3.14(i), since January 1, 2017, neither the Company nor any of its Subsidiaries has transferred ownership of any Company Owned Intellectual Property that was used in the conduct of the business of the Company or any of its Subsidiaries.

(j)             Assuming that (A) requisite Bankruptcy Court approvals are obtained and (B) the notices, authorizations, registrations, approvals, Orders, permits or consents set forth on Schedule 3.3 are made, given or obtained (as applicable), the consummation of the transactions contemplated hereby will not result in (i) the grant of any right or license to any third party of any Intellectual Property that is owned by or exclusively licensed to the Company or any of its Subsidiaries or (ii) the loss of the Company’s or any of its Subsidiaries’ rights or obligations under any Contract under which Intellectual Property is licensed to the Company or any of its Subsidiaries, in each case of the immediately clauses (i) and (ii), that is material to the business of the Company and its Subsidiaries.

3.15.          Tax Matters. Other than with respect to any Excluded Subsidiary:

(a)            The Company and each of its Subsidiaries has prepared (or caused to be prepared) and duly and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by (or on behalf of) any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return required to be filed by either the Company or any of its Subsidiaries with respect to, or that relate to a material amount of Taxes (individually or in the aggregate) that (if unpaid) could give rise to an Encumbrance on, the Acquired Assets.

(b)            All income and other material Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have, in all material respects, been timely paid in full or have been adequately reserved against in accordance with GAAP.

(c)            There are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, other than statutory Encumbrances for current Taxes not yet due or payable or that are being contested in good faith by appropriate Actions and for which adequate reserves have been established in the Current Financial Statements in accordance with GAAP, and no written claim for unpaid Taxes has been made by any Governmental Body that could give rise to any such Encumbrance.

(d)            (i) Neither the Company nor any of its Subsidiaries (other than any Subsidiaries identified on Schedule 3.15(d)), is, or has ever been, and (ii) none of the Subsidiaries identified on Schedule 3.15(d) is, or has been within the past five years, a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or one of its Subsidiaries) or has any material Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), as a transferee or successor.

(e)            No written notice from any Governmental Body of proposed adjustment, deficiency or underpayment of Taxes with respect to any Seller or the Acquired Assets has been received by any Seller that has not since been fully satisfied by payment or been finally withdrawn, and no written notification has been provided by any Governmental Body of a current intent to raise such issues. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes (individually or in the aggregate) or agreed to any extension of time with respect to an assessment or deficiency for any such Taxes (other than pursuant to automatic extensions of time to file Tax Returns duly obtained in the Ordinary Course).

(f)             Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)            There are no pending or threatened in writing audits, investigations, disputes, notices of deficiency, assessments or other Actions or proceedings for or relating to any Liability for Taxes of the Company or any of its Subsidiaries or for Taxes relating to the Acquired Assets.

(h)            No claim has ever been made by an authority in a jurisdiction where a Seller does not file Tax Returns that such Seller is subject to taxation by that jurisdiction.

(i)             Sellers have collected or withheld all amounts required to be collected or withheld by Sellers for all material Taxes or assessments, and all such amounts have been fully and timely paid to the appropriate Governmental Body. The Company and its Subsidiaries have complied with in all material respects all applicable Laws relating to information reporting and record retention (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions) with respect to the Acquired Assets.

(j)             No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.445-2.

(k)            None of the Acquired Assets includes any stock, partnership interests, limited liability company interests, legal, or beneficial interests or any other equity interests in or of any Person, and there is no joint venture, co-tenancy, contract, or other similar arrangement involving the Acquired Assets for which an election is in effect under Section 761(a) of the Code or that could be treated as a partnership under Subchapter K of Chapter 1 of Subtitle A of the Code if no such election has been made.

(l)             None of the Assumed Liabilities includes any obligation to any Person under any Tax allocation, sharing, indemnity obligation, or similar agreement or arrangement with respect to Taxes (other than any customary commercial agreement or arrangement entered into the ordinary course of business the primary purpose of which is not the allocation of Taxes).

Notwithstanding anything in this Agreement to the contrary, the representations and warranties in this Section 3.15 and Section 3.16 (insofar as they relate to Taxes) shall constitute the sole representation and warranties with respect to Taxes. No representation or warranty is made with respect to the validity of any Tax position or the availability of any Tax attribute, in each case, for any Tax period (or any portion thereof) following the Closing.

3.16.          Seller Plans.

(a)            Schedule 3.16(a) contains a true and complete list, as of the date of this Agreement, of each material Seller Plan. With respect to each material Seller Plan (but for non-United States material Seller Plans, only to the extent reasonably available to the Company), the Company has made available to Purchaser true and complete copies (to the extent applicable) of (i) the current plan document (or, if the Seller Plan is unwritten, a written description of the material terms thereof), including any amendments thereto other than any document that the Company or any of its Subsidiaries are prohibited from making available to Purchaser as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the Department of Labor, (iii) the most recent IRS determination or opinion letter received by the Company, (iv) the most recent summary plan description, (v) each current material related insurance Contract or trust agreement, (vi) the most recent actuarial report, financial statement and trustee report, and (vii) all non-routine correspondence with the IRS or United States Department of Labor since January 1, 2017 for which a Liability remains outstanding.

(b)            Each United States Seller Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion letter issued by the IRS.  There are no existing circumstances or any events that have occurred that would reasonably be expected to cause the loss of any such qualification status of any such United States Seller Plan.  There are no pending or, to the Knowledge of Sellers, anticipated or threatened Actions or other claims (other than routine claims for benefits) by, on behalf of, against or with respect to any Seller Plan (or, to the Knowledge of Sellers, any fiduciary thereof or service provider thereto) and no audit or other Action by a Governmental Body is pending, or, to the Knowledge of Sellers, anticipated or threatened with respect to such Seller Plan. Since January 1, 2017, the Seller Plans have complied in form and in operation in all material respects with their terms and applicable Laws, including the applicable requirements of the Code and ERISA. Except as could not reasonably be expected to result in any liability for Purchaser or its Affiliates, all contributions or premiums required to be made under the terms of each Seller Plan or by applicable Laws have been timely made in all material respects in accordance with applicable Laws and the terms of the Seller Plans.

(c)            Neither the Company nor any Subsidiary has, in the past six years, sponsored, maintained, contributed to or has been required to maintain or contribute to, or has any Liability with respect to any (i) plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA) or (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d)            No Seller Plan provides or has (in the last 24 months) provided benefits or coverage in the nature of health or life insurance following retirement or other termination of employment, other than coverage or benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or any other applicable Law.

(e)            The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any director, officer, employee or other individual service provider of the Company or any of its Subsidiaries under any United States Seller Plan, (ii) subject to Purchaser’s compliance with Section 6.3, cause the payment of any severance benefits to any individual, or (iii) cause the Company to transfer or set aside any assets to fund any benefits under any United States Seller Plan.

(f)             The consummation of the transactions contemplated hereby will not, either alone or in combination with another event result in any “disqualified individual” receiving any payment that would be characterized as an “excess parachute payment” (each such term as defined in Section 280G of the Code). No director, officer, employee or other individual service provider of the Company or any of its Subsidiaries has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments” or with respect to any violation of Section 409A of the Code.

(g)            With respect to the Swiss Company, Sections 3.16(a) through 3.16(f) shall not apply to any pension plan maintained by the Swiss Company. All accrued pension claims of the Swiss Company’s employees are either covered by funds of a special foundation, by insurance contracts or provisions the Swiss Company has specifically established for such purpose, all pursuant to applicable laws and actuarial principles consistently applied in the past two (2) financial years. The Swiss Company has and will have complied up to the Closing Date with all relevant social security regulations and have and will have made up to the Closing Date all deductions and payments required to be made and/or due under such regulations for all social security, employment related insurance premiums and pension plan contributions in respect of its employees. There is no funding deficit (Unterdeckung) under any of the occupational pension plans, funds, contracts, schemes or arrangements relating to the Swiss Company or its employees.

(h)            Each Seller Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has at all times complied in both form and operation with the requirements of Section 409A of the Code.

3.17.          Employees.

(a)            Schedule 3.17(a) lists each employee of Sellers as of the date hereof and as of the date that is three (3) Business days prior to the Closing Date (provided that Sellers shall be permitted to deliver Schedule 3.17(a) as of three (3) Business Days prior to the Closing Date until the date that is two (2) Business Days prior to the Closing Date), along with his or her (i) base salary, (ii) title/position, (iii) Fair Labor Standards Act classification, (iv) leave status, (v) date of hire and (vi) accrued paid time-off.

(b)            Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreements or similar Contracts with any labor union applicable to any employees of the Company or any of its Subsidiaries.  Since January 1, 2017, no demand for recognition as the exclusive bargaining representative of any employees has been made to the Company or any of its Subsidiaries by or on behalf of any labor union and, since January 1, 2017, there have been no union organizing activities. There is no pending or, to the Knowledge of Sellers, threatened strike, lockout, slowdown, or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries and there has been no such event since January 1, 2017. Since January 1, 2017, each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws respecting employment and employment practices, including Laws concerning terms and conditions of employment, wages and hours, immigration, classification and occupational safety and health. Each of the Company and its Subsidiaries is not, and since January 1, 2017 has not been, involved in any material litigation, audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including allegations of employment discrimination, retaliation, noncompliance with wage and hour Laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices). The Company and its Subsidiaries have not experienced a “plant closing” or “mass layoff” or similar group employment loss as defined in the WARN Act with respect to which there is any unsatisfied liability. During the 90-day period preceding the date hereof, no more than 10 employees at any “single site of employment” have suffered an “employment loss” as defined in the WARN Act with respect to the Company and its Subsidiaries. Since January 1, 2017, there have been no sexual harassment allegations against any officer or other key employee of the Company or its Subsidiaries.

(c)            To the Knowledge of Sellers, there are no facts that would reasonably be expected to give rise to a claim or claims of sexual harassment, other unlawful harassment or unlawful discrimination against or involving the Company or its Subsidiaries or any employee, director or independent contractor of the Company or its Subsidiaries.

(d)            Sellers have taken actions reasonably designed to protect their employees from the effects of the “Coronavirus” or “COVID-19”, as described on Schedule 3.17(d).

3.18.         Affiliate Transactions. Except as set forth on Schedule 3.18, or in the “Compensation Discussion and Analysis” or “Related Party Transactions” disclosures in the Filed SEC Documents, to the Knowledge of Sellers, no Affiliate of the Company (other than any Seller or any of their Subsidiaries), or any officer or director of the Company or any of its Subsidiaries (a) is a party to any agreement or transaction with the Company or its Subsidiaries having a potential or actual value or a contingent or actual Liability exceeding $50,000, other than (i) employment arrangements in the Ordinary Course and (ii) the Seller Plans, (b) has any material interest in any material property (whether tangible or intangible) used by the Company or its Subsidiaries or (c) owns any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as a Material Supplier (or other professional Advisor) or Material Customer of the Company or any of its Subsidiaries.

3.19.         Brokers. Except for PJT Partners LP and Greenhill & Co., LLC, the fees and expenses of which will be paid by the Company on or prior to the Closing Date, no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.20.          Inventory. Except for those items the value of which has been reduced or written off the books and records of the Company in the Ordinary Course, all Inventory consists of a quality usable and salable in the Ordinary Course, none of which (a) is materially damaged in any significant way, except for any such damage that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Assets or the Assumed Liabilities, taken as a whole or (b) is held on a consignment basis. The Inventory conforms in all material respects to all standards and Laws applicable to each item of Inventory or its use or sale imposed by any Governmental Body, and is not part of a current or past recall except for those items the value of which have been reduced or written off the books of the Company in the Ordinary Course.

3.21.         Customers and Suppliers.

(a)            Schedule 3.21(a) sets forth a true, complete and correct list of (i) the five (5) largest customers of the Company and its Subsidiaries (measured by dollar volume of sales to such customers) for the fiscal year ended December 31, 2019 (such customers collectively referred to as the “Material Customers”); and (ii) the ten (10) largest suppliers (excluding any professional Advisors) from which the Company and its Subsidiaries purchased materials, supplies, services or other goods (measured by dollar volume of purchases from such suppliers) for the fiscal year ended December 31, 2019 (such suppliers collectively referred to as “Material Suppliers”), and the amount each such Material Supplier was paid by the Company and its Subsidiaries during such period.

(b)            Except as set forth on Schedule 3.21(b), neither the Company nor any of its Subsidiaries has received any written notice that any Material Customer or Material Supplier (i) has terminated its relationship with the Company or any of its Subsidiaries, or (ii) intends to terminate its relationship with the Company or any of the Company’s Subsidiaries.

(c)            As of May 18, 2020, the aggregate value of backorders is as set forth on Schedule 3.21(c).

3.22.          Product Liability. Except as set forth on Schedule 3.22 and excluding voluntary recalls and field alerts, all products sold by the Company and its Subsidiaries since January 1, 2017, or provided, manufactured or delivered by the Company and its Subsidiaries since January 1, 2017, were designed, manufactured, prepared, assembled, packaged, labeled, sterilized, stored, serviced and processed in compliance, in all material respects, with applicable Law, applicable contractual commitments and the Company’s specifications and quality standards. Except as set forth on Schedule 3.22, there are no pending or, to the Knowledge of Sellers, threatened Actions arising out of any injury to a Person or property as a result of the ownership, design, manufacture, possession, provision, clinical development, distribution, marketing, promotion, sale, implanting, or other use of the Products sold, provided, manufactured or delivered by the Company and its Subsidiaries after January 1, 2017 and prior to the Closing Date. All Actions (including those relating to clinical trials) against or, to the Knowledge of Sellers, involving or threatened against the Company and its Subsidiaries that are pending or were asserted since January 1, 2017 and that relate in any way to the Products, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized on Schedule 3.22. Since January 1, 2017, no allegation has been asserted or threatened in writing that any Products contain a design defect or a manufacturing defect.

3.23.          Health Care Regulatory Matters. Except as set forth in Schedule 3.23 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and since January 1, 2017:

(a)            The Company and its Subsidiaries, and to the Knowledge of Sellers, each of their directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times after January 1, 2017 were, in compliance with all Health Care Laws to the extent applicable to the Company or any of its products or activities, except, with respect to such agents, contractors, manufacturers, suppliers and distributors, as would not reasonably be expected to prevent the Company and its Subsidiaries from being in such compliance themselves. To the Knowledge of Sellers, there are no facts or circumstances that reasonably would be expected to give rise to any failure by the Company and its Subsidiaries to be in such compliance under any Health Care Laws that would reasonably be expected to give rise to a Material Adverse Effect.

(b)            All material Governmental Authorizations required by the Health Care Laws are in full force and effect. Neither the Company nor any of its Subsidiaries have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Governmental Authorization required under Health Care Laws or of any application for a Governmental Authorization required under Health Care Laws currently pending before the FDA, DEA, or such other Governmental Body.

(c)            All reports, documents, claims, notices, or Governmental Authorizations required under Health Care Laws to be filed, maintained or furnished to the FDA, DEA, or any Governmental Body by the Company and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, notices, or Governmental Authorizations have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Sellers all such reports, documents, claims, notices, and other Governmental Authorizations were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d)            All preclinical and clinical trials conducted by or, to the Knowledge of Sellers, on behalf of the Company or any of its Subsidiaries, have been, and if still pending are being, conducted in compliance with research protocols and all applicable Health Care Laws, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312, 314, 320, 511, and 814. No clinical trial conducted by or on behalf of the Company or its Subsidiaries has been terminated or suspended prior to completion, and no clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company or its Subsidiaries has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e)            All manufacturing operations conducted by or, to the Knowledge of Sellers, for the benefit of the Company or its Subsidiaries have been and are being conducted in material compliance with all Governmental Authorizations issued by a Governmental Body under Health Care Laws and in material compliance with all applicable Health Care Laws, including the FDA’s current Good Manufacturing Practice (cGMP) regulations at 21 C.F.R. Parts 210-211, Quality System (QS) regulations at 21 C.F.R. Part 820, animal drug cGMP regulations at 21 C.F.R. Part 507, and all comparable foreign regulatory requirements of any Governmental Body.

(f)             Neither the Company nor any of its Subsidiaries have received any written communication or, to the Knowledge of Sellers, any oral communication from an applicable Governmental Body that relates to an alleged violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, subpoena, civil investigative demand, FDA Warning Letter or Untitled Letter, or any action by a Governmental Body relating to any Health Care Laws, in each case, that has not been resolved to the satisfaction of the applicable Governmental Body.

(g)            Neither the Company nor any of its Subsidiaries are party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body.

(h)            There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing or distribution relating to the Products required or requested by a Governmental Body, or voluntary recalls, field notifications, field corrections, product removals, market withdrawals or replacements, “dear doctor” letters, safety alerts, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Products (“Safety Notices”), in each case that has not been resolved to the satisfaction of the applicable Governmental Body. To the Knowledge of Sellers, there are no facts or circumstances that reasonably would be expected to give rise to a Safety Notice.

(i)             Neither the Company, nor its Subsidiaries, nor, to the Knowledge of Sellers, any officer, employee, agent, or distributor of the Company or any of its Subsidiaries has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Body, failed to disclose a material fact required to be disclosed to a Governmental Body, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j)             Neither the Company, nor its Subsidiaries, nor, to the Knowledge of Sellers, any officer, employee, agent, or distributor acting on behalf of the Company or any of its Subsidiaries has committed any act, made any statement or failed to make any statement in connection with the business and operations of the Company and its Subsidiaries that violates the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, the federal False Claims Act, 31 U.S.C. § 3729 et seq., or other Health Care Laws applicable in the jurisdictions in which the Products are sold or intended to be sold.

(k)            Neither the Company nor its Subsidiaries, nor, to the Knowledge of Sellers, any officer, employee, agent, or distributor of the Company or its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a, exclusion under 42 U.S.C. § 1320a-7, or any other Health Care Law applicable in other jurisdictions in which the Products are sold or intended to be sold.

(l)             The Company and each of its Subsidiaries (i) are and have been in compliance with all applicable statutes, regulations, rules, and regulatory guidance relating to Product pricing, price reporting, discounts, and rebates, including those relating to the Medicaid Drug Rebate Program, the 340B Drug Pricing Program, the Medicare Part B Program, the Veterans Health Care Act Drug Pricing Program, and applicable state price reporting laws, and (ii) have calculated and reported the applicable pricing metrics under the foregoing programs (including Average Manufacturer Price, Best Price, 340B Ceiling Price, Average Sales Price, and Non-Federal Average Manufacturer Price) consistent with the applicable Health Care Laws associated with the foregoing programs.

(m)           Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of Sellers, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or under any other Health Care Law.

3.24.          Absence of Certain Changes. Except as set forth on Schedule 3.24, since December 31, 2019 through the date hereof, (w) the Company and its Subsidiaries have conducted their business in the Ordinary Course in all material respects (other than the (i) marketing of the Company, and processes and negotiations with Advisors and third parties in connection therewith (including the execution of confidentiality agreements and the sharing of confidential information pursuant thereto), (ii) preparation and commencement of the Bankruptcy Case and actions related thereto, (iii) the tightening of credit and payment terms with business counterparties following public announcement of the Company’s potential plans for strategic or bankruptcy transactions, and (iv) responses to the “Coronavirus” or “COVID-19” as described on Schedule 3.17(d)), (x) there has not been any Material Adverse Effect, (y) there is no material business interruption or similar event, change or circumstance that has occurred, or is occurring, at any of the facilities, plants, offices, laboratories, warehouses, distribution centers and other properties (including at any Owned Real Property or Leased Real Property) owned or operated by the Company or any of its Subsidiaries, and (z) the Company and its Subsidiaries have not taken any of the following actions:

(a)            (i) redeemed, purchased or otherwise acquired any of the outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of such capital stock or other equity or voting interests, other than the acceptances of shares of Company common stock as payment for the exercise price of, or any withholding Taxes incurred with the vesting or settlement of, any Company equity awards; (ii) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the capital stock or other equity or voting interests, other than cash dividends and distributions by an Acquired Subsidiary to another Acquired Subsidiary, or (iii) split, combined, subdivided or reclassified any shares of the capital stock or other equity or voting interests;

(b)            issued, incurred, assumed or otherwise become liable for any material Indebtedness, including any Indebtedness for borrowed money in excess of $1,000,000;

(c)            sold, divested, distributed, assigned, licensed, mortgaged, pledged, encumbered, transferred, leased or subleased to any Person, or otherwise disposed of, in a single transaction or series of related transactions, any of their assets (other than any Company Owned Intellectual Property), that are (or would otherwise be) Acquired Assets, other than (i) sales of Products in the Ordinary Course, (ii) Permitted Encumbrances, and (iii) dispositions of obsolete or worn out assets;

(d)            made or authorized any capital expenditures, including for property, plant and Equipment, in excess of $1,000,000, except for those that are expressly contemplated by the Company’s capital plan that has been made available to Purchaser in item 6.2.1 of the Dataroom;

(e)            made any acquisition of, or investment in, or otherwise acquired, any properties, assets, securities or business (including by merger, asset acquisition, equity purchase or other similar transaction), except for any acquisition of Inventory in the Ordinary Course;

(f)            other than as required by applicable Law or as required to comply with any Contract or Seller Plan binding on the Company and its Subsidiaries (i) granted to any current or former director, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries any increase in compensation or benefits, (ii) granted to any current or former director, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries any severance, retention, change in control, termination or similar compensation or benefits, (iii) granted or amended any equity, equity-based or other incentive or similar awards, (iv) established, adopted, entered into, materially amended or terminated any material Seller Plan, or (v) taken any action to accelerate or materially modify the vesting of, or payment of, any compensation or benefit under any Seller Plan; provided, however, that the foregoing clauses (i) through (v) shall not include the Company or any of its Subsidiaries entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, plans, agreements, benefits and compensation arrangements (including any cash-based bonus arrangements, but excluding, for the avoidance of doubt, any equity incentive grants or similar equity, or equity-linked grants or awards) that have a value that is consistent with past practice of making compensation and benefits available to newly hired or promoted employees in similar positions and otherwise consistent with the Ordinary Course; provided further, and for the avoidance of doubt, any increase in any severance, retention, change in control, termination or similar compensation or benefits shall not be deemed “Ordinary Course” or “consistent with past practice” for purposes of this Section 3.24(f);

(g)            hired or terminated (other than with cause, as determined by Sellers in good-faith), any director, officer, employee, individual independent contractor or other individual service provider, other than any employee, individual independent contractor or individual service provider whose base salary did not (and following any such action did not) exceed $250,000 per annum;

(h)            other than as required by applicable Law, entered into, amended or waived in any material respect any collective bargaining agreement (or similar agreement or arrangement);

(i)             made any material changes in financial accounting methods, principles, practices, procedures or policies, except insofar as may be required by (i) GAAP or (ii) or any applicable Law, including Regulation S-X under the Securities Act;

(j)             authorized, consented to or effected any amendment or change in (i) the Company’s articles of incorporation or bylaws or (ii) the organizational documents of any Subsidiary of the Company;

(k)            waived, released, assigned, instituted, compromised, or settled, with respect to any pending or threatened Action related to the Company or any of its Subsidiaries, their respective businesses, the Acquired Assets or the Assumed Liabilities, other than involving solely money damages not in excess of $500,000 individually, or $1,000,000 in the aggregate;

(l)             (i) made any unusual or extraordinary efforts to collect any accounts receivable, intercompany obligation or Liability for Indebtedness, or given any discounts or concessions for early payment of such accounts receivable, intercompany obligation or Liability for Indebtedness or (ii) made any sales of, or, other than Permitted Encumbrances, conveyed any interest in, any such accounts receivable, intercompany obligation or Liability for Indebtedness to any third party;

(m)            licensed on-market or in-development products from third parties other than (i) in the Ordinary Course, (ii) which would not reasonably expected to result in payments, over the life of such Contract (including any purchaser order or similar agreement or binding arrangement associated therewith), of amounts in excess of $1,000,000 and (iii) those which would not impose any obligations on the Company and its Subsidiaries of the type contemplated by Section 3.9(a)(viii);

(n)            (i) abandoned, cancelled, failed to renew, or permitted to lapse (A) any Company Owned Intellectual Property that is used in the conduct of the business or held for use by the Company or any of its Subsidiaries and is material to the Company and its Subsidiaries or (B) any material Company Licensed Intellectual Property to the extent that a Seller has the right to take or cause to be taken such action pursuant to the terms of the applicable Contract under which such Intellectual Property is licensed to the applicable Seller, (ii) sold, transferred, licensed or otherwise encumbered any material Company Owned Intellectual Property, other than licenses of Company Owned Intellectual Property in the Ordinary Course, or (iii) except in the Ordinary Course, withdrawn, amended, modified or terminated any Product Registrations;

(o)            amended in any material respect, cancelled or permitted to terminate any material insurance policy naming the Company or a Subsidiary of the Company as an insured, a beneficiary or a loss payable payee without first obtaining comparable substitute insurance coverage with no lapse in coverage;

(p)            granted any waiver under or amended or modified, or surrendered, revoked, permitted to lapse or otherwise terminated any Permit, other than in the Ordinary Course and as would not reasonably be expected to be material to the Acquired Assets, the Assumed Liabilities or the operation of the business of the Company and its Subsidiaries; or

(q)            authorized any of, or committed, or agreed in writing or otherwise, to take any of, the foregoing actions.

3.25.          Bank Accounts. Schedule 3.25 sets forth a complete list of all bank accounts (including any deposit accounts, securities accounts and any sub-accounts) of Sellers and the Acquired Subsidiaries.

3.26.          No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) or in the officer’s certificate of the Company delivered pursuant to Section 2.3(f) (the “Express Representations”), neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries, the Acquired Assets or the Assumed Liabilities or with respect to any information, statements, disclosures, documents, projections, forecasts or other material of any nature made available or provided by any Person (including in the Projections, the Confidential Information Memorandum prepared by PJT Partners LP) (the “Information Presentation”) or in that certain datasite administered by Intralinks (the “Dataroom”) or elsewhere to Purchaser or any of its Affiliates or Advisors on behalf of the Company or any of its Affiliates or Advisors. Except with respect to the Express Representations, all other representations and warranties, whether express or implied, are hereby expressly disclaimed by the Company. Nothing in this Section 3.26 shall limit any rights or remedies of Purchaser with respect to a claim for Fraud.

Article IV

Representations and Warranties of Purchaser

Purchaser represents and warrants to the Company as follows as of the date hereof and as of the Closing Date.

4.1.            Organization and Qualification. Purchaser is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and limited liability company authority necessary to carry on its business as it is now being conducted, except (other than with respect to Purchaser’s due incorporation and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement. Purchaser is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement. Purchaser is not in violation of any of the provisions of its organizational documents, except as would not reasonably be expected to be material to Purchaser.

4.2.           Authorization of Agreement. Purchaser has all necessary limited liability company power and limited liability company authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which it is a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby, subject to requisite Bankruptcy Court approvals, have been, or with respect to any Ancillary Agreement to which Purchaser is a party, will be prior to the execution and delivery thereof, duly authorized by all requisite corporate or similar organizational action and no other corporate or similar organizational proceedings on its part are, or will be when so executed and delivered, necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements and the consummation by it of the transactions contemplated hereby and thereby.  Subject to requisite Bankruptcy Court approvals, this Agreement has been, and at or prior to the Closing, each Ancillary Agreement to which it is a party will be, duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which it is a party constitutes a legal, valid and binding obligation of Purchaser when so executed, enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by the Enforceability Exceptions.

4.3.           Conflicts; Consents.

(a)            Assuming that (a) requisite Bankruptcy Court approvals are obtained, (b) the notices, authorizations, approvals, Orders, permits or consents set forth on Schedule 4.3 are made, given or obtained (as applicable), (c) the requirements of the HSR Act are complied with, and (d) any filings required by any applicable federal or state securities or “blue sky” Laws are made, neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby, nor performance or compliance by Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of Purchaser’s articles of incorporation or bylaws or similar organizational documents, (ii) conflict with or violate any Law or Order applicable to Purchaser, (iii) conflict with, violate or constitute a breach of or default (with or without notice or lapse of time, or both) under or result in the acceleration of or give rise to a right of termination, modification, acceleration or cancelation of any obligation or to the loss of any benefit, any of the terms or provisions of material Contract to which Purchaser is a party, or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of Purchaser or any of its Subsidiaries, except, in the case of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b)            Except as set forth on Schedule 4.3(b), Purchaser is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except (i) any filings required to be made under the HSR Act, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) as otherwise set forth on Schedule 4.3 or (iv) where failure to file, seek or obtain such notice, authorization, approval, Order, permit or consent, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated hereby.

4.4.            Financing. Purchaser has, and will have at the Closing, sufficient funds in an aggregate amount necessary to pay the Wind-Down Amount (to the extent that the Wind-Down Amount is not reduced to zero by Excluded Cash), to assume the Assumed Liabilities and to consummate all of the other transactions contemplated by this Agreement. Purchaser is and shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts and the related Assumed Liabilities.

4.5.            Brokers. Except for Greenhill & Co., LLC, the fees and expenses of which will be paid solely by Purchaser, no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.6.            Credit Bid. The Required Lenders (as defined in the Direction Letter), as holders of outstanding Loan Agreement Indebtedness, delivered to Purchaser, on or prior to the date hereof, a direction letter to fully authorize Purchaser to, among other things, enter into and perform and comply with this Agreement and consummate the transactions contemplated hereby, including the credit bid contemplated in Section 2.1(a), which is attached on Schedule 4.6 (the “Direction Letter”).

4.7.            No Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened against Purchaser that will adversely affect in any material respect Purchaser’s ability to consummate the transactions contemplated by this Agreement (other than with respect to any objection, adversary proceeding or other contested matter which may after the date hereof be filed or otherwise arise in connection with the Bankruptcy Case).

4.8.            Certain Arrangements. As of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations, whether written or oral, between any member of the Purchaser Group, on the one hand, and any member of the management of the Company or any of its Subsidiaries or board of directors (or applicable governing body of any Subsidiary), any holder of equity or debt securities of the Company or its Subsidiaries, or any lender or creditor of the Company or its Subsidiaries, on the other hand, (a) relating in any way to the acquisition of the Acquired Assets or the transactions contemplated by this Agreement or (b) that would be reasonably likely to prevent, restrict, impede or affect adversely the ability of the Company to entertain, negotiate or participate in any such transaction.

4.9.            Investment Representation; Investigation. Purchaser is acquiring the capital stock or other equity interests of the Acquired Subsidiaries for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Purchaser is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act. Purchaser has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and is able to bear the substantial economic risk of such investment for an indefinite period of time.

4.10.          No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV (as qualified by the Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) or in the officer’s certificate delivered by Purchaser pursuant to Section 2.4(c), each Seller, on behalf of itself and each other Seller Party, acknowledges and agrees that neither Purchaser nor any other Person on behalf of Purchaser makes, and none of the Seller Parties have relied on the accuracy or completeness of any express or implied representation or warranty with respect to Purchaser or with respect to any other information provided by or on behalf of any Purchaser.

Article V

Bankruptcy Court Matters

5.1.            Bankruptcy Actions.

(a)            As promptly as practicable after the date hereof (and, in any event, in accordance with the milestones set forth in the RSA), Sellers shall file with the Bankruptcy Court consistent with the consent rights set forth in the RSA (i) the Petitions and (ii) a motion seeking approval of (y) the Bidding Procedures Order and (z) the form of this Agreement and Sellers’ authority to enter into this Agreement (the “Bidding Procedures Motion”); provided that the Company may modify the Bidding Procedures Motion pursuant to discussions with the United States Trustee assigned to the Bankruptcy Case, the Bankruptcy Court, any creditor or statutory committee representing a group of creditors in the Bankruptcy Case, or any other party in interest and otherwise in a manner consistent with the RSA; provided further that any and all such modifications are first approved by Purchaser in writing. The bidding procedures to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order. Purchaser agrees and acknowledges that Sellers, including through their representatives, are and may continue soliciting inquiries, proposals or offers from third parties in connection with any Alternative Transaction.

(b)            From the date hereof until the earlier of (i) the termination of this Agreement in accordance with Article VIII and (ii) the Closing Date, Sellers shall diligently pursue the entry of (i) the Bidding Procedures Order and (ii) the Sale Order, in each case, by the Bankruptcy Court.

(c)            Sellers and Purchaser shall reasonably cooperate with the Company to assist in obtaining the Bankruptcy Court’s entry of the Sale Order and any other Order reasonably necessary in connection with the transactions contemplated by this Agreement as promptly as reasonably practicable, including furnishing affidavits, non-confidential financial information, or other documents or information for filing with the Bankruptcy Court and making such Advisors of Purchaser and Sellers and their respective Affiliates available to testify before the Bankruptcy Court for the purposes of, among other things, providing adequate assurances of performance by Purchaser as required under Section 365 of the Bankruptcy Code, and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

(d)            Each of the Company and Purchaser shall appear formally or informally in the Bankruptcy Court if reasonably requested by the other Party or required by the Bankruptcy Court in connection with the transactions contemplated by this Agreement and keep the other reasonably apprised of the status of material matters related to this Agreement, including, upon reasonable request promptly furnishing the other with copies of notices or other communications received by any Seller from the Bankruptcy Court or any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

(e)             If the prevailing party at the conclusion of the Auction (such prevailing party, the “Successful Bidder”) fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, the next highest bidder (the “Backup Bidder”) will be deemed to have the new prevailing bid, and the Company shall be required to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement; provided, however, that Purchaser shall only be required to keep Purchaser’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until the earlier of (i) the Outside Back-Up Date or (ii) the date of closing of an Alternative Transaction with the Successful Bidder.

(f)            The Company and Purchaser acknowledge that this Agreement and the sale of the Acquired Assets are subject to higher and better bids and Bankruptcy Court approval. The Company and Purchaser acknowledge that Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best price for the Acquired Assets, including giving notice thereof to the creditors of Sellers and other interested parties, providing information about the Company to prospective bidders, entertaining higher and better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Acquired Assets, conducting an Auction.

(g)            Notwithstanding any other provision of this Agreement to the contrary, Purchaser acknowledges that Sellers and their Affiliates and Advisors are and may continue soliciting and/or responding to inquiries, proposals or offers for the Acquired Assets and may furnish any information with respect to, or assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek to do any of the foregoing in connection with any Alternative Transaction.

(h)            Purchaser shall provide adequate assurance of future performance as required under Section 365 of the Bankruptcy Code for the Assigned Contracts. Purchaser agrees that it will take actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser’s Advisors available to testify before the Bankruptcy Court.

5.2.            Cure Costs. Subject to entry of the Sale Order and consummation of the Closing, Purchaser shall, on the Closing, pay the Cure Costs and cure any and all other defaults and breaches under the Acquired Contracts so that such Contracts may be assumed by the applicable Seller and assigned to Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement.

5.3.            Sale Order. The Sale Order shall, among other things, (a) approve, pursuant to Sections 105, 363, and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Sellers of this Agreement, (ii) the sale of the Acquired Assets to Purchaser on the terms set forth herein and free and clear of all Encumbrances (other than Encumbrances included in the Assumed Liabilities and Permitted Encumbrances), and (iii) the performance by Sellers of their respective obligations under this Agreement; (b) authorize and empower Sellers to assume and assign to Purchaser the Assigned Contracts; (c) find that Purchaser is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, find that Purchaser is not a successor to any Seller, and grant Purchaser the protections of Section 363(m) of the Bankruptcy Code; (d) find that Purchaser shall have no Liability or responsibility for any Liability or other obligation of any Seller arising under or related to the Acquired Assets other than as expressly set forth in this Agreement, including successor or vicarious Liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee Liability, labor law, de facto merger, or substantial continuity; (e) find that Purchaser has provided adequate assurance (as that term is used in Section 365 of the Bankruptcy Code) of future performance in connection with the assumption of the Assigned Contracts; and (f) find that Purchaser shall have no Liability for any Excluded Liability. Without limiting Sellers’ obligation to take all such actions as are reasonably necessary to obtain Bankruptcy Court approval of the Sale Order, Purchaser agrees that it will promptly take reasonable actions to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (x) demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and (y) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code. Nothing in this Agreement shall require Purchaser or its Affiliates to give testimony to or submit any pleading, affidavit or information to the Bankruptcy Court or any Person that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

5.4.            Sale Free and Clear. Sellers acknowledge and agree, and the Sale Order shall provide that, except as otherwise provided in Section 1.3, on the Closing Date and concurrently with the Closing, all then existing or thereafter arising obligations, Liabilities and Encumbrances of, against or created by Sellers or their bankruptcy estate, to the fullest extent permitted by Section 363 of the Bankruptcy Code, shall be fully released from and with respect to the Acquired Assets. On the Closing Date, the Acquired Assets shall be transferred to Purchaser free and clear of all obligations, Liabilities and Encumbrances, other than Permitted Encumbrances and the Assumed Liabilities to the fullest extent permitted by Section 363 of the Bankruptcy Code.

5.5.            Approval. Sellers’ obligations under this Agreement and in connection with the transactions contemplated hereby are subject to entry of and, to the extent entered, the terms of any Orders of the Bankruptcy Court (including entry of the Sale Order). Nothing in this Agreement shall require the Company or its Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

Article VI

Covenants and Agreements

6.1.	Conduct of Business of Sellers.

(a)            Except as (i) required by applicable Law, (ii) required by order of the Bankruptcy Court or required, authorized or restricted pursuant to the Bankruptcy Code or the Financing Order or the DIP Credit Agreement, as the case may be, (iii) expressly contemplated or required by this Agreement or (iv) expressly set forth in Schedule 6.1(a), during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing (provided, and without prejudice to Section 6.2(b), in the event that Sellers request, in writing, to take any reasonable action of short term duration which, based on Sellers’ good faith business judgment, is necessary to respond the “Coronavirus” or “COVID-19” (or the Effects thereof), Purchaser shall not unreasonably withhold, condition or delay its consent for such action), the Company shall, and shall cause each of its Subsidiaries to, carry on its and their business in the Ordinary Course, pay all of their respective post-petition obligations in the Ordinary Course and use its and their commercially reasonable efforts to preserve substantially intact their goodwill and relationships with employees, suppliers, vendors, licensors, licensees, distributors, consultants, customers and other Persons having material relationships with the Company and its Subsidiaries, taken as a whole (other than making any payment of any pre-petition claim).

(b)            Except as (i) required by applicable Law, (ii) required by order of the Bankruptcy Court or required, authorized or restricted pursuant to the Bankruptcy Code or the Financing Order or the DIP Credit Agreement, as the case may be, (iii) expressly contemplated or required by this Agreement, or (iv) expressly set forth in Schedule 6.1(a), and without limiting the generality of the restrictions set forth in Section 6.1(a), during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing (provided, and without prejudice to Section 6.2(b), in the event that Sellers request, in writing, to take any reasonable action of short term duration which, based on Sellers’ good faith business judgment, is necessary to respond the “Coronavirus” or “COVID-19” (or the Effects thereof), Purchaser shall not unreasonably withhold, condition or delay its consent for such action), the Company shall not, and shall cause each of its Subsidiaries not to, do any of the following (whether by merger, operation of law or otherwise):

(i)            (A) issue, sell, encumber or grant any shares of the capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of such capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of such capital stock or other equity or voting interests; (B) redeem, purchase or otherwise acquire any of the outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of such capital stock or other equity or voting interests, other than the acceptance of shares of Company common stock as payment for the exercise price of, or any withholding Taxes incurred with the vesting or settlement of, any Company equity awards, (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of the capital stock or other equity or voting interests, other than cash dividends and distributions by an Acquired Subsidiary to another Acquired Subsidiary, but subject to Section 6.1(a), or (D) split, combine, subdivide or reclassify any shares of the capital stock or other equity or voting interests;

(ii)             issue, incur, assume or otherwise become liable for (A) any indebtedness for borrowed money, (B) any notes, mortgages, bonds, debentures or other debt securities or warrants or other rights to acquire any notes, mortgages, bonds, debentures or other debt securities of the Company or any of its Subsidiaries, (C) any letters of credit, security or performance bonds or similar credit support instruments or overdraft facilities or cash management programs of any Person, (D) any amounts owing as deferred purchase price for property or services, including any capital leases, seller notes and “earn out” payments, or other contingent payment obligations, or (E) any guarantee of any of the foregoing obligations of another Person, or any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), except Indebtedness that will constitute Excluded Liabilities;

(iii)            sell, divest, distribute, assign, license, mortgage, pledge, encumber, transfer, lease or sublease to any Person, or otherwise dispose of, in a single transaction or series of related transactions, any of the Acquired Assets (other than Intellectual Property), except (A) Ordinary Course dispositions of Inventory, and (B) dispositions of obsolete or worn out assets; provided, however, that the Company shall not, and shall not permit its Subsidiaries to (i) take any such action, or otherwise terminate, amend, modify, extend, waive, renew or otherwise alter any of the Leases, (ii) construct, alter or destroy any material improvement on the Owned Real Property, except in connection with any capital expenditures expressly contemplated by Section 6.1(b)(iv), or (iii) take any such action with respect to any of the Owned Real Property or any portion thereof;

(iv)            make or authorize capital expenditures, including for property, plant and Equipment, except for those that are expressly contemplated by the Company’s capital plan that has been made available to Purchaser in item 6.2.1 of the Dataroom;

(v)             make any acquisition of, or investment in, or otherwise acquire, any properties, assets, securities or business (including by merger, asset acquisition, equity purchase or other similar transaction), except for any acquisition of Inventory in the Ordinary Course and, in each case, otherwise in accordance with the budget contemplated by the Financing Order the DIP Credit Agreement and except in connection with any capital expenditures expressly contemplated by Section 6.1(b)(iv);

(vi)            other than as required by applicable Law, required to comply with any Contract or Seller Plan binding on the Company and its Subsidiaries as of the date of this Agreement and made available to Purchaser (if so required by this Agreement), or as set forth on Schedule 6.1(b)(vi) (1) grant to any current or former director, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries any increase in compensation or benefits, (2) grant to any current or former director, officer, employee, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries any severance, retention, change in control, termination or similar compensation or benefits, (3) grant or amend any equity, equity-based or other incentive or similar awards, (4) establish, adopt, enter into, materially amend or terminate any material Seller Plan, or (5) take any action to accelerate or materially modify the vesting of, or payment of, any compensation or benefit under any Seller Plan; provided, however, that the foregoing clauses (1) through (5) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, plans, agreements, benefits and compensation arrangements (including any cash-based bonus arrangements, but excluding, for the avoidance of doubt, any equity incentive grants or similar equity, or equity-linked grants or awards) that have a value that is consistent with past practice of making compensation and benefits available to newly hired or promoted employees in similar positions and otherwise consistent with the Ordinary Course; provided further, and for the avoidance of doubt, any increase in any severance, retention, change in control, termination or similar compensation or benefits shall not be deemed “Ordinary Course” or “consistent with past practice” for purposes of this Section 6.1(b)(vi);

(vii)          hire or terminate (other than with cause, as determined by Sellers in good-faith), any director, officer, employee, individual independent contractor or other individual service provider, other than any employee, individual independent contractor or individual service provider whose base salary does not (and following any such action will not) exceed $250,000 per annum;

(viii)         other than as required by applicable Law, enter into, amend or waive in any material respect any collective bargaining agreement (or similar agreement or arrangement);

(ix)            make any material changes in financial accounting methods, principles, practices, procedures or policies, except insofar as may be required by (A) GAAP or (B) or any applicable Law, including Regulation S-X under the Securities Act;

(x)             authorize, consent to or effect any amendment or change in (A) the Company’s articles of incorporation or bylaws or (B) the organizational documents of any Subsidiary of the Company;

(xi)            sell, lease, transfer, license, abandon or otherwise dispose of, or grant any Encumbrance (other than Permitted Encumbrances), on any Acquired Assets (other than Intellectual Property), other than (A) any Encumbrance to secure Indebtedness and other obligations in existence at the date of this Agreement (and required to be so secured by their terms); provided that any such Encumbrance will be extinguished in connection with the Closing; or (B) sales of Inventory in the Ordinary Course;

(xii)            waive, release, assign, institute, compromise, or settle, with respect to any pending or threatened Action related to the Company or any of its Subsidiaries, their respective businesses, the Acquired Assets or the Assumed Liabilities, other than (i) the Bankruptcy Case or (ii) involving solely money damages not in excess of $500,000 individually, or $1,000,000 in the aggregate which will constitute Excluded Liabilities;

(xiii)            (A) terminate, amend, supplement, modify or waive any provision of, or accelerate any rights, benefits or obligations under, any Material Contract, except any such action which would otherwise not be material and is in the Ordinary Course or the expiration in accordance with its term or (B) enter into any Contract that would be a Material Contract if executed prior to the date of this Agreement or which would result in an obligation of the Company or any of its Subsidiaries in excess of $3,000,000, except for any renewal of any such Contract in the Ordinary Course upon terms and conditions which are no less favorable to the Company and its Subsidiaries, in any material respect, than those in effect as of the date of this Agreement;

(xiv)            (A) make any unusual or extraordinary efforts to collect any accounts receivable, intercompany obligation or Liability for Indebtedness, or give any discounts or concessions for early payment of such accounts receivable, intercompany obligation or Liability for Indebtedness or (B) make any sales of, or, other than Permitted Encumbrances and any Encumbrances provided for in the Financing Order, convey any interest in, any accounts receivable, intercompany obligation or Liability for Indebtedness to any third party;

(xv)            license on-market or in-development products from third parties other than (A) in the Ordinary Course, (B) those that would not reasonably be expected to result in payments, over the life of such Contract (including any purchaser order or similar agreement or binding arrangement associated therewith), of amounts in excess of $3,000,000 and (C) which would not impose any obligations on the Company and its Subsidiaries of the type contemplated by Section 3.9(a)(viii);

(xvi)            (A) abandon, cancel, fail to renew, or permit to lapse, as applicable, (1) any Company Owned Intellectual Property that is used in the conduct of the business or held for use by the Company or any of its Subsidiaries and is material to the Company and its Subsidiaries or (2) any material Company Licensed Intellectual Property to the extent that a Seller has the right to take or cause to be taken such action pursuant to the terms of the applicable Contract under which such Intellectual Property is licensed to the applicable Seller, (B) sell, transfer, license or otherwise encumber any material Company Owned Intellectual Property, other than licenses of Company Owned Intellectual Property in the Ordinary Course, or (C) except in the Ordinary Course, withdraw, amend, modify or terminate any Product Registrations;

(xvii)            amend in any material respect, cancel or permit to terminate any material insurance policy naming the Company or a Subsidiary of the Company as an insured, a beneficiary or a loss payable payee without first obtaining comparable substitute insurance coverage with no lapse in coverage;

(xviii)            grant any waiver under or amend or modify, or surrender, revoke, permit to lapse or otherwise terminate any Permit, other than in the Ordinary Course and as would not reasonably be expected to be material to the Acquired Assets, the Assumed Liabilities or the operation of the business of the Company and its Subsidiaries;

(xix)            except as required by applicable Law, (1) make, revoke or change any material Tax election or method of accounting with respect to Taxes, (2) file any Tax Return (other than in the Ordinary Course and consistent with past practice and applicable Law) or amend any Tax Return, (3) enter into any closing agreement, (4) commence, settle or compromise any material Tax claim or assessment, (5) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to a material amount of Taxes, (6) grant any power of attorney with respect to material Taxes, or (7) enter into any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any customary commercial agreement or arrangement entered into in the Ordinary Course the primary purpose of which is not the allocation of Taxes); in each case to the extent such action could adversely affect Purchaser or the Acquired Assets or increase the amount of any Assumed Liabilities; or

(xx)            authorize any of, or commit, agree in writing or otherwise, to take any of, the foregoing actions.

It is understood and agreed that certain actions may be contemplated by one or more provisions of this Section 6.1(b) and, in such event, such action may only be taken (or omitted to be taken) if so permitted by each such provision of this Section 6.1(b).

(c)            Nothing contained in this Agreement is intended to give Purchaser or its Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations or business prior to the Closing, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Purchaser’s or its Subsidiaries’ operations.  Prior to the Closing, each of Purchaser and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d)            In furtherance of the provisions of Section 6.1(a) and Section 6.1(b), it is the intent of the Parties that, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Purchaser otherwise consents in writing (such consent to be provided in Purchaser’s sole discretion), other than as set forth on Schedule 6.1(d), Sellers shall not, and Sellers shall cause their Subsidiaries not to, (i) sell, divest, distribute, assign, license, mortgage, pledge, encumber, transfer, lease or sublease to any Subsidiary that is not a Seller or, at the Closing, is an Acquired Subsidiary, any property, right, privilege, interest or any other asset of Sellers or any such Acquired Subsidiary that would otherwise (A) constitute an Acquired Asset if owned immediately prior to the Closing or (B) is or would otherwise constitute a property, right, privilege, interest or any other asset of any such Acquired Subsidiary, or (ii) convey, transfer or otherwise assign to any Seller or such Acquired Subsidiary any Liability of any entity that is an Excluded Subsidiary.

6.2.        Access to Information.

(a)            From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Article VIII), the Company will, and will cause its Subsidiaries and use commercially reasonable efforts to cause its Advisors and other representatives to, provide Purchaser and its Advisors with reasonable access and upon reasonable advance notice and during regular business hours to the books and records (including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other Documents), documents, data, files, personnel and offices and properties of the Company and its Subsidiaries, in order for Purchaser and its Advisors to access such information regarding the Company and its Subsidiaries as is reasonably necessary in order to consummate the transactions contemplated by this Agreement or otherwise as reasonably requested by Purchaser in connection with Purchaser’s actions provided for in this Agreement, or as requested by Purchaser in order for Purchaser and its Advisors to conduct a Phase I or similar environmental site assessment of any of the Acquired Assets; provided that (i) such access does not unreasonably interfere with the normal and Ordinary Course operations of the Company and its Subsidiaries, (ii) all requests for access will be directed to PJT Partners LP or such other Person(s) as the Company may designate in writing from time to time, (iii) nothing herein will require the Company to provide access to any properties, plants or facilities for the purposes of conducting (A) any Phase I or similar environmental site assessment, including a Preliminary Assessment (as defined in ISRA), for any Acquired Leased Real Property in New Jersey for which a General Information Notice was submitted or (B) any subsurface or invasive environmental sampling or testing (for clarity, a Phase I environmental site assessment or similar environmental assessment shall not constitute subsurface or invasive environmental sampling or testing) and (iv) nothing herein will require the Company to provide access to, or to disclose any information to, Purchaser if such access or disclosure (A) would result in the waiver of any attorney-client, work-product or other legal privilege or accountant privilege, (B) would reasonably be expected to violate any applicable Laws (including the HSR Act and Foreign Competition Laws), or (C) would violate any fiduciary duty; provided further that the Company and its Subsidiaries will use commercially reasonable efforts to provide a reasonable alternative means of accessing any such information in a manner that is not inconsistent with the foregoing; provided further that no such access shall be required in connection with a proceeding between Purchaser or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand.

(b)            From time to time following the date hereof and prior to the Closing, upon Purchaser’s reasonable request with respect to any Effects on the Company and its Subsidiaries relating to or arising from the “Coronavirus” or “COVID-19” (including any quarantine or trade restrictions or similar Effects reasonably related thereto) that would reasonably be expected to adversely impact the business and operations of the Company and its Subsidiaries in any material respect, the Sellers shall, and shall use their commercially reasonable efforts to cause their Advisors to, promptly (and, in any event, within five (5) Business Days of any written request of Purchaser) (i) provide, in a manner consistent with the provisions of Section 6.2(a), information reasonably requested by Purchaser and relating to such Effects and the Company and its Subsidiaries or, to the extent relevant to such Effects, its historical, current or future business, financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of the Company or any of its Subsidiaries related thereto, (ii) participate in meetings or teleconferences reasonably requested by Purchaser (including such members of senior management of the Company as may be reasonably requested or necessary with respect to such Effects) to discuss such Effects and information referred to in the immediately preceding clause (i), and (iii) consider in good-faith Purchaser’s requests, recommendations and advice in connection therewith.

(c)            The information provided pursuant to this Section 6.2 will be used solely for the purpose of consummating the transactions contemplated hereby or in connection with Purchaser’s actions provided for in this Agreement, and will be governed by all the confidentiality terms and conditions of the Loan Documents. Neither the Company nor any of Sellers makes any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.2, other than the Express Representations.

(d)            From and after the Closing for a period of three (3) years following the Closing Date (or, if earlier, the closing of the Bankruptcy Case), Purchaser will provide Sellers and their Advisors with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other Documents transferred to Purchaser pursuant to this Agreement (for the purpose of examining and copying) relating to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, in each case, in Purchaser’s possession or control and solely to the extent concerning periods or occurrences prior to the Closing Date, and reasonable access, during normal business hours, and upon reasonable advance notice, to personnel, offices and properties of Purchaser, as may be reasonably requested by the Company in connection with the Bankruptcy Cases, the wind-down and liquidation of Sellers, to comply with legal, regulatory, stock exchange and financial reporting requirements, to satisfy any audit, accounting or similar requirement; provided, in each case, that such access does not unreasonably interfere with the normal operations of Purchaser; provided further that nothing herein will require Purchaser to provide access to, or to disclose any information to, Sellers if such access or disclosure (A) would result in the waiver of any attorney-client, work-product or other legal privilege or accountant privilege, (B) would reasonably be expected to violate any applicable Laws (including the HSR Act and Foreign Competition Laws), (C) would reasonably expected to be in violation of the provisions of any agreement (including any confidentiality obligation) by which Purchaser or any of its Subsidiaries is bound, or (D) would violate any fiduciary duty; provided that Purchaser and its Subsidiaries will use commercially reasonable efforts to provide a reasonable alternative means of accessing any such information in a manner that is not inconsistent with the foregoing; provided further that no such access shall be required in connection with a proceeding between Purchaser or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand.

(e)            Unless otherwise consented to in writing by the other Parties, no Party, for a period of three (3) years following the Closing Date, shall destroy, alter or otherwise dispose of any of the books and records relating to any period occurring on or prior to the Closing without providing reasonable advance notice to such other Party and offering to permit such other Party (at such other Party’s sole cost and expense) to make copies of such books and records or any portion thereof that such Party may intend to destroy, alter or dispose of. From and after the Closing, Purchaser will, and will cause its employees to, provide Sellers with reasonable assistance, support and cooperation, upon reasonable advance notice and during normal business hours, with Sellers’ wind-down and related activities (e.g., helping to locate documents or information related to and assistance with preparation of Tax Returns or prosecution or processing of insurance/benefit claims); provided that such assistance, support and cooperation does not (x) unreasonably interfere with Purchaser’s business and operations or (y) require Purchaser to incur any out of pocket costs or expenses.

(f)            Except for contacts in the Ordinary Course unrelated to the transactions contemplated hereby, Purchaser will not, and will not permit any member of the Purchaser Group to, contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, licensee, licensor, distributor, noteholder or other material business relation of the Company or its Subsidiaries prior to the Closing with respect to the Company, its Subsidiaries, their business or the transactions contemplated by this Agreement without the prior written consent of the Company for each such contact, such consent not to be unreasonably withheld, conditioned or delayed.

(g)            From and after the Closing for a period of three (3) years following the Closing Date (or, if earlier, the closing of the Bankruptcy Case), Sellers will provide Purchaser and its Advisors with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents relating to the Company or its Subsidiaries (for the purpose of examining and copying) relating to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, in each case, in Sellers’ possession or control and solely to the extent concerning periods or occurrences prior to the Closing Date as may be reasonably requested by Purchaser (x) to comply with legal, contractual, regulatory, stock exchange and financial reporting requirements, (y) to satisfy any audit, accounting or similar requirement, or (z) to satisfy any other bona fide legal compliance, accounting or tax purpose; provided that nothing herein will require Sellers to provide access to, or to disclose any information to, Purchaser if such access or disclosure (A) would result in the waiver of any attorney-client, work-product or other legal privilege or accountant privilege, (B) would reasonably be expected to violate any applicable Laws (including the HSR Act and Foreign Competition Laws), or (C) would violate any fiduciary duty; provided that Sellers will use commercially reasonable efforts to provide a reasonable alternative means of accessing any such information in a manner that is not inconsistent with the foregoing; provided further that no such access shall be required in connection with a proceeding between Purchaser or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand.

6.3.        Employee Matters.

(a)            Purchaser shall extend to all employees of Sellers listed on Schedule 3.17(a) (or hired in compliance with Section 6.1) (the “Employees”) an offer of employment in a position that is comparable to such Employee’s position immediately prior to the Closing (including level of responsibility, primary location of employment, and authority) on the terms set forth in this Section 6.3 (“Transfer Offer”) that, if accepted, shall become effective immediately after the Closing. Employees who accept such Transfer Offers with Purchaser in accordance with this Section 6.3(a) shall be referred to herein as “Transferred Employees.” Nothing herein shall be construed as a representation or guarantee by any Seller or any of their respective Affiliates that any or all of the Employees will accept the offer of employment from Purchaser or will continue in employment with Purchaser following the Closing. Purchaser shall carry out all actions necessary under applicable Law to effect the transfer of employment to it of each such Transferred Employee who has accepted that offer. Effective as of the Closing, each Transferred Employee shall cease to be an employee of Sellers or their Affiliates.

(b)            For a period of one year from and after the Closing Date, Purchaser shall provide or cause to be provided each Transferred Employee with: (i) base compensation/wage rate that is no lower than that provided to such Transferred Employees as of the date hereof; (ii) short-term cash bonus opportunities substantially similar in amounts to the portion of existing retention bonus opportunities tied to short-term incentive opportunities (i.e., excluding any portion of the retention bonus opportunities that were calculated based on long-term incentives) that is no less favorable than that provided to such Transferred Employee as of the date hereof; and (iii) other employee benefits (including severance benefits, but excluding any equity incentive or other long term incentive arrangements, defined benefit pension benefits and post-employment welfare benefits) that are substantially comparable in the aggregate to those provided by Sellers to such Transferred Employees as of the date hereof under the Seller Plans made available to Purchaser (but excluding any severance benefits under any employment agreement not assumed by Purchaser). For purposes of eligibility and vesting (other than vesting of future equity awards) under the benefit plans and programs maintained by Purchaser or any of its Affiliates after the Closing Date in which Transferred Employees are eligible to participate (the “Purchaser Plans”), each Transferred Employee who is so eligible shall be credited with his or her years of service with Sellers or any of their respective Subsidiaries before the Closing Date to the same extent as such Transferred Employee was entitled, before the Closing Date, to credit for such service under substantially similar Seller Plans in which such Transferred Employees participated before the Closing Date, except to the extent such credit would result in a duplication of benefits.

(c)            Without limiting the generality of any other provision of this Agreement: (i) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all Purchaser Plans that are made available to Transferred Employees at the relevant time as required by Section 6.3(c); (ii) for purposes of each Purchaser Plan providing health or welfare benefits, Purchaser shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Plan to be waived for such Transferred Employee and his or her covered dependents (unless such exclusions or requirements were applicable under comparable Seller Plans); and (iii) Purchaser shall use commercially reasonable efforts to cause any co-payments, deductible and other eligible expenses incurred by such Transferred Employee or his or her covered dependents during the plan year in which the Closing Date occurs to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year of each comparable Purchaser Plan.

(d)            Purchaser shall assume and be solely responsible for paying, providing and satisfying when due the following: (a) all accrued and unused vacation, personal days, sick pay and other paid time off for Transferred Employees earned but unused as of the Closing Date, (b) all cash retention and cash long term incentive plans and similar obligations and Liabilities to the extent the payee and the time and amount of payment are specified on Schedule 6.3(d), and (c) all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), vacation, personal days, sick pay and other paid time off, benefits and benefit claims, severance and termination pay, notice, and benefits (including any employer Taxes or other payments related thereto), in each case of this clause (c), accruing, incurred or arising as a result of employment or separation from employment with Purchaser after the Closing Date with respect to Transferred Employees.

(e)            Sellers shall reasonably cooperate in providing, pursuant to Section 6.2, to Purchaser all information reasonably requested by Purchaser with respect to Purchaser’s compliance with its obligations under this Section 6.3.

(f)            The provisions of this Section 6.3 are for the sole benefit of the Parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including for the avoidance of doubt any Employees or Transferred Employees), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.3 or under or by reason of any provision of this Agreement). Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall, subject to compliance with the other provisions of this Section 6.3, alter or limit Purchaser’s or Sellers’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

(g)            Effective as of the Closing, Purchaser and Purchaser’s Affiliates shall assume all obligations, Liabilities and commitments in respect of claims made by any Transferred Employee (or any other individual claiming that he or she is or should be a Transferred Employee) for severance or other termination benefits (including claims for wrongful dismissal, notice of termination of employment, pay in lieu of notice or breach of Contract) arising out of, relating to or in connection with any failure of Purchaser to offer employment to, or to continue the employment of, any such Transferred Employee (or other individual claiming that he or she is or should be a Transferred Employee) on terms and conditions consistent with Purchaser’s obligations under this Section 6.3(g).

(h)            Purchaser will, or will cause its Affiliates to, provide any required notice to Transferred Employees under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”) and to otherwise comply with the WARN Act to Transferred Employees with respect to any “plant closing” or “mass layoff” or group termination or similar event under the WARN Act affecting Employees (including as a result of the consummation of transactions contemplated by this Agreement) and occurring on and after the Closing. Purchaser will not, and will cause its Affiliates not to, take any action on or after the Closing Date that would cause any termination of employment of any Employees by Sellers or their respective Affiliates occurring prior to the Closing to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act that would result in any Liability for Sellers, or to create any Liability or penalty to Sellers or any of their respective Affiliates for any employment terminations under Law.

(i)            For any Transferred Employees who are principally based outside the United States, the provisions of this Section 6.3 shall apply to such employees mutatis mutandis to the maximum extent permitted by applicable Law. With respect to the employees of the Swiss Company (the “Swiss Employees”), no transfer of employment relationships will occur as a consequence of the Closing of the transactions contemplated hereby and the currently applicable terms and conditions of employment (including social security and pension plan scheme) of such Swiss Employees shall remain unaltered in full force and effect. The provisions of this Section 6.3, in particular, without limitation, with respect to compensation and other employee benefits, shall also apply mutatis mutandis to the Swiss Employees.

6.4.        Regulatory Matters.

(a)            Subject to Section 6.5, the Company will (1) make or cause to be made all filings and submissions required to be made by the Company or its Subsidiaries under any applicable Laws for the consummation of the transactions contemplated by this Agreement set forth on Schedule 6.4, including filings or submissions related to Product Registrations and a General Information Notice for each Acquired Leased Real Property in New Jersey subject to ISRA, (2) reasonably cooperate with Purchaser in exchanging such information and providing reasonable assistance as Purchaser may reasonably request in connection with any filings made by the Purchaser Group pursuant to Section 6.4(b), and (3) (A) supply promptly any additional information and documentary material that may be requested in connection with the filings made pursuant to this Section 6.4(a) or Section 6.4(b), and (B) use reasonable best efforts to take all actions necessary to obtain all required clearances in connection with such filings. Prior to Closing, the Company shall engage a Licensed Site Remediation Professional (“LSRP”) that is reasonably acceptable to Purchaser to commence performance of a Preliminary Assessment (as defined in ISRA) for each Acquired Leased Real Property in New Jersey for which a General Information Notice was submitted.  The Company and Purchaser shall cooperate in good faith regarding the performance of the Preliminary Assessments, including the Company responding as promptly as reasonably practicable to any inquiries from Purchaser about the status of the Preliminary Assessments. Purchaser shall have the reasonable right to review and comment on the Preliminary Assessments, and the Company shall request that the LSRP consider in good faith any reasonable comments on the Preliminary Assessments received from Purchaser. At Closing, the Company shall end its engagement of the LSRP, at which time Purchaser shall directly engage the LSRP in connection with its assumption of responsibility for ISRA under Section 6.4(b)(ii). In the event the Preliminary Assessments have not been finalized at Closing, Purchaser shall be responsible, at its sole cost and expense, to complete the Preliminary Assessments.

(b)            Subject to Section 6.5, Purchaser will, and will cause its Affiliates and Advisors to, (i) make or cause to be made all filings and submissions required to be made by any member of the Purchaser Group under any applicable Laws and necessary to permit the consummation of the transactions contemplated by this Agreement, including any such filings or submissions related to Product Registrations, (ii) two (2) calendar days prior to Closing, submit a Remediation Certification, as defined under ISRA, to the New Jersey Department of Environmental Protection for each Acquired Leased Real Property in New Jersey subject to ISRA identifying Purchaser as the person responsible for ISRA compliance after Closing along with a Remediation Cost Review and RFS/FA Form, a Remediation Funding Source instrument and 1% annual surcharge check, as required, (iii) reasonably cooperate with the Company in exchanging such information and providing reasonable assistance as the Company may reasonably request in connection with any filings made by the Company pursuant to Section 6.4(a), and (iv) (A) supply promptly any additional information and documentary material that may be requested in connection with the filings made pursuant to this Section 6.4(b) or Section 6.4(a) and (B) use reasonable best efforts to take all actions necessary to obtain all required clearances.

(c)            From and after the date hereof, the Parties will cooperate in connection with the transfer of the transferable Product Registrations to Purchaser as of the Closing Date and the obtaining by Purchaser of new Product Registrations to the extent a Product Registration is not transferable. Promptly following the date hereof, the Parties will agree upon procedures to ensure a transition from the Sellers to Purchaser of all of the activities required to be undertaken by the holder of the Product Registrations, including adverse experience reporting, quarterly and annual reports to the FDA, handling and tracking of complaints, sample tracking, and communication with health care professionals and customers. Subject to Section 6.4(d), after the Closing, Purchaser shall assume all responsibility for the Product Registrations, including all responsibility for communications with the FDA and any other Governmental Body concerning the Products. The Parties shall cooperate in making and maintaining all required regulatory filings, and reporting all material communications (whether written or oral) from a Governmental Body in relation to a transfer and, to the extent one Party (Seller or Purchaser, as the case may be) requires the other Party’s (Purchaser or Seller, as the case may be) participation to effectuate the transfer of the Product Registrations, it shall give the other Party reasonable notice of all meetings and telephone calls with any Governmental Body expected to have a material impact upon a transfer and give the other Party a reasonable opportunity to participate at each such meeting or telephone call.

(d)            On the Closing Date (or within such time after the Closing Date as permitted under applicable Law) or as soon as practicable after the Closing Date, Sellers shall submit to the FDA the executed Seller FDA Transfer Letters. To the extent required, Sellers shall submit or deliver to the FDA and other appropriate Governmental Bodies within timelines as prescribed under applicable Law such documents and instruments of conveyance as necessary and sufficient to effectuate the transfer of each Permit and Governmental Authorization to Purchaser under applicable Law on the Closing Date or as soon as practicable after the Closing Date. Unless otherwise required by applicable Law, from the Closing Date until the relevant date of transfer for each Product Registration, Sellers shall use commercially reasonable efforts to maintain or cause to be maintained in force each such Product Registration and Purchaser shall promptly reimburse Sellers for the reasonable documented and out-of-pocket costs and expenses incurred by Sellers in connection with maintaining or causing to be maintained such Product Registrations. Unless otherwise required by applicable Law and as may be agreed between the Parties, Sellers shall use commercially reasonable efforts to progress or cause to be progressed any pending application filed prior to the Closing Date for a Product Registration. Notwithstanding anything contained in this Agreement to the contrary (including Section 6.1), Sellers shall not, from the Closing Date until the relevant date of transfer for such Product Registration, absent the prior written consent from Purchaser, or as is required by a Governmental Body, withdraw or suspend a Product Registration that is pending as of the Closing Date. The Sellers shall ensure that an employee or other authorized person is reasonably available to Purchaser to effectuate any transfers contemplated by this Section 6.4 and occurring after the Closing.

(e)            Prior to the Closing, the actions taken by Sellers pursuant to Section 6.4(c) shall be at the sole cost and expense of the Sellers. All documented and out-of-pocket costs and expenses incurred by Sellers after the Closing at the request of Purchaser in connection with this Section 6.4 shall be reimbursed by Purchaser.

6.5.        Antitrust Notification.

(a)            The Company and Purchaser will, as promptly as practicable and no later than ten (10) Business Days following the date hereof, (i) file with the United States Federal Trade Commission and the United States Department of Justice, the notification form required pursuant to the HSR Act for the transactions contemplated by this Agreement, which form will specifically request early termination of the waiting period prescribed by the HSR Act and (ii) make all notifications, filings, registrations or other materials required or necessary under the Foreign Competition Laws set forth on Schedule 6.5(a). Each of the Company and Purchaser will (and shall cause their respective Affiliates to) furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or such Foreign Competition Laws and will provide any supplemental information requested by any Governmental Body as promptly as practicable. Purchaser and Sellers will use reasonable best efforts to comply as promptly as practicable with any requests made for any additional information in connection with such filings. Whether or not the transactions contemplated by this Agreement are consummated, Sellers will be responsible for all filing fees payable in connection with such filings.

(b)            Subject to the immediately following sentence, the Company and Purchaser will use their reasonable best efforts to promptly obtain any clearance required, or any clearance that is otherwise advisable, under the HSR Act or such Foreign Competition Laws for the consummation of this Agreement and the transactions contemplated hereby and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body and will comply promptly with any such inquiry or request. Purchaser will take, and will cause its Affiliates to take, any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Body or any other Person so as to enable the Parties to expeditiously close the transactions contemplated by this Agreement, including (i) opposing any motion or action for a temporary, preliminary or permanent injunction or Order against or preventing or delaying the consummation of the transactions contemplated by this Agreement, (ii) entering into a consent decree, consent agreement or other agreement or arrangement containing Purchaser’s agreement to hold separate, license, sell or divest (pursuant to such terms as may be required by any Governmental Body) such assets or businesses of Purchaser and its Affiliates after the Closing (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such assets or businesses), and (iii) agreeing to such limitations on conduct or actions of members of Purchaser and its Affiliates after the Closing as may be required in order to obtain satisfaction of the closing conditions set forth in Section 7.1(a) prior to the Outside Date.

(c)            The Parties commit to instruct their respective counsel to cooperate with each other in good faith and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act or such Foreign Competition Laws at the earliest practicable dates. Such efforts and cooperation shall include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Bodies and (ii) to confer with each other regarding communications with such Governmental Bodies and the content of any such communications, including any analyses, clearances, memoranda, briefs, arguments, opinions, proposals or presentations made or submitted by or on behalf of any Party in connection with the identification and resolution of any issues arising under the HSR Act, other U.S. Antitrust Laws, or such Foreign Competition Laws. Neither the Company nor Purchaser will participate in any meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation or other inquiry without giving the other Party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Purchaser or the Company, will be limited to outside antitrust counsel only). Each Party will have the right to review (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) and approve the content of any presentations, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission.

6.6.        Reasonable Efforts; Cooperation.

(a)            Without prejudice to any other term or provision of this Agreement, each Party shall, and shall cause its Subsidiaries and its and their respective Advisors to, use its reasonable best efforts to perform their respective obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things reasonably necessary, proper or advisable to cause the transactions contemplated herein to be effected as soon as reasonably practicable, but in any event on or prior to the Outside Date, in accordance with the terms hereof and to reasonably cooperate with each other Party and its Advisors in connection with any step required to be taken as a part of its obligations hereunder.

(b)            The obligations of Purchaser pursuant to this Agreement shall be subject to the Direction Letter. The obligations of the Company pursuant to this Agreement, including this Section 6.6(b), shall be subject to any Orders entered, or approvals or authorizations granted or required, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Cases), the obligations under Sellers’ debtor-in-possession financing, and each of Sellers’ obligations as a debtor-in-possession to comply with any Order of the Bankruptcy Court (including the Bidding Procedures Order and the Sale Order) and Sellers’ duty to seek and obtain the highest or otherwise best price for the Acquired Assets as required by the Bankruptcy Code.

(c)            From and after the date hereof until the earlier of Closing or the termination of this Agreement in accordance with its terms, Sellers will use commercially reasonable efforts to seek estoppel certificates from parties to any recorded agreements materially affecting title to the Acquired Owned Real Properties and Acquired Leased Real Properties set forth on Schedule 6.6(c) in a form reasonably acceptable to the parties; provided that such efforts shall not include the payment by or on behalf of Sellers of any non-de minimis costs or expenses in connection therewith or the commencement of any litigation or the taking of any similar adverse action.

6.7.        Notification of Certain Matters.

(a)            The Company will promptly (and, in any event, within ten (10) days) notify Purchaser in writing of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body, or any Action by any Governmental Body, related to or in connection with the transactions contemplated by this Agreement (including that may restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement); (iii) the discovery of any variances from, or the existence or occurrence of any event, fact or circumstance arising after the execution of this Agreement that would reasonably be expected to cause, any of the representations and warranties contained in Article III to be untrue or inaccurate such that the condition set forth in Section 7.2(a) will not be satisfied; and (iv) any event that has had, or is reasonably expected to have, a Material Adverse Effect or would otherwise cause, or reasonably be expected to cause, the failure of any condition to Closing for the benefit of the Purchaser set forth in Article VII. If the subject matter of any such notification required by the previous sentence requires any change in the Schedules, the Company shall deliver to Purchaser prior to the Closing a supplement to such Schedule (the “Updated Schedules”) with such change; provided that in no event will any Updated Schedule serve to amend, supplement or modify the Schedules for purposes of Section 7.2(a) or otherwise determining whether any condition set forth in Article VII was or has been satisfied or any statement set forth in the officer’s certificate of the Company delivered pursuant to Section 2.3(f) was or is true and correct; provided further that if the Closing occurs, the Updated Schedules will (other than in respect of any claim for Fraud with respect to (x) the representations and warranties of the Sellers made as of the date hereof or (y) the officer’s certificate delivered pursuant to Section 2.3(f)) be considered and deemed to be part of the Schedules for all purposes under this Agreement and each reference in this Agreement to a particular Schedule will mean such Schedule in, or as updated by, the Updated Schedules.

(b)            Purchaser will promptly notify the Company in writing of: (i) any notice or other communication from any Governmental Body, or any Action by any Governmental Body, related to or in connection with the transactions contemplated by this Agreement (including that may restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement); (ii) any Actions relating to or involving or otherwise affecting Purchaser or its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.7; and (iii) the discovery of any variances from, or the existence or occurrence of any event, fact or circumstance arising after the execution of this Agreement that would reasonably be expected to cause, any of the representations and warranties contained in Article IV to be untrue or inaccurate such that the condition set forth in Section 7.3(a) will not be satisfied; provided that the delivery of any notice pursuant to this Section 6.7(b) will not limit the remedies available to Sellers under or with respect to this Agreement.

6.8.        Further Assurances. Without prejudice to any other term or provision of this Agreement, from time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement and the transfer of title to the Acquired Assets to Purchaser or its designee(s) in accordance with the terms of the Agreement.

6.9.        Insurance Matters. Purchaser acknowledges that, upon Closing, all nontransferable insurance coverage provided in relation to Sellers and the Acquired Assets that is maintained by any Seller or its Affiliates other than by the Acquired Subsidiaries themselves, if any, (whether such policies are maintained with third party insurers or with such Seller or its Affiliates (other than with the Acquired Subsidiaries)), shall cease to provide any coverage to Purchaser and the Acquired Assets with respect to post-Closing occurrences related thereto and no further coverage shall be available with respect to such post-Closing occurrences to Purchaser or the Acquired Assets under any such policies; provided, however, that Purchaser shall have the right to make claims and the right to any proceeds with respect to any matter related to the Assumed Liabilities under any insurance policies for occurrence-based claims pertaining to, arising out of and inuring to the benefit of any Seller for all periods prior to the Closing, and Seller shall use reasonable best efforts to seek the maximum recovery or allow Purchaser to seek recovery (including by executing or delivering any document, agreement, instrument or other information as Purchaser may reasonably request to seek such recovery) under such insurance policies, in each case, at Purchaser’s sole cost and expense (including, if and to the extent unpaid and otherwise payable as a result of such recovery, any deductibles, self-insured retentions or other out-of-pocket expenses required to be paid by Purchaser or to the insurer in connection therewith), and Seller shall cooperate with Purchaser’s reasonable requests if it seeks recovery, with respect to such matters and shall remit (or, at Purchaser’s request, direct any such insurer to pay directly to Purchaser) any insurance proceeds actually obtained therefrom (net of such Seller’s reasonable and documented out-of-pocket costs and expenses of seeking such recovery, to the extent not otherwise paid or reimbursed by Purchaser) to Purchaser or its designee; provided that, subject to compliance with the terms and conditions of this Section 6.9, Sellers shall be liable for any uninsured or uncollected amounts of such claim(s).

6.10.      Receipt of Misdirected Assets. From and after the Closing, if any Seller or any of its respective Affiliates receives any right, property or asset that is an Acquired Asset, the applicable Seller shall promptly transfer or cause such of its Affiliates to transfer such right, property or asset (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to Purchaser, and such asset will be deemed the property of Purchaser held in trust by such Seller for Purchaser until so transferred. From and after the Closing, if Purchaser or any of its Affiliates receives any right, property or asset that is an Excluded Asset, Purchaser shall promptly transfer or cause such of its Affiliates to transfer such asset (and shall promptly endorse and deliver any such right, property or asset that is received in the form of cash, checks, or other documents) to the Company, and such asset will be deemed the property of the Company held in trust by Purchaser for the Company until so transferred.

6.11.      Acknowledgment by Purchaser.

(a)            Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that it has conducted an independent investigation and analysis of the business, including its financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of the Company and its Subsidiaries and the Acquired Assets and the Assumed Liabilities, and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser and the Purchaser Group have, other than the Express Representations, relied on the results of the Purchaser Group’s own independent investigation and analysis and have not relied on, are not relying on, and will not rely on, any Seller, any Subsidiary, any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its Affiliates or Advisors in the Dataroom, the Information Presentation, or the Projections or any information, statements, disclosures or materials, in each case, whether written or oral, made or provided by, or as part of, any of the foregoing or any other Seller Party, or any failure of any of the foregoing to disclose or contain any information, except for the Express Representations (it being understood that Purchaser and the Purchaser Group have relied only on the Express Representations). Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that (i) the Express Representations are the sole and exclusive representations, warranties and statements of any kind made by any Seller Party to Purchaser or any member of the Purchaser Group on which Purchaser or any member of the Purchaser Group may rely in connection with the transactions contemplated by this Agreement; and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, whether in written, electronic or oral form, including (1) the completeness or accuracy of, or any omission to state or to disclose, any information (other than solely to the extent set forth in the Express Representations) including in the Dataroom, Information Presentation, Projections, meetings, calls or correspondence with management of the Company and its Subsidiaries, any of the Seller Parties or any other Person on behalf of the Company, its Subsidiaries or any of the Seller Parties or any of their respective Affiliates or Advisors and (2) any other statement relating to the historical, current or future business, financial condition, results of operations, assets, Liabilities, properties, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets, are, in each case, specifically disclaimed by the Company, on its behalf and on behalf of the Seller Parties, and each Seller. Purchaser, on its own behalf and on behalf of the Purchaser Group: (x) disclaims reliance on the items in clause (ii) in the immediately preceding sentence (which do not, for the avoidance of doubt, include Purchaser’s and the Purchaser Groups’ reliance on the Express Representations) and (y) together with Sellers, acknowledges and agrees that Purchaser has relied on, is relying on and will rely on only the Express Representations. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees, on its own behalf and on behalf of the Purchaser Group, that neither the Company, nor any other Person (including the Seller Parties), has made, is making or is authorized by or on behalf of any Seller Party to make, and subject to Section 6.11(c), Purchaser, on its own behalf and on behalf of the Purchaser Group, hereby waives all rights and claims it or they may have against any Seller Party with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, (A) any potentially material information regarding the Company, its Subsidiaries or any of their respective assets (including the Acquired Assets), Liabilities (including the Assumed Liabilities) or operations and (B) any warranty or representation (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company’s or its Subsidiaries’ business, operations, assets, Liabilities, Contracts, environmental compliance, employee matters, regulatory compliance, business risks and prospects or any portion thereof, except, in each case, solely to the extent expressly set forth in the Express Representations.

(b)            Without limiting the generality of the foregoing (including any of the Express Representations), in connection with the investigation by the Purchaser Group of the Company and its Subsidiaries, Purchaser and the members of the Purchaser Group, and the Advisors of each of the foregoing, have received or may receive, from or on behalf of the Company, certain projections, forward-looking statements and other forecasts (whether in written, electronic, or oral form, and including in the Information Presentation, Dataroom, management meetings, etc.) (collectively, “Projections”). Purchaser acknowledges and agrees, without limiting any of the Express Representations, on its own behalf and on behalf of the Purchaser Group, that (i) such Projections are being provided solely for the convenience of Purchaser to facilitate its own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) Purchaser is familiar with such uncertainties, and (iv) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

(c)            Nothing in this Section 6.11 shall limit any rights or remedies available to Purchaser in the case of a claim for Fraud.

6.12.      Directors’ and Officers’ Indemnification.

(a)            Following the Closing until the six (6) year anniversary thereof, Purchaser shall cause the Acquired Subsidiaries not to amend, repeal or otherwise modify the Acquired Subsidiaries’ constitutive documents as in effect as of the date of this Agreement, in any manner that would adversely affect the rights to indemnification or exculpation thereunder of individuals who are or were directors or officers of the Acquired Subsidiaries prior to the Closing. Purchaser shall not take any action to cancel or otherwise reduce coverage under any “tail” insurance policies purchased by the Acquired Subsidiaries prior to the Closing; provided that no payments or other obligations shall be required of the Acquired Subsidiaries or the Purchaser Group with respect to such policies after the Closing.

(b)            As soon as practicable after the Closing, and no later than five (5) Business Days after the Closing (exclusive), Purchaser shall, or shall cause to, adopt the required resolutions and make the necessary applications or filings in order to ensure that (i) those directors and officers of the Swiss Company who resign as of the Closing shall no longer be directors and/or officers of the Swiss Company, (ii) the effect of such resignations shall be registered with the relevant Swiss commercial register, and (iii) shall hold an extraordinary shareholders’ meeting of the Swiss Company by which the aforementioned resignations of the current board members are acknowledged and, subject to a full and unconditional release, in form and substance reasonably acceptable to Purchaser, being delivered by any such directors and officers, a full and unconditional release is granted to the resigning board members and the new board members designated by Purchaser are elected. The granting of release is to be repeated at the next ordinary shareholders’ meeting of the Swiss Company and Purchaser further covenants to procure that neither Purchaser nor any of its Affiliates makes any claim against any directors or officers of the Swiss Company relating to their mandate or activities for the Swiss Company up to and including Closing or in connection with the transactions contemplated hereby, save for gross negligence and intentional actions.

6.13.      No Successor Liability. The Parties intend that, to the fullest extent permitted by applicable Law (including under Section 36 of the Bankruptcy Code), upon the closing, Purchaser shall not be deemed to: (a) be the successor of any Seller, (b) have, de facto, or otherwise, merged with or into Sellers, (c) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers or (d) be liable or have any Liability for any acts or omissions of Sellers in the conduct of their businesses or arising under or related to the Acquired Assets other than as expressly set forth and agreed in this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Parties intend that Purchaser shall have no Liability for any Encumbrance (other than the Assumed Liabilities and Permitted Encumbrances on the Acquired Assets) against Sellers or any of Sellers predecessors or Affiliates, and Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date or in connection with the transactions contemplated to occur on the Closing, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the businesses of Sellers, the Acquired Assets or any Liability of Sellers arising prior to, or relating to any period occurring prior to, the Closing Date. The Parties agree that the Sale Order shall contain provisions substantially in the form set forth in this Section 6.13.

6.14.      Change of Name . Promptly (and, in any event, within thirty (30) Business Days) following the Closing, each Seller shall, and shall cause their Subsidiaries to, discontinue the use of their current name (and any other trade names or “d/b/a” names currently utilized by each Seller or their Subsidiaries) and shall not subsequently change any of their names to or otherwise use or employ any name which includes the words “Akorn” and the other names listed on Schedule 6.14 without the prior written consent of Purchaser, and each Seller shall cause the name of Sellers in the caption of the Bankruptcy Cases to be changed to the new names of each Seller.

6.15.      Excluded Subsidiaries; Cash Repatriation.

(a)            Notwithstanding Schedule 1.1(j), at any time following the date of this Agreement and three (3) Business Days prior to the Closing Date, Purchaser shall have the right, but the not the obligation, by delivery of a written notice to the Company, to designate WorldAkorn Pharma Mauritius as an Excluded Subsidiary, in which case, any such entity so designated by Purchaser in writing shall be deemed an Excluded Subsidiary hereunder, and notwithstanding anything contained herein to the contrary, Purchaser shall not acquire any of the equity securities of such Excluded Subsidiary (whether at the Closing, or otherwise) and, for the avoidance of doubt, none of the Liabilities of any such Excluded Subsidiary shall be assumed by Purchaser in connection with this Agreement (including any Liabilities in respect of the employees of the India Company (including any obligation contemplated by this Agreement in relation to the employees of the India Company), or otherwise as may have arisen under an Assumed Benefit Plan in connection with any current or former employees of such Excluded Subsidiary).

(b)            Notwithstanding anything contained herein to the contrary, in the event that (i) at least ten (10) Business Days prior to the Closing, (A) Purchaser delivers a written request to Sellers and (B) a sale or disposition of the India Company (whether by equity sale, asset sale, merger or otherwise) or WorldAkorn Pharma Mauritius (by asset sale) is consummated and (ii) Purchaser has designated WorldAkorn Pharma Mauritius as an excluded Subsidiary pursuant to Section 6.15(a), then the Company shall, to the extent permissible under applicable Law and any other legally binding obligations of any of its Subsidiaries who are not Sellers or Acquired Subsidiaries, cause any of its Subsidiaries who are not Sellers or Acquired Subsidiaries to, immediately prior to the Closing, declare and otherwise consummate any dividend, distribution or similar transaction (as may be requested by Purchaser), or otherwise repay any intercompany Indebtedness, such that, subject to Section 6.15(e), all Cash and Cash Equivalents of any such Person are held by Sellers as of immediately prior to the Closing.

(c)            In the event that (i) a sale or disposition of the India Company (whether by equity sale, asset sale, merger or otherwise) or WorldAkorn Pharma Mauritius (by asset sale) is consummated after the date that is ten (10) Business Days prior to the Closing and (ii) Purchaser has designated WorldAkorn Pharma Mauritius as an Excluded Subsidiary pursuant to Section 6.15(a), then, subject to Section 6.15(e), Sellers shall pay, or cause to be paid, to the extent permissible under applicable Law and any other legally binding obligations of any of its Subsidiaries who are not Sellers or Acquired Subsidiaries, to Purchaser all Cash and Cash Equivalents of any such Person and the net cash proceeds received in consideration therefor no later than the later of the Closing and the date that is five (5) Business Days following receipt thereof.

(d)            In the event that (i) a sale or disposition of WorldAkorn Pharma Mauritius (whether by equity sale, merger or otherwise, but not by asset sale) is consummated after the Closing and (ii) Purchaser has designated WorldAkorn Pharma Mauritius as an Excluded Subsidiary pursuant to Section 6.15(a), then, subject to Section 6.15(e), Sellers shall pay, or cause to be paid, to Purchaser all Cash and Cash Equivalents of any such Person and the net cash proceeds received in consideration therefor no later than the date that is five (5) Business Days following receipt thereof; provided, however, that if such sale or disposition is not consummated within the later of three (3) months of the Closing and the “outside date” in any Contract with respect to such transaction that is entered into in accordance with this Agreement prior to such time, Sellers shall pay, or cause to be paid, to the Purchaser the Cash and Cash Equivalents of WorldAkorn Pharma Mauritius and India Company as of such time.

(e)            The Cash and Cash Equivalents contemplated by Section 6.15(b), 6.15(c) or 6.15(d) and the net cash proceeds contemplated by Section 6.15(c) or 6.15(d) shall be determined net of (i) any applicable fees, expenses, and Taxes of Sellers or any of their Subsidiaries in connection with sale or disposition of the India Company (whether by equity sale, asset sale, merger or otherwise) or WorldAkorn Pharma Mauritius or in connection with the distribution of such amounts from the applicable Subsidiary to the applicable Seller, and (ii) any holdbacks, reserves, escrows, or other similar amounts in respect of indemnification, purchase price adjustments, or other contingent obligations of Sellers or any of their Subsidiaries in connection with such sale or disposition or in connection with such distribution; provided that upon release, expiration, or other applicable termination of such contingent obligations, any such amounts, subject to the immediately preceding clause (i), shall be promptly paid to Purchaser.

6.16.            Communications with Customers and Suppliers. Subject to Section 6.2(f), prior to the Closing, the Parties shall reasonably cooperate with each other in coordinating their communications with any customer, supplier or other contractual counterparty of Sellers in relation to this Agreement and the transactions contemplated hereby.

6.17.            Exclusive License. With respect to each Product that is an Acquired Asset whose title is not transferred to Purchaser as of the Closing Date, Sellers hereby grant to Purchaser an irrevocable, exclusive, royalty-free, fully paid-up, sublicensable, transferrable license under Sellers’ rights in the applicable Product and Product Registration to sell, distribute and otherwise commercialize or exploit such Product. For the avoidance of doubt, following the Closing, Purchaser will have full and exclusive rights to commercialize such Products and retain all profits with respect thereto.

6.18.       Treatment of Contracts.

(a)            Notwithstanding anything contained herein to the contrary, during the pendency of the Bankruptcy Case, Sellers shall not reject or transfer any Excluded Contract without first obtaining Purchaser’s prior written consent. In the event that any of the Parties to this Agreement discovers a Contract related to the business of the Company and its Subsidiaries, the Acquired Assets or the Assumed Liabilities (whether prior to, on or following the Closing) and such Contract (i) was not set forth on Schedule 1.5(a), (ii) is a Contract which Purchaser wishes to assume the rights and obligations of, and (iii) has not been rejected by Sellers (with Purchaser’s prior written consent in compliance with the immediately preceding sentence), Purchaser and Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as are reasonably practicable for Purchaser or a Designated Purchaser to assume the rights and obligations under such Contract as of the Closing (or, if applicable, as soon as reasonably practicable following the Closing), otherwise in accordance with Section 1.5.

6.19.       Retained Privileged Materials. Following the Closing (i) in the event of a dispute between Purchaser and its Affiliates, on the one hand, and a third party (other than Sellers), on the other hand, Purchaser shall have the right to, or to require Sellers to, assert the attorney-client privilege to prevent disclosure of any Retained Privileged Materials to a third party, and (ii) without Purchaser’s prior written consent, Sellers shall not, unless required by applicable Law, disclose, transfer or otherwise make available any Retained Privileged Materials to any third-party, in any manner that would reasonably be expected to result in the waiver of the attorney-client privilege with respect to such materials. In the event that Purchaser or any of its Affiliates (including the Acquired Subsidiaries after the Closing) should discover in its possession after the Closing any Retained Privileged Materials, it will take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to Sellers, keeping no copies, and will not by reason thereof assert any loss of confidentiality or privilege protection. As to any such Retained Privileged Materials, Purchaser and each of its Subsidiaries, together with any of their respective Affiliates, successors or assigns, further agree that none of the foregoing may use or rely on any of the Retained Privileged Materials in any action against or involving any of Sellers. The Retained Privileged Materials may be used by Sellers in connection with any dispute that relates in any way to this Agreement or the transactions contemplated hereby.

Article VII

Conditions to Closing

7.1.         Conditions Precedent to the Obligations of Purchaser and Sellers. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by each of the Company and Purchaser, in their respective sole discretion) on or prior to the Closing Date, of each of the following conditions:

(a)            the waiting period (and any extension thereof), or any approval, as applicable, related to the transactions contemplated by this Agreement under the HSR Act or under the Foreign Competition Laws or other regulations set forth in Schedule 7.1 shall have been received or terminated, or shall have expired, as applicable;

(b)            no court or other Governmental Body has issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; and

(c)            the Bankruptcy Court shall have entered the Bidding Procedures Order, the Sale Order and the Financing Order, and such orders shall not have been reversed, modified, amended or stayed.

7.2.        Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by Purchaser in its sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a)            (i) the representations and warranties made by Sellers in Article III (other than the Seller Sufficiency Representations and the Seller Fundamental Representations) shall be true and correct, in each case as of the date hereof and the Closing Date with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect”, “Material Adverse Effect” or similar qualifiers contained therein (other than “material weaknesses” in Section 3.5(b) and the word “Material” when used in the instances of the defined terms “Material Contract”, “Material Customer” and “Material Supplier”)) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the representations and warranties set forth in Sections 3.1 (other than the last sentence of Section 3.1(a), the last sentence of Section 3.1(b) and Section 3.1(c)), 3.2, 3.3 (solely with respect to clause (i) thereof), 3.4 and 3.19 (collectively, the “Seller Fundamental Representations”) shall be true and correct in all respects, other than for de minimis inaccuracies, in each case as of the date hereof and the Closing Date with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date) and (iii) the representations and warranties set forth in Section 3.7(b) (the “Seller Sufficiency Representations”) shall be true and correct in all respects, in each case as of the date hereof and the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date;

(b)            Sellers shall have performed or complied with, or caused to be performed or complied with, in all material respects, all of the obligations and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing;

(c)            Sellers shall have delivered, or caused to be delivered, to Purchaser (i) all of the items set forth in Section 2.3;

(d)            The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall have become a Final Order;

(e)            each consent, approval, assignment or waiver of any Person identified on Schedule 7.2(e) shall, in each case, (i) have been obtained and delivered to Purchaser, (ii) be in form and substance reasonably acceptable to Purchaser, (iii) not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) be in full force and effect;

(f)            Purchaser shall have obtained, or there is a reasonable expectation that Purchaser will obtain within ten (10) Business Days following the Closing (or within such time as otherwise required by applicable Law), all Permits required by Purchaser to operate the business of the Company and its Subsidiaries following the Closing consistent, in all material with respects, with the operation of such business in the Ordinary Course as of the date of this Agreement; and

(g)            no Material Adverse Effect shall have occurred and then be continuing.

7.3.        Conditions Precedent to the Obligations of the Company. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, written waiver by the Company in its sole discretion), on or prior to the Closing Date, of each of the following conditions:

(a)            the representations and warranties made by Purchaser in Article IV shall be true and correct, in each case as of the date hereof and as of the Closing Date, with the same force and effect as though all such representations and warranties had been made as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be so true and correct only as of such other specified date), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect”, “Material Adverse Effect” or similar qualifiers contained therein) would not materially impair or prevent Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(b)            Purchaser shall have performed or complied with, or caused to be performed or complied with, in all material respects, all of the obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing; and

(c)            Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 2.4.

Article VIII

Termination

8.1.        Termination of Agreement. This Agreement may be terminated only in accordance with this Section 8.1. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing:

(a)            by the mutual written consent of the Company and Purchaser;

(b)            by written notice of either Purchaser or the Company to the other Party, upon the issuance by any Governmental Body of an Order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or declaring unlawful the transactions contemplated by this Agreement, and such Order having become final and non-appealable; provided that no termination may be made by a Party under this Section 8.1(b) if the issuance of such Order was primarily caused by the breach by such Party (including, with respect to the Company, any of its Subsidiaries) with respect to, or action or inaction of such Party (including, with respect to the Company, any of its Subsidiaries) in violation of, any obligation or condition of this Agreement;

(c)            by written notice of either Purchaser or the Company to the other Party, if the Closing shall not have occurred on or before the date that is one hundred three (103) days after the date hereof (the “Outside Date”); provided that if on the Outside Date any of the conditions set forth in Sections 7.1(a) or 7.1(b) (solely if and to the extent relating to matters set forth in Section 7.1(a)) have not been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided further that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended to the date that is the third Business Day following receipt of all regulatory approvals and such date shall become the Outside Date for purposes of this Agreement; provided further that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Closing to have occurred on or prior to the Outside Date was primarily caused by the breach by such Party (including, with respect to the Company, any of its Subsidiaries) with respect to, or action or inaction of such Party (including, with respect to the Company, any of its Subsidiaries) in violation of, any obligation or condition of this Agreement;

(d)            by written notice from Purchaser to the Company, if (i) the Company or any of its Subsidiaries seeks to have the Bankruptcy Court enter an Order dismissing, or converting into cases under chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under chapter 11 of the Bankruptcy Code and comprising part of the Bankruptcy Cases, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of the Company is appointed in the Bankruptcy Case or (ii) an Order or dismissal, conversion or appointment is entered for any reason and not reversed or vacated within fourteen (14) days after entry thereof;

(e)            automatically, and without any requirement of any Party to deliver any notice of such termination to any other Party, if Sellers announce any stand-alone plan of reorganization or liquidation (or support any such plan filed by any other party), (other than a wind-down plan of Sellers’ estates post-Closing, including pursuant to a plan of liquidation consistent with the RSA);

(f)            by written notice from the Company to Purchaser, upon a breach of any covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser set forth herein will have become untrue or incorrect, in each case, such that any condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied at the Closing; provided that (i) Sellers shall have provided notice to Purchaser of such breach at least five (5) Business Days prior to the effectiveness of such termination and, if such breach is curable, then the Company may not terminate this Agreement under this Section 8.1(f) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) twenty (20) days after such notice is delivered in accordance with Section 10.3, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(f) will not be available to the Company at any time that the Company or any of its Subsidiaries is in material breach of, any covenant, representation or warranty hereunder such that the satisfaction of any condition set forth in Section 7.2(a) or 7.2(b) at the Closing would then be prevented;

(g)           by written notice from Purchaser to the Company, upon a breach of any covenant or agreement on the part of any Seller or Acquired Subsidiary set forth in this Agreement, or if any representation or warranty of any Seller set forth herein will have become untrue or incorrect, in each case, such that any condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied at the Closing; provided that (i) Purchaser shall have provided notice to Sellers of such breach at least five (5) Business Days prior to the effectiveness of such termination and, if such breach is curable by such Seller, then Purchaser may not terminate this Agreement under this Section 8.1(g) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the Outside Date and (B) twenty (20) days after such notice is delivered in accordance with Section 10.3, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to Purchaser at any time that Purchaser is in material breach of, any covenant, representation or warranty hereunder such that the satisfaction of any condition set forth in Section 7.3(a) or 7.3(b) at the Closing would then be prevented;

(h)           by written notice from Purchaser or the Company to the other Party, if (i) (A) Purchaser is not the Successful Bidder and (B) the Bankruptcy Court approves an Alternative Transaction with the Successful Bidder; or (ii) the Bankruptcy Court approves an Alternative Transaction other than (A) in connection with the Auction or (B) pursuant to a plan of reorganization that is in form and substance reasonably acceptable to Purchaser in writing; provided that if Purchaser is the Backup Bidder at the Auction, the right of Purchaser or the Company to terminate this Agreement pursuant to this Section 8.1(h) shall not be available to Purchaser or the Company until the Outside Back-Up Date;

(i)            by written notice from Purchaser to the Company following the termination of the RSA;

(j)            by written notice from Purchaser to the Company if, under Section 363(k) of the Bankruptcy Code, Purchaser is disallowed from providing a credit bid (or otherwise bidding on such other terms as may be agreed by Purchaser, in its sole discretion) as contemplated by this Agreement in connection with the payment of the Purchase Price;

(k)           by written notice from either Purchaser or the Company to the other Party, if an Order of the Bankruptcy Court is entered denying approval of the Bidding Procedures Order or the Sale Order and such Order becomes final and non-appealable; or

(l)            by written notice from Purchaser to the Company upon the occurrence of any “Event of Default” under the DIP Credit Agreement that has not been cured (if susceptible to cure) or waived by the applicable percentage of DIP Lenders in accordance with the terms of the DIP Credit Agreement.

For the avoidance of doubt, each condition permitting termination of this Agreement set forth in this Section 8.1 shall be considered separate and distinct from each other such condition and, if more than one termination condition set forth in this Section 8.1 is applicable, the Party exercising any such termination right shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated.

8.2.          Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party or any of its partners, officers, directors or shareholders; provided that this Section 8.2 and Article X shall survive any such termination; provided further that no termination will relieve any Party from any Liability from any Willful Breach of this Agreement prior to the date of such termination (which, for the avoidance of doubt, will be deemed to include any failure by Purchaser to consummate the Closing if and when it is obligated to do so hereunder).

Article IX

Taxes

9.1.          Transfer Taxes. Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, value added, motor vehicle registration, excise, documentary, stamp, or other similar Taxes and all filing and recording charges (and any interest, penalties and additions with respect to such Taxes and fees) payable by reason of the consummation of the transactions contemplated by this Agreement, including the sale of the Acquired Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated hereby in any U.S. or foreign jurisdiction (the “Transfer Taxes”) shall be borne by Purchaser, regardless of the party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes. For the avoidance of doubt, Transfer Taxes shall not include any income or similar taxes. The party customarily responsible under applicable Law shall file all necessary Tax Returns with respect to Transfer Taxes. Sellers and Purchaser shall cooperate to ensure that all such Transfer Taxes are timely paid and all Tax Returns related to the Transfer Taxes are timely filed. Sellers and Purchaser shall use commercially reasonable efforts and cooperate in good faith to exempt all such transactions from any Transfer Taxes. Sellers shall, and shall cause their Subsidiaries (as applicable), or Purchaser (or its subsidiaries) shall, as applicable, as soon as practicable after any payment of any Transfer Taxes to the relevant Governmental Body, deliver to the non-paying party the original or a certified copy of a receipt issued by the relevant Governmental Body evidencing such payment and any tax certificates or forms in respect of such Transfer Taxes and any other form or other information that could aid in the recovery of any such Transfer Taxes in a form reasonably satisfactory to the non-paying party.

9.2.          Allocation of Purchase Price. Unless Purchaser elects to structure the transactions contemplated hereby as a G Reorganization pursuant to Section 9.5:

(a)           For U.S. federal and applicable state and local income Tax purposes, Purchaser, Sellers, and their respective Affiliates shall, consistent with the requirements of Section 1060 of the Code and the regulations promulgated thereunder and any similar provision of applicable Law, allocate the Purchase Price (and any Assumed Liabilities treated as part of the Purchase Price for applicable income Tax purposes) among the Acquired Assets in accordance with a methodology to be mutually agreed upon by the parties (the “Allocation Methodology”).

(b)           As soon as commercially practicable, but no later than forty-five (45) days following the determination of the final Purchase Price, Purchaser shall provide a proposed allocation to Sellers setting forth the allocation of the Purchase Price (and other amounts treated as Purchase Price for U.S. federal income Tax purposes) among the Acquired Assets in accordance with the Allocation Methodology (the “Allocation”). If Sellers fail to deliver a written objection in accordance with this Section 9.2, the Allocation will be conclusive and binding on all Parties. If Sellers deliver a written objection on the grounds that the draft Allocation is inconsistent with the Allocation Methodology, which objection sets forth in reasonable detail their objections within twenty (20) days after receipt of the draft Allocation proposed by Purchaser, then Purchaser and Sellers shall negotiate in good faith to resolve any such objection, and, if Sellers and Purchaser cannot resolve such dispute within thirty (30) days of Purchaser’s receipt of Sellers’ objection, then a nationally recognized accounting firm mutually acceptable to Purchaser and Sellers shall resolve such dispute and the resolution of such dispute shall be final and binding on the Parties, with costs being borne by the Party whose position was not sustained.

(c)            The Parties and their respective Affiliates shall file all Tax Returns in accordance with such Allocation (as finally determined under this Section 9.2) and not take any Tax related action inconsistent with the Allocation, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

9.3.          Cooperation. Purchaser and Sellers shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action, audit, litigation, or other proceeding with respect to Taxes.

9.4.          Preparation of Tax Returns and Payment of Taxes.

(a)           Except as otherwise provided by Section 9.1, Sellers shall prepare and timely file (i) all Tax Returns with respect to the Acquired Assets, including of the Acquired Subsidiaries, for any Tax period ending on or before the Closing Date and (ii) all Tax Returns of Sellers. Except to the extent any Tax reflected on a return required to be prepared and filed by Sellers pursuant to this Section 9.4 is otherwise reflected as an adjustment to Purchase Price or constitutes an Assumed Liability, Sellers shall be liable and responsible for, and pay any Taxes relating to periods covered by such Tax Returns.

(b)          Purchaser shall prepare and timely file all other Tax Returns with respect to the Acquired Assets for any Pre-Closing Tax Period or Straddle Period, including of any Acquired Subsidiaries, that are not addressed by Section 9.4(a). With respect to any Straddle Period, Purchaser shall prepare such Tax Returns consistent with past practice, except as otherwise required by applicable Law. Purchaser shall provide Company with a draft of such Tax Returns with respect to the Acquired Assets for any Pre-Closing Tax Period or Straddle Period, along with a calculation of the amount of the Taxes consistent with Section 9.4(c) that relate to the portion of the period ending on the Closing Date and are the responsibility of Sellers at least thirty (30) days prior to the filing of any such Tax Return; provided that if such Tax Return is due less than forty five (45) days after Closing, then Purchaser shall deliver a draft of such Tax Return as soon as practicable after the Closing. Purchaser shall incorporate any changes reasonably requested by Sellers with respect to such Tax Returns.

(c)           All real property taxes, personal property taxes, ad valorem and similar periodic Taxes and obligations levied on or with respect to the Acquired Assets for any Straddle Period (collectively, the “Apportioned Obligations”) shall be apportioned between Sellers, on the one hand, and Purchaser, on the other hand, based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days included in the Post-Closing Tax Period. Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period (“Straddle Period Taxes”) and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. The Apportioned Obligations shall be prorated (based on the most recent available Tax statement, latest Tax valuation and latest bills) as of the Closing. If the Closing occurs before the Tax rate is fixed for the then current fiscal or calendar year, whichever is applicable, the proration of the corresponding Taxes shall be on the basis of the tax rate for the last preceding year applied to the latest assessed valuation.

(d)            Except as expressly provided in Section 9.4(e) or Section 9.5, Purchaser shall not file any Tax Return, file an amendment to any previously-filed Tax Return, or otherwise take any Tax position that has the effect of increasing any Tax due for a Pre-Closing Tax Period or portion of a Straddle Period ending on the Closing Date, unless required to do so by applicable Law, and shall provide no less than five (5) days’ notice of its position to the Company before filing any such Tax Return.

(e)            At Purchaser’s request, Sellers shall join with Purchaser in making (or Purchaser shall be permitted to unilaterally make) an election pursuant to Section 336(e), Section 338(g) and/or Section 338(h)(10) of the Code and any similar provisions of state Tax Law with respect to the purchase of the Acquired Subsidiaries hereunder (collectively, the “Tax Elections”) to the extent that such Tax Elections do not materially increase the cash Tax liability of Sellers from the transactions contemplated in this Agreement as reasonably determined by Sellers. Purchaser shall be responsible for the preparation of all forms and documents required in connection with the Tax Elections (the “Tax Forms”). Upon receipt of the Tax Forms prepared by Purchaser, and Sellers shall promptly execute and deliver such Tax Forms back to Purchaser (and, to the extent instructed to do so by Purchaser, promptly file such Tax Forms) and take such actions as may be reasonably requested by Purchaser thereafter in connection with making or perfecting the Tax Elections. The parties shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required in order to prepare and file the Tax Elections.

9.5.          “G” Reorganization.

(a)            Purchaser and Sellers have the right to jointly elect at any time prior to the Closing to structure or restructure the transactions contemplated by this Agreement as a reorganization under Section 368(a)(1)(G) of the Code, with any actual or deemed distribution by the Company (or, if applicable, any of its Subsidiaries) qualifying solely under Sections 354 and 356 of the Code but not under Section 355 of the Code (“G Reorganization” and such election, the “G Reorganization Election”).

(b)            In the event that a G Reorganization Election is made, Purchaser and Sellers shall (i) implement the G Reorganization in a manner that is otherwise consistent with the rights and obligations of Purchaser and Sellers under this Agreement, (ii) treat the G Reorganization as a corporate acquisition of assets by Purchaser to which Section 381 of the Code applies, (iii) agree that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with neither Purchaser nor any Seller taking any action or failing to take an action that will preclude the transactions contemplated by this Agreement from qualifying as a G Reorganization, (iv) take (or not take) any other actions to secure and preserve the qualification of any of the transactions set forth in this Agreement as a G Reorganization, including, without limitation, with respect to (A) repayment, cancellation or settlement of, or other actions with respect to, any intercompany accounts on or before the Closing Date, (B) the merger of one member of the Company or its Subsidiaries with another member of the Company or its Subsidiaries on or before the Closing Date or conversion (or liquidation) of any such member into a limited liability company on or before the Closing Date, (C) the filing of any Tax elections to treat any such entity as a disregarded entity for U.S. federal income Tax purposes on or before the Closing Date, and (D) satisfaction of the ownership requirements set forth in Section 382(l)(5)(A) of the Code (“L5”) to the extent that Purchaser and Sellers agree that Purchaser is potentially eligible to make an L5 election and Purchaser agrees that the preservation of the ability to make such election is in the best interests of Purchaser; provided that Sellers shall not be limited in respect of disposing of any of its assets if and to the extent permitted under the other provisions of this Agreement and taking or refraining from taking any action required by law, including if such actions would be inconsistent with its obligations under the Bankruptcy Code.

(c)            To the extent not addressed by the foregoing, Purchaser and each Seller shall also furnish or cause to be furnished to each other all documentation and information of Sellers or any of their Affiliates as reasonably requested in connection with (i) the treatment of the transactions contemplated by this Agreement as one or more reorganizations under Section 368 of the Code and/or in connection with qualifying for the application of Section 382(l)(5) of the Code and (ii) the Tax basis, losses, and credits (including carryovers), income, gains, deductions and other attributes or Tax items of Sellers or any of their Affiliates.

Article X

Miscellaneous

10.1.       Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers. Each of the representations and warranties and the covenants and agreements (to the extent (and solely to the extent) such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in Contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that contemplates performance following the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then until the earlier of the time such covenant is fully performed and the seven (7) year anniversary of the Closing Date, and nothing in this Section 10.1 will be deemed to limit any rights or remedies of any Party for breach of any such surviving covenant or agreement. Purchaser and Sellers Parties acknowledge and agree, on their own behalf and on behalf of the Purchaser Group or the Seller Parties, as the case may be, that the agreements contained in this Section 10.1 (a) requiring performance after the Closing will survive the Closing until the earlier of the date that such covenant or agreement, as applicable, is fully performed and the seven (7) year anniversary of the Closing Date; (b) are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 10.1, none of the Parties would enter into this Agreement and (c) for the avoidance of doubt, the Parties (i) intend the time periods contemplated by this Section 10.1 to shorten, replace and supersede (as may be applicable) any statute of limitations that may otherwise be applicable and (ii) acknowledge and agree that such shortening, replacing or supersession of any such statute of limitations is reasonable and appropriate. Purchaser Group hereby waives all rights and remedies under Environmental Laws, including ISRA and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, with respect to any environmental, health or safety matters relating to this Agreement or the transactions contemplated hereby; for clarity, the foregoing shall not in any way waive any of the rights and remedies that this Agreement affords to the Purchaser. Notwithstanding anything contained in this Agreement to the contrary (including in this Section 10.1 and Section 10.7), nothing set forth herein shall limit any right or remedies available to Purchaser in respect of any claim for Fraud.

10.2.         Expenses . Whether or not the Closing takes place, except as otherwise provided in Sections 1.5, 6.2(e), 6.4(d), 6.4(e), 6.8, 6.9 and 8.2, all fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the negotiation of this Agreement and the Ancillary Agreements, the performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will be paid by the Party incurring such fees, costs and expenses; it being acknowledged and agreed that (a) all fees and expenses in connection with any filing or submission that is necessary under the HSR Act and any Foreign Competition Laws will be allocated pursuant to Section 6.5, (b) all Transfer Taxes will be allocated pursuant to Section 9.1 and (c) all Cure Costs will be allocated pursuant to Section 5.2.

10.3.        Notices . All notices, requests, permissions, waivers, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) if transmitted by electronic mail with confirmation of delivery (which confirmation may be electronic) prior to 5:00 p.m. New York time on a Business Day, then on such Business Day, and if such confirmation of delivery is on a day which is not a Business Day or after 5:00 p.m. New York time on a Business Day, then the next proceeding Business Day, (c) one (1) Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party from time to time.

Notices to Purchaser:

Wilmington Savings Fund Society, FSB

500 Delaware Ave.

Wilmington, DE 19801

Attention:	Geoffrey J. Lewis

Email:	glewis@wsfsbank.com

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166

Attention:	Scott J. Greenberg Steven Domanowski Steven R. Shoemate

Email:	SGreenberg@gibsondunn.com SDomanowski@gibsondunn.com SShoemate@gibsondunn.com and:

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention:              Andrew N. Goldman

Email:	andrew.goldman@wilmerhale.com

Notices to Sellers:

Akorn, Inc.

1925 W. Field Court, Suite 300

Lake Forest, Illinois 60045

Attention:	Joseph Bonaccorsi
Email:	joe.bonaccorsi@akorn.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:	Richard J. Campbell, P.C. Patrick J. Nash Jr., P.C. Steve Toth Gregory F. Pesce

Email:	richard.campbell@kirkland.com patrick.nash@kirkland.com steve.toth@kirkland.com gregory.pesce@kirkland.com

10.4.        Assignment .

(a)            This Agreement shall be binding upon Purchaser and, subject to the terms of the Bidding Procedures Order (with respect to the matters covered thereby) and the entry and terms of the Sale Order, Sellers, and shall inure to the benefit of and be so binding on the Parties and their respective successors and permitted assigns; provided that, subject to Section 10.4(b), neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of Purchaser and the Company, and any attempted assignment or delegation without such prior written consent shall be null and void; provided further that Purchaser (subject to Purchaser remaining liable for its obligations hereunder in the event such obligations are not performed in accordance with their terms) may assign any of its rights or obligations hereunder to any of its Affiliates without the consent of any Person.

(b)            At any time prior to the Closing, and notwithstanding anything contained herein to the contrary, Purchaser shall be entitled to designate, by written notice to Sellers, one or more Persons to (i) purchase the Acquired Assets (including specified Assigned Contracts) and pay the corresponding Purchase Price amount and require payment of the Cure Costs as contemplated by Section 5.2, as applicable and/or (ii) assume the Assumed Liabilities (any such Person that shall be designated in accordance with this clause, a “Designated Purchaser”). In addition, and for the avoidance of doubt, a Designated Purchaser shall be entitled to employ any of the Transferred Employees on and after the Closing Date (otherwise in accordance with Section 6.3) and to perform any other covenants or agreements of Purchaser under this Agreement. Notwithstanding the foregoing, Purchaser’s designation of any Designated Purchaser pursuant to this Section 10.4 shall not relieve Purchaser of its obligations under this Agreement in the event such obligations are not performed by any such Designated Purchaser in accordance with their terms.

10.5.        Amendment and Waiver . Any provision of this Agreement or the Schedules or exhibits hereto may be (a) amended only in a writing signed by Purchaser and the Company or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought or asserted. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

10.6.        Third Party Beneficiaries . Except for Sections 6.12 and 10.7, this Agreement is for the sole benefit of the Parties (and their permitted successors and assigns) and nothing expressed or referred to in this Agreement shall give or be construed to give any Person other than the Parties (and their permitted successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.7.        Non-Recourse . This Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party or any Subsidiary of Sellers will have any Liability (whether in Contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any Action based upon, arising out of or related to this Agreement.

10.8.        Severability . Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective, valid and enforceable under applicable Law, but if any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be prohibited by, invalid or unenforceable under applicable Law in any jurisdiction, such provision will be limited or ineffective only to the extent of such prohibition, invalidity or unenforceability in such jurisdiction, without invalidating the remainder of such provision or the remaining provisions of this Agreement or in any other jurisdiction.

10.9.        Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. The table of contents and headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify or affect the meaning or interpretation of any of the terms or provisions hereof.

10.10.      Schedules . The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, each section of the Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Schedules will be deemed a disclosure against any representation or warranty set forth in this Agreement, in each case, to the extent (and solely to the extent) the relevance of such disclosure to such other section of the Schedules or such other representation or warranty set forth in this Agreement is reasonably apparent on the face of such disclosure (without review or other examination of the underlying documents listed therein). Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not material or threatened, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Schedules, Updated Schedules, or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Schedules or exhibits is or is not material or threatened for purposes of this Agreement. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules and such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item which terms will be deemed disclosed for all purposes of this Agreement, in each case, solely to the extent made available to Purchaser in accordance with Section 11.3(j). The information contained in this Agreement, in the Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any breach or violation of, or default in, Law or any provision of any Contract.

10.11.      Complete Agreement . This Agreement, together with the Confidentiality Agreement, the Ancillary Agreements and any other agreements expressly referred to herein or therein, contains the entire agreement of the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement and supersedes all prior agreements among the Parties respecting the sale and purchase of the Acquired Assets and the Assumed Liabilities and the transactions contemplated by this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

10.12.      Specific Performance . The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Purchaser would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 10.12 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. If, prior to the Outside Date, any Party brings any action, in each case in accordance with Section 10.12, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date will automatically be extended (y) for the period during which such action is pending, plus five (5) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be.

10.13.      Jurisdiction and Exclusive Venue . Each of the Parties irrevocably agrees that any Action that may be based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby brought by any other Party or its successors or assigns will be brought and determined only in (a) the Bankruptcy Court and any federal court to which an appeal from the Bankruptcy Court may be validly taken or (b) if the Bankruptcy Court is unwilling or unable to hear such Action, in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the state of Delaware) ((a) and (b), the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any Action relating thereto except in the Chosen Courts, other than Actions in any court of competent jurisdiction to enforce any Order, decree or award rendered by any Chosen Court, and no Party will file a motion to dismiss any Action filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Courts, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such Action. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any Party to this agreement to serve process in any other manner permitted by Law.

10.14.      Governing Law; Waiver of Jury Trial .

(a)            Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and any Action that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER (WHETHER BEFORE, ON OR FOLLOWING THE CLOSING) AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 10.14(b) SHALL NOT APPLY TO ANY CLAIMS THAT PURCHASER OR ITS AFFILIATES MAY HAVE AGAINST ANY THIRD PARTY FOLLOWING THE CLOSING.

10.15.      Counterparts and PDF . This Agreement and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party hereto or thereto, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement or any agreement or instrument contemplated hereby, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature. At the request of any party or pursuant to any such Contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of .PDF or other electronic transmission as a defense to the formation of a Contract and each such party forever waives any such defense.

10.16.      Publicity . The Company shall not and shall cause its Subsidiaries not to, and Purchaser shall not, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of Purchaser or the Company, disclosure is required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or the Company lists securities; provided that the Party intending to make such release shall use its reasonable best efforts to consult in advance with the other Parties with respect to the form and text thereof (and will consider in good faith all reasonable comments of the other Parties thereto).

10.17.      Bulk Sales Laws . The Parties intend that pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Acquired Assets shall be free and clear of any Encumbrances (other than Permitted Encumbrances) in the Acquired Assets including any liens or claims arising out of the bulk transfer laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement and any other agreement contemplated hereby; provided that nothing in this Section 10.17 shall be deemed to expand, transfer, shift or otherwise alter any Party’s obligations with respect to Assumed Liabilities and/or Excluded Liabilities.

10.18.      No Solicitation . This Agreement and the transactions contemplated herein and therein are the product of negotiations among the Parties.  Notwithstanding anything herein to the contrary, this Agreement is not, and shall not be deemed to be, (a) a solicitation of votes for the acceptance of any plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise or (b) an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act or the Exchange Act and none of the Company, the other Sellers, nor their Subsidiaries will solicit acceptances of a plan from any party until such party has been provided with copies of a disclosure statement containing adequate information as required by section 1125 of the Bankruptcy Code.

Article XI

Additional Definitions and Interpretive Matters

11.1.        Certain Definitions .

(a)            “Action” means any action, claim (including a counterclaim, cross-claim, or defense), complaint, grievance, summons, suit, litigation, arbitration, mediation, audit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, of any kind whatsoever, regardless of the legal theory under which Liability, if any, or obligation may be sought to be imposed, whether sounding in Contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

(b)            “Advisors” means, with respect to any Person, any directors, officers, employees, investment bankers, financial or other professional advisors, accountants, agents, attorneys, consultants, or other representatives of such Person.

(c)            “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

(d)            “Akorn Luxembourg” means Akorn International S.à r.l, a limited liability company, organized under the laws of Luxembourg, with registered office and business address at 15, Rue Edward Steichen, 4th Floor, L-2540 Luxembourg, company registration number B188609.

(e)            “Alternative Transaction” means any transaction (or series of transaction), whether direct or indirect, concerning a sale, merger, acquisition, issuance, financing, recapitalization, reorganization, liquidation or disposition of any Seller or any portion of the equity interests or any material portion of the assets thereof (in any form of transaction, whether by merger, sale of assets or equity or otherwise).

(f)            “Anti-Corruption Laws” means all anti-corruption Laws applicable to the Company, including the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), and any other applicable anti-bribery or anti-corruption Law (including any Laws relating to the making of any unlawful payment to any foreign or domestic government official), including any rules, regulations and guidance promulgated under any of the foregoing that prohibit bribery, corruption, or substantially similar conduct.

(g)            “Anti-Money Laundering Laws” means all anti-money laundering laws applicable to the Company, including 18 U.S.C. §§ 1956 and 1957.

(h)            “Assumed Taxes” means (i) Purchaser’s share of Transfer Taxes, as determined in accordance with Section 9.1, (ii) Purchaser’s share of Apportioned Obligations, as determined in accordance with Section 9.4(b), and (iii) Taxes relating to any Tax period beginning after the Closing Date.

(i)            “Auction” shall have the meaning ascribed to such term in the Bidding Procedures Order.

(j)            “Avoidance Actions” means any and all avoidance, recovery, subordination or other claims, actions, or remedies which any of the “Debtors” under the Bankruptcy Case, the debtors in possession, the “Estates” under the Bankruptcy Case, or other appropriate parties in interest have asserted or may assert under Sections 502, 510, 542, 544, 545, or 547 through 553 of the Bankruptcy Code or under similar or related state or federal statutes and common law.

(k)            “Bidding Procedures Order” means an Order substantially in the form attached hereto as Exhibit D.

(l)            “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York are authorized or required by Law to be closed.

(m)            “Cash and Cash Equivalents” means all of the Company’s cash (including petty cash and checks received prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper, security entitlements, securities accounts, commodity Contracts, commodity accounts, government securities and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held.

(n)            “Code” means the United States Internal Revenue Code of 1986, as amended.

(o)            “Company Exclusively Licensed Intellectual Property” means all Intellectual Property exclusively licensed or purported to be exclusively licensed to the Company or any of its Subsidiaries.

(p)            “Company Licensed Intellectual Property” means all Company Exclusively Licensed Intellectual Property and all Intellectual Property that is non-exclusively licensed or purported to be non-exclusively licensed to the Company or any of its Subsidiaries.

(q)            “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(r)            “Company SEC Documents” means Company’s Annual Report on Forms 10-K or 10-K/A and the Company’s Quarterly Report on Form 10-Q, in each case, filed by the Company with the SEC pursuant to the Securities Act since January 1, 2019.

(s)            “Consent” means any approval, consent, ratification, permission, waiver or authorization, or an Order of the Bankruptcy Court that deems or renders unnecessary the same.

(t)            “Contract” means any written or oral contract, purchase order, service order, sales order, indenture, note, bond, lease, sublease, mortgage, agreement, guarantee, license or other agreement, arrangement, instrument or commitment, in each case that is binding upon a Person.

(u)            “DEA” means the United States Drug Enforcement Administration.

(v)            “DIP Credit Agreement” means the Senior Secured Super-Priority Term Loan Debtor-In-Possession Loan Agreement, dated as of the date hereof, among the Company, the other Loan Parties party thereto, the Lenders party thereto, and Wilmington Savings Fund Society, FSB, as Administrative Agent.

(w)            “DIP Lenders” means the parties identified as Lenders under the DIP Credit Agreement.

(x)            “Documents” means all of the Company’s and its Subsidiaries’ current or historical written files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, plans, operating records, safety and environmental reports, data, studies, and documents, Tax Returns, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, research material, technical documentation (design specifications, engineering information, test results, maintenance schedules, functional requirements, operating instructions, logic manuals, processes, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), consulting materials, opinions and other documents commissioned by or on behalf of the Company or its Subsidiaries, development, quality control, quality assurance, regulatory, pharmacovigilance records and other regulatory documents, all personnel and employment records for the Transferred Employees or any individual independent contractors of the Company or its Subsidiaries, and other books and records of Sellers, in each case whether or not in electronic form.

(y)            “Encumbrance” means any lien (as defined in Section 101(37) of the Bankruptcy Code), encumbrance, claim (as defined in Section 101(5) of the Bankruptcy Code), license, charge, mortgage, deed of trust, option, pledge, security interest, restriction or similar interests, title defects, hypothecations, easements, rights of way, encroachments, Orders, conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use or other encumbrance of any kind.

(z)            “Environmental Laws” means all applicable Laws concerning pollution or protection of the environment or concerning public or worker health or safety (with respect to exposure to Hazardous Substances), including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, control, or cleanup of any Hazardous Substances. For the avoidance of doubt, Environmental Laws shall not cover communicable diseases, such as the “Coronavirus” or “COVID-19”.

(aa)      “Equipment” means any and all equipment, computers, machinery, furniture, spare parts, furnishings, fixtures, office supplies, supply inventory, vehicles and all other fixed assets.

(bb)      “ERISA” means the Employee Retirement Income Security Act of 1974.

(cc)      “Exchange Act” means the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(dd)      “Excluded Bank Accounts” means those certain bank accounts of Sellers that are set forth on Schedule 1.1(t).

(ee)      “Excluded Cash” means any Cash and Cash Equivalents expressly set forth on Schedule 1.1(a) or designated pursuant to Section 2.1(a).

(ff)      “Excluded Confidentiality Arrangements” means those certain non-disclosure, confidentiality, and similar arrangements with (or for the benefit of) employees and agents of Sellers or with third parties that are set forth on Schedule 1.1(q).

(gg)      “FDA” means the United States Food and Drug Administration.

(hh)      “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Bankruptcy Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (ii) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Code, may be filed relating to such order, shall not cause an order not to be a Final Order.

(ii)            “Financing Order” means, as applicable, the interim and final Orders of the Bankruptcy Court, “(I) Authorizing the Debtors (A) to Obtain Postpetition Financing and (B) to Utilize Cash Collateral, (II) Granting Adequate Protection to Prepetition Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling A Final Hearing, and (V) Granting Related Relief,” in the Bankruptcy Case, setting forth the terms of Sellers’ debtor-in-possession financing, which shall be consistent with the DIP Credit Agreement.

(jj)      “Fraud” means a (i) a false representation of material fact, (A) in the making of any representation or warranty by Sellers in Article III or any certificate delivered by Sellers pursuant to Section 2.3(f) or (B) with respect to the making of any representation or warranty of Purchaser in Article IV; (ii) made with knowledge or belief that such representation is false; (iii) with an intention to deceive or mislead the party to whom such representation is made to act or refrain from acting; and (iv) causing that party, in reliance upon such false representation, to take or refrain from taking action, that if taken together satisfy the requirements for establishing common law fraud under Delaware Law (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

(kk)      “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(ll)      “Governmental Authorization” means any permit, license, franchise, certificate, approval, application, registration, drug listing, consent, permission, clearance, waiver, notification, designation, registration, certification, making, exemption, variance, order, tariff, rate schedule, qualification authorization or Product Registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, including any Health Care Law.

(mm)      “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory or self-regulatory body, board, bureau, authority agency or political subdivision thereof of any nature, whether supranational, international, foreign, federal, state, local, provincial, territorial, county or municipal, or any agency, branch, department, official, entity, instrumentality or authority thereof, or any court, arbitrator, judicial body or tribunal (whether public or private).

(nn)      “Hazardous Substance” means any substance, material or waste defined, listed, regulated or characterized as “toxic,” “hazardous,” a “pollutant” or a “contaminant” under or pursuant to any Environmental Laws or which could form the basis of any liability under Environmental Laws because of its dangerous or deleterious properties or characteristics, including petroleum and its by-products, asbestos, polychlorinated biphenyls, per- and polyfluoralkyl substances, explosives, radioactive materials, and solid wastes that pose imminent and substantial endangerment to health or the environment. For the avoidance of doubt, Hazardous Substances shall not cover communicable diseases, such as the “Coronavirus” or “COVID-19”.

(oo)            “Health Care Laws” include, but are not limited to the following: the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) (“FDCA”); the Prescription Drug Marketing Act, as amended by the Prescription Drug Amendments of 1992 (21 U.S.C. § 331 et seq.); the Public Health Service Act (42 U.S.C. § 201 et seq.), including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a); the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the criminal False Claims Act (18 U.S.C. § 287); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the exclusion laws (42 U.S.C. § 1320a-7); the Medicare statutes (Title XVIII of the Social Security Act); the Medicaid statutes (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); any regulations or guidance promulgated or issued pursuant to such laws; and any other state, federal or ex-U.S. laws, accreditation standards, or regulations governing the classification, design, research, investigation, development, approval, manufacturing, safety surveillance, testing, packaging, labeling, advertising, marketing, storage, import, export, promotion, distribution, or sale of Products, kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care, clinical laboratory or diagnostic products or services, to the extent applicable to the Company or its Subsidiaries.

(pp)      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

(qq)      “India Company” means Akorn India Private Limited.

(rr)      “Intellectual Property” means any and all intellectual property of every kind, arising under the Laws of the United States or any other jurisdiction, including all of the following: (i) patents, patent applications and patent disclosures; (ii) trademarks and service marks (registered and unregistered), trade dress, trade names, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights (registered and unregistered); (iv) registrations and applications for any of the foregoing; (v) trade secrets, know-how, inventions, methods, processes, formulae, research and development information, technology, product roadmaps, customer lists and any other information or any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; (vi) computer software; (vii) drawings, schematics and other technical plans; and (viii) all other intellectual property, proprietary or industrial property rights of any kind or nature.

(ss)      “International Trade Laws” means all applicable United States laws, regulations, and orders pertaining to trade and economic sanctions and export controls, including, such laws, regulations, and orders administered and enforced by the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State including the sanctions administered and enforced by the Office of Foreign Assets Control, the United States Export Administration Act of 1979, as amended, and the Export Control Reform Act of 2018, and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; the anti-boycott regulations, guidelines and reporting requirements under the Export Administration Regulations and Section 999 of the Code; and all comparable applicable economic sanctions and export laws outside the United States for each country where the Company and its Subsidiaries, or their agents and representatives on behalf of the Company and its Subsidiaries, conduct business.

(tt)      “Inventory” means all inventory (including active pharmaceutical ingredients, finished goods, supplies, raw materials, work in progress, spare, replacement and component parts) maintained or held by, stored by or on behalf of, or in transit to, any of Sellers or Acquired Subsidiaries, whether for sale or non-commercial use (e.g., validation) or otherwise, together with any interests therein, including (x) being held by customers pursuant to consignment arrangements or (y) being held by suppliers or vendors under tolling or similar arrangements.

(uu)      “ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended, and the rules and regulations promulgated thereunder.

(vv)      “Knowledge of Sellers” means the actual knowledge of Duane Portwood, Joseph Bonaccorsi, and Jennifer Bowles, after reasonable investigation of their direct reports with respect to the applicable subject matter.

(ww)      “Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, determination, decision, opinion or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body anywhere in the world.

(xx)            “Leasehold Improvements” means all buildings, structures, improvements and fixtures which are owned by a Seller and located on any Leased Real Property, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the lease for such Leased Real Property.

(yy)      “Lenders” has the meaning set forth in the Loan Agreement.

(zz)      “Liability” means, as to any Person, any debt, adverse claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed.

(aaa)      “Loan Agreement” means that certain Loan Agreement, dated as of April 17, 2014, between the Company, the other loan parties, the lenders and Wilmington Savings Fund Society, FSB as administrative agent, as amended by the Standstill Agreement, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(bbb)      “Loan Agreement Indebtedness” means all Prepetition Obligations outstanding as of the date hereof under the Loan Agreement and the other Loan Documents, including all interest due and owing thereunder and all accrued and unpaid fees and expenses.

(ccc)      “Loan Documents” has the meaning set forth in the Loan Agreement.

(ddd)      “Material Adverse Effect” means any matter, event, change, development, occurrence, circumstance or effect (each, an “Effect”) that, individually or in the aggregate (a) has, or would reasonably be expected to have, a material adverse effect on the Acquired Assets and Assumed Liabilities, taken as a whole, or on the results of operations or condition (financial or otherwise) of the business of the Company and its Subsidiaries or (b) would reasonably be expected to impair, in any material respect, the ability of the Company and its Subsidiaries to consummate the transactions contemplated by this Agreement or the Ancillary Agreements; provided that, for purposes of clause (a), none of the following shall constitute, or be taken into account in determining whether or not there has been, a Material Adverse Effect: any Effect arising from or relating (and solely to the extent arising from or relating) to (i) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (ii) general national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices, (iii) any fire, flood, hurricane, earthquake, tornado, windstorm, or other similar calamity or similar act of God, (iv) any global or national health concern, epidemic, disease outbreak, pandemic (whether or not declared as such by any Governmental Body and including the “Coronavirus” or “COVID-19”) or any Law issued by a Governmental Body requiring business closures, quarantine or “sheltering-in-place” or similar restrictions that arise out of such health concern, epidemic, disease outbreak or pandemic (including the “Coronavirus” or “COVID-19”) or any change in such Law following the date of this Agreement, (v) general financial, banking, or securities market conditions, (vi) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of Purchaser, (vii) changes after the date hereof in GAAP, (viii) changes after the date hereof in Laws, (ix) any failure, in and of itself, of Sellers to achieve any budgets, projections, forecasts, estimates, predictions, or guidance; provided that the Effects giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect, (x) the matters set forth on Schedule 11.1(ddd), or (xi) (A) the commencement or pendency of the Bankruptcy Case; (B) any objections in the Bankruptcy Court to (1) this Agreement or any of the transactions contemplated hereby or thereby, (2) the reorganization of Sellers, (3) the Bidding Procedures Order or (4) the assumption or rejection of any Assigned Contract otherwise in compliance with this Agreement; (C) any Order of the Bankruptcy Court or any actions or omissions of Sellers or their Subsidiaries required to be taken (or not to be taken) to comply therewith; provided, however, in the case of the immediately preceding clauses (i), (ii), (iii), (iv), (v), (vii) or (viii), to the extent that the impact of any such Effect is disproportionately adverse to Sellers, the Acquired Subsidiaries, their respective business, the Acquired Assets or the Assumed Liabilities, taken as a whole, relative to other similarly situated businesses in the industry in which Sellers and the Acquired Subsidiaries operate occur or arise, then such matter, event, change, development, occurrence, circumstance or effect may be taken into account in determining whether there has been or will be, a Material Adverse Effect.

(eee)      “Order” means any award, order, injunction, order, decree, ruling, writ, assessment, judgment, decision, subpoena, mandate, precept, command, directive, consent, approval, award (including any arbitration award) or similar determination or finding entered, issued, made or rendered by any Governmental Body, including any order entered by the Bankruptcy Court in the Bankruptcy Case (including the Sale Order).

(fff)      “Ordinary Course” means the ordinary and usual course of operations of the business of the Company and its Subsidiaries consistent with past practice and taking into account the contemplation, commencement and pendency of the Bankruptcy Case; provided that any action described in Schedule 3.17(d) and taken, whether before, on or after the date of this Agreement in Sellers’ good faith business judgment, to respond to the “Coronavirus” or “COVID-19” (or the Effects thereof) shall be deemed “Ordinary Course” hereunder.

(ggg)      “Outside Back-Up Date” means the date that is forty-five (45) days after the date of the Sale Hearing.

(hhh)      “Permitted Encumbrances” means (i) statutory Encumbrances for Taxes (A) not yet due or payable or (B) that are being contested in good faith by appropriate Actions and for which adequate reserves have been established in accordance with GAAP; (ii) with respect to Owned Real Property or Leased Real Property, easements, rights of way and similar non-monetary Encumbrances (that would be disclosed by an accurate survey of the real property and otherwise affecting title to real property) which do not, individually or in the aggregate, adversely affect the use or occupancy of such Owned Real Property or Leased Real Property as it relates to the Acquired Assets; (iii) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law which are not violated by the current use or occupancy, or the current or previous use or occupancy in the Ordinary Course, of such Owned Real Property or Leased Real Property, as applicable; (iv) materialmans’, mechanics’, artisans’, shippers’, warehousemans’ or other similar common law or statutory liens incurred in the Ordinary Course and securing obligations incurred prior to the Closing Date for amounts not yet due or payable; (v) non-exclusive licenses of Intellectual Property granted in the Ordinary Course; (vi) such other Encumbrances or title exceptions as Purchaser may approve in writing in its sole discretion; (vii) any Encumbrances set forth on Schedule 11.1(hhh); and (viii) any Encumbrances that will be removed or released by operation of the Sale Order with no Liability to Purchaser or any of its Affiliates.

(iii)            “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, labor union, estate, Governmental Body or other entity or group, whether or not a legal entity.

(jjj)      “Personal Information” means any information that can be used directly or indirectly, alone or in combination with other information, to identify an individual, including name, Social Security Number or other government identifier, or credit card account information and any information defined as “personal data”, “personally identifiable information” or “personal information” under any Law relating to privacy, data security, data protection, and collection, storing, use, security, processing and transferring of Personal Information, as applicable.

(kkk)      “Post-Closing Tax Period” means all taxable periods beginning after the Closing Date and the portion beginning on the day after the Closing Date of any tax period that includes but does not end on the Closing Date.

(lll)      “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and with respect to any taxable period that includes but does not end on the Closing Date, the portion thereof ending on the Closing Date.

(mmm)      “Prepetition Obligations” shall have the meaning assigned to it in the Financing Order.

(nnn)      “Product” means each product manufactured, commercialized, developed, packaged, labeled, stored, used, marketed, imported, exported, distributed or sold by or on behalf of the business of the Company, or which the process has taken substantial steps towards manufacturing, commercializing, developing, packaging, labeling, storing, using, marketing, importing, exporting, distributing or selling, including all products that are regulated as human or animal drugs, medical devices, or other health care products under Health Care Laws, including drug and biological candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed, marketed, sold and/or distributed by the Company or any of its Subsidiaries.

(ooo)            “Product Registrations” means (i) any investigational new drug application, new drug application, abbreviated new drug application, premarket approval, 510(k) clearance, or similar regulatory application of Sellers for any Product that has been submitted to or approved by the FDA in the United States (other than withdrawn submissions or approvals) and (ii) all marketing approvals, clearances, registrations, certifications, markings, consents or other authorizations used to market the Products and granted or pending with any Governmental Body, including establishment registrations and Product listings.

(ppp)      “Purchaser Group” means Purchaser, any Affiliate of Purchaser and each of their respective Affiliates, officers, directors, employees, partners, members, managers, agents, Advisors, successors or permitted assigns; provided, however, that the definition of “Purchaser Group” shall not include Wilmington Savings Fund Society, FSB, in its capacity as Administrative Agent under the Loan Agreement or Administrative Agent under the DIP Credit Agreement or any of their respective officers, directors, employees, partners, members, managers, agents, or Advisors in their capacities as such.

(qqq)      “Registration Information” means any and all original Product Registrations, together with all Regulatory Documentation.

(rrr)      “Regulatory Documentation” means (i) all regulatory filings, underlying material data, datasets and supporting documents (including copies of all material correspondence between any of Sellers or their Affiliates and the applicable Governmental Body), material CMC data and documentation, preclinical and clinical studies and tests, (ii) any premarket approval or 510(k) clearance application or foreign equivalent, and all regulatory files related thereto, current approved packaging and any other existing files and dossiers, including the underlying data, datasets or information used to support, maintain or obtain marketing authorization, (iii) all records maintained under record keeping or reporting Laws of the FDA or any other Governmental Body, including all marketing applications, annual and safety reports, master files, FDA warning letters, FDA notices of adverse finding letters, FDA audit reports (including any responses to such reports), periodic safety update reports, complaint files, and annual product quality reviews, and (iv) the complete complaint, adverse event and medical inquiry filings with respect to any product line as required by applicable Health Care Laws, including the Product Registrations.

(sss)      “Release” means any actual or threatened spilling, leaking, pumping, pouring, releasing, emitting, emptying, discharging, injecting, escaping, dumping, disposing, depositing, dispersing, leaching or migrating of any Hazardous Substance into or through the indoor or outdoor environment.

(ttt)      “RSA” means that certain Restructuring Support Agreement, dated as of the date hereof, by and among the Sellers and the other parties thereto, as may be amended, modified, or supplemented from time to time, in accordance with its terms.

(uuu)      “Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions pursuant to the Sale Order.

(vvv)      “Sale Order” means an order of the Bankruptcy Court approving and authorizing the sale of the Acquired Assets to Purchaser substantially in the form attached as Exhibit H hereto, with such changes as may be required by the Bankruptcy Court that are in form and substance satisfactory to Purchaser and Sellers.

(www)      “Sanctioned Person” means an individual or entity that is identified on (or owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of an individual or entity identified on), the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons or Entity lists, the United Nations Security Council Sanctions List, as applicable, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, as applicable, the U.K. Consolidated List of Financial Targets, as applicable, and any other applicable list of sanctioned persons maintained by any other Governmental Body of any country where the Company and its Subsidiaries conduct business.

(xxx)            “SEC” means the U.S. Securities and Exchange Commission.

(yyy)      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(zzz)      “Seller FDA Transfer Letters” means the letters from the applicable holders of a New Drug Application or Abbreviated New Drug Application for human or animal drug products, premarket approval, or 510(k) clearance (each as defined by the FDA), duly executed, notifying the FDA of the transfer of the rights to the applicable Governmental Body New Drug Application, Abbreviated New Drug Application, premarket approval, or 510(k) clearance (each as defined by the FDA) to Purchaser. In the case of a premarket approval or 510(k) clearances, a “Seller FDA Transfer Letter” notification shall include the submission of electronic information to the FDA pursuant to 21 CFR §807.

(aaaa)      “Seller Parties” means Sellers and the Company’s Subsidiaries and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, agents, Advisors, successors or permitted assigns.

(bbbb)      “Seller Plan” means each (i)  employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) stock option, stock purchase, stock appreciation right or other equity or equity-based plan, program, policy, Contract, agreement or other arrangement, (iii)  employment, individual consulting, severance, retention, change in control or other similar plan, program, policy, Contract, agreement or other arrangement or (iv)  bonus, incentive, deferred compensation, profit-sharing, retirement, post- termination health or welfare, vacation, severance or termination pay, fringe or other compensation or benefit plan, program, policy, Contract, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has any Liability.

(cccc)      “Standstill Agreement” means that certain Standstill Agreement, dated as May 6, 2019, by and among the Company, certain loan parties under the Loan Agreement, certain other lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended by the First Amendment, dated as of December 13, 2019, and the Second Amendment, dated as of February 12, 2020, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(dddd)      “Straddle Period” means any Tax period beginning before, and ending after, the Closing.

(eeee)      “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

(ffff)      “Swiss Company” means Akorn AG, a Swiss share corporation (Aktiengesellschaft), organized under the laws of Switzerland, with registered office in and business address at Riethofstrasse 1, 8842 Hettlingen, Switzerland, Swiss company registration number CHE-110.060.866.

(gggg)      “Tax” or “Taxes” means any federal, state, local, or foreign tax or other duty, fee, assessment or other charge in the nature of taxes of any kind whatsoever (whether imposed directly or through withholding and whether or not disputed) including income, gross receipts, capital, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, inventory, license, payroll, employment, social security, severance, intangibles, environmental, customs duties, stamp, excise, occupation, sales, use, transfer, value added, import, export, alternative minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts with respect thereto (or attributable to the nonpayment thereof).

(hhhh)      “Tax Return” means any return, declaration, estimate, claim for refund, report, statement or information return relating to Taxes filed or required to be filed with a Governmental Body, including any schedule or attachment thereto, and including any amendments thereof.

(iiii)      “U.S. Antitrust Laws” means any of the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, and any other United States federal or state Law, Orders, or administrative or judicial doctrines that are designed to prohibit, restrict or regulate mergers and acquisitions and/or actions having the purpose or effect of lessening competition, monopolization or restraining trade.

(jjjj)      “United States Seller Plan” means each Seller Plan maintained with respect to the Company and its Subsidiaries other than any Non-Debtor Subsidiary.

(kkkk)      “Willful Breach” means a material breach of this Agreement that is a consequence of an act or failure to act with the actual knowledge that the taking of the act or failure to act would result in a material breach of this Agreement.

(llll)      “Wind-Down Budget” means the wind-down budget, substantially in the form attached hereto as Exhibit G and otherwise in form and substance satisfactory to Purchaser.

11.2.        Index of Defined Terms.

Acquired Assets	1	Closing	13

Acquired Avoidance Actions	4	Closing Date	13

Acquired Leased Real Property	2	Code	83

Acquired Leases	13	Company	1

Acquired Owned Real Property	2	Company Exclusively Licensed Intellectual Property	83

Acquired Subsidiaries	3	Company Licensed Intellectual Property	83

Action	82	Company Owned Intellectual Property	83

Advisors	82	Company SEC Documents	83

Affiliate	82	Consent	83

Agreement	1	Contract	84

Akorn Luxembourg	82	Credit Bid Amount	12

Allocation	71	Credit Bid Portion	12

Allocation Methodology	71	Cure Costs	6

Alternative Transaction	82	Dataroom	40

Ancillary Agreement	16	DEA	84

Anti-Corruption Laws	82	Designated Purchaser	77

Anti-Money Laundering Laws	82	DIP Credit Agreement	84

Apportioned Obligations	72	Direction Letter	42

Assigned Contracts	2	Documents	84

Assignment and Assumption Agreement	13	Effect	88

Assignment and Assumption of Lease	13	Employees	53

Assumed Benefit Plans	7	Encumbrance	84

Assumed Liabilities	6	Enforceability Exceptions	16

Assumed Taxes	82	Environmental Laws	84

Auction	83	Environmental Permits	26

Avoidance Actions	83	Equipment	84

Backup Bidder	44	ERISA	85

Bankruptcy Case	1	Exchange Act	85

Bankruptcy Code	1	Excluded Assets	4

Bankruptcy Court	1	Excluded Bank Accounts	85

Bidding Procedures Motion	43	Excluded Cash	85

Bidding Procedures Order	83	Excluded Confidentiality Arrangements	85

Business Day	83	Excluded Contracts	4

Cash and Cash Equivalents	83	Excluded Liabilities	7

Chosen Courts	79	Excluded Subsidiaries	5

Express Representations	40	Owned Real Property	19

FDA	85	Parties	1

FDA Ethics Policy	36	Party	1

FDCA	86	Permits	24

Filed SEC Documents	15	Permitted Encumbrances	90

Final Order	85	Person	90

Financing Order	85	Personal Information	90

Foreign Competition Laws	16	Petitions	1

Fraud	85	Post-Closing Tax Period	90

G Reorganization	73	Pre-Closing Tax Period	90

G Reorganization Election	73	Prepetition Obligations	90

GAAP	86	Product	90

Governmental Authorization	86	Product Registrations	91

Governmental Body	86	Projections	62

Hazardous Substance	86	Purchase Price	12

Health Care Laws	86	Purchaser	1

HSR Act	87	Purchaser Group	91

Indebtedness	47	Purchaser Plans	54

India Company	87	Registration Information	91

Information Presentation	40	Regulatory Documentation	91

Intellectual Property	87	Release	91

International Trade Laws	87	Retained Privileged Materials	5

Inventory	87	RSA	92

ISRA	88	Safety Notices	36

Knowledge of Sellers	88	Sale Hearing	92

L5	74	Sale Order	92

Law	88	Sanctioned Person	92

Leased Real Property	20	Schedules	15

Leasehold Improvements	88	SEC	92

Leases	20	Securities Act	92

Lenders	88	Seller	1

Liability	88	Seller FDA Transfer Letters	92

Loan Agreement	88	Seller Fundamental Representations	67

Loan Agreement Indebtedness	88	Seller Parties	92

Loan Documents	88	Seller Plan	92

LSRP	56	Seller Sufficiency Representations	67

Material Adverse Effect	88	Sellers	1

Material Contract	22	Standstill Agreement	93

Material Customers	34	Straddle Period	93

Material Suppliers	34	Straddle Period Taxes	73

Non-Debtor Subsidiaries	17	Subsidiaries	93

Order	89	Subsidiary	93

Ordinary Course	89	Successful Bidder	44

Outside Back-Up Date	90	Swiss Company	93

Outside Date	69	Swiss Employees	55

		Systems	28

Tax	93	U.S. Antitrust Laws	93

Tax Elections	73	United States Seller Plan	94

Tax Forms	73	Updated Schedules	60

Tax Return	93	WARN Act	55

Taxes	93	Willful Breach	94

Transfer Offer	53	Wind-Down Adjustment Amount	13

Transfer Taxes	71	Wind-Down Amount	12

Transferred Employees	53	Wind-Down Budget	94

11.3.            Rules of Interpretation

. Unless otherwise expressly provided in this Agreement, the following will apply to this Agreement, the Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.

(a)            Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP consistently applied. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)            The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(c)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(d)            The words “to the extent” shall mean “the degree by which” and not “if.”

(e)            When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end at 11:59 p.m. New York time on the next succeeding Business Day.

(f)            Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(g)            The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

(h)            All references to “$” and dollars will be deemed to refer to United States currency.

(i)            All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable.

(j)            Any document or item will be deemed “delivered,” “provided” or “made available” by the Company, within the meaning of this Agreement if such document or item is included in the Dataroom and accessible by Purchaser and all of its representatives with access to the Dataroom by 5:00 p.m. New York time on the date that is two (2) Business Days prior to the date of this Agreement.

(k)            Any reference to any agreement, Contract or instrument will be a reference to such agreement, Contract or instrument, as amended, modified, supplemented or waived in accordance with its terms and, if applicable, the terms hereof.

(l)            Any reference to any particular Code section or any Law will be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of determining whether such violation or non-compliance or alleged violation or non-compliance has occurred.

(m)            A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(n)            References to “written” or “in writing” include in electronic form.

[Signature page(s) follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

AKORN HOLDINGS TOPCO LLC

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Authorized Person

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

AKORN, INC.

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Executive Vice President, General Counsel and Secretary

VPI HOLDINGS CORP.

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

AKORN ANIMAL HEALTH, INC.

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

AKORN OPHTHALMICS, INC.

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

ADVANCED VISION RESEARCH, INC.

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

Signature Page to Asset Purchase Agreement

AKORN SALES, INC.

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

HI-TECH PHARMACAL CO., INC.

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

AKORN (NEW JERSEY), INC.

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

OAK PHARMACEUTICALS, INC.

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

10 EDISON STREET LLC

By: Hi-Tech Pharmacal Co., Inc.
Its: Sole Member

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

Signature Page to Asset Purchase Agreement

VPI HOLDINGS SUB, LLC

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

VERSAPHARM INCORPORATED

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

INSPIRE PHARMACEUTICALS INC.

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

OLTA PHARMACEUTICALS CORP.

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

COVENANT PHARMA, INC.

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

CLOVER PHARMACEUTICALS CORP.

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

Signature Page to Asset Purchase Agreement

13 EDISON STREET LLC

By: Hi-Tech Pharmacal Co., Inc.
Its: Sole Member

By:	/s/ Joseph Bonaccorsi
Name:	Joseph Bonaccorsi
Title:	Secretary

Signature Page to Asset Purchase Agreement

The following Exhibits and Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Akorn, Inc. agrees to furnish a supplemental copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission upon request.

Exhibit A: Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit B: Form of Patent Assignment Agreement

Exhibit C: Form of Trademark Assignment Agreement

Exhibit D: Form of Bidding Procedures Order

Exhibit E: Form of Special Warranty Deed

Exhibit F: Form of Assignment of Assumption of Lease

Exhibit G: Wind-Down Budget

Exhibit H: Form of Sale Order

Schedule 1.1: Purchase and Sale of Acquired Assets

Schedule 1.2: Excluded Assets

Schedule 1.3: Assumptions of Certain Liabilities

Schedule 1.4: Excluded Liabilities

Schedule 1.5: Assumption/Rejection of Certain Contracts

Schedule 3.1: Organization and Qualification

Schedule 3.3: Conflicts; Consents

Schedule 3.4: Equity Interests of Non-Debtor Subsidiaries

Schedule 3.5: Financial Statements; Internal Controls; SEC Reports

Schedule 3.6: Real Property

Schedule 3.8: Insurance

Schedule 3.9: Contracts

Schedule 3.10: Litigation

Schedule 3.11: Permits; Compliance with Laws

Schedule 3.13: Environmental Matters

Schedule 3.14: Intellectual Property

Schedule 3.15: Tax Matters

Schedule 3.16: Seller Plans

Schedule 3.17: Employees

Schedule 3.18: Affiliate Transactions

Schedule 3.20: Inventory

Schedule 3.21: Customers and Suppliers

Schedule 3.22: Product Liability

Schedule 3.23: Health Care Regulatory Matters

Schedule 3.24: Absence of Changes

Schedule 3.25: Bank Accounts

Schedule 4.3: Conflicts; Consents

Schedule 4.6: Credit Bid

Schedule 6.1: Conduct of Business of Sellers

Schedule 6.3: Employee Matters

Schedule 6.4: Regulatory Approvals

Schedule 6.5: Antitrust Notification

Schedule 6.6: Reasonable Efforts

Schedule 6.14: Change of Name

Schedule 7.1: Conditions Precedent to the Obligations of Purchaser and Sellers

Schedule 7.2: Required Consents

Schedule 11.1: Definitions